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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) w

of the Securities Exchange Act of 1934

Amendment No. 2

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☑ Preliminary Proxy Statement
☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

STILLWATER MINING COMPANY

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common Stock, par value $0.01 per share

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

As filed with the Commission on March 27, 2003.

Stillwater Mining Company

536 East Pike Avenue
P.O. Box 1330
Columbus, Montana 59019

[ ], 2003

Dear Stockholder:

      You are cordially invited to attend a special meeting of stockholders of Stillwater Mining Company to be held on [                    ], 2003 at 10:00 a.m. (Mountain Time) at the [place]. At the special meeting, we will ask you to consider and vote upon a proposal to approve and adopt the Stock Purchase Agreement that we entered into on November 20, 2002 with MMC Norilsk Nickel and Norimet Limited, including the issuance of 45,463,222 new shares of our common stock to Norimet.

      Norilsk Nickel, a Russian publicly-traded company, is the leading metal producer in Russia and one of the leading metal producers worldwide. Norimet, a wholly-owned London-based subsidiary of Norilsk Nickel, distributes Norilsk Nickel’s metals internationally.

      If the Stock Purchase Agreement is approved and adopted and the sale of shares is completed, Norimet will acquire 45,463,222 newly-issued shares of the Company’s common stock, which will constitute 51% of our outstanding shares immediately following the purchase. The Company will receive consideration from Norimet comprised of approximately $100 million in cash and approximately 877,000 ounces of palladium. The aggregate value of the consideration was $341 million as of November 19, 2002, the last trading day before the Stock Purchase Agreement was signed and $[          ] as of                     , 2003. The aggregate per share consideration was valued at $7.50 and [     ], as of November 19, 2002 and [          , 2003], respectively. The consideration does not represent a premium to the November 19, 2002 closing price of $7.49 per share. The common stock was trading at $          per share on                               , 2003. We expect to sell the palladium received from Norimet from time to time pursuant to new long-term contracts, depending on market conditions, and realize the cash proceeds, 50% of which must be used to reduce bank debt.

      As further described in the enclosed proxy statement, if our stock price remains below $7.50 per share for 15 consecutive trading days following the closing of the Norilsk Nickel transaction and certain other conditions are met, Norimet will conduct a cash tender offer for up to 4,350,000 outstanding shares at a price of $7.50 per share. A successful tender offer would increase Norimet’s ownership to approximately 56% of the then outstanding shares. The Company will continue as a publicly traded company following the closing.

      After the Closing, Norimet will own a majority of our common stock and will generally be able to control the outcome of most stockholder votes, subject to a Stockholders Agreement to be entered into among the parties. The Stockholders Agreement requires that our Board of Directors be composed of a majority of independent directors (including three independent “public” directors not nominated by Norimet) and that a majority of these “public” directors approve certain matters in which Norilsk Nickel may have a conflict of interest.

      Working with our financial advisor, J.P. Morgan Securities Inc., we have thoroughly considered our available financial and third party alternatives over the past year. We have also held discussions with leading mining companies based in the United States and abroad. For the reasons discussed in the proxy statement, the Company is not currently aware of any other strategic alternative available to it if the Norilsk Nickel transaction is not consummated. In view of the Company’s substantial debt level, the current low-price environment for palladium and certain production issues faced by the Company, your Board of Directors believes that the Company would have difficulty continuing as an independent entity without additional financing. The Norilsk Nickel transaction would provide the Company with much needed capital (which the Company believes is not otherwise available), the opportunity to reduce its debt and the ability to refocus its operations with a view to cost-effective, profitable mining and marketing activities.

      Your Board of Directors has carefully considered the Stock Purchase Agreement and has determined that its terms, including the issuance of shares to Norimet, are fair to and in the best interests of Stillwater’s stockholders. We unanimously recommend that you vote for the approval and adoption of the Stock Purchase Agreement.

      Your vote is very important. We cannot complete the issuance of shares to Norimet unless the Stock Purchase Agreement is approved and adopted by holders of a majority of shares present at the special meeting. Whether or not you plan to attend the special meeting, we recommend that you complete, sign, date and return the enclosed proxy card to ensure that your shares are represented at the special meeting.

      The enclosed proxy statement and its exhibits provide you with detailed information about the proposed transaction and related matters. We urge you to read these documents carefully. If you have any questions about the transaction, please call our proxy solicitors, MacKenzie Partners, toll-free at 1-800-322-2885.

      On behalf of your Board of Directors, I thank you for your support and appreciate your consideration of this matter.

Very truly yours,

Francis R. McAllister
Chairman of the Board and Chief Executive Officer

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL AND ADOPTION OF THE STOCK PURCHASE AGREEMENT AT THE SPECIAL MEETING.

Stillwater Mining Company

536 East Pike Avenue
P.O. Box 1330
Columbus, Montana 59019

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

      Notice is hereby given that a special meeting of stockholders of Stillwater Mining Company, a Delaware corporation (the “Company”), will be held on [                    ], 2003 at 10:00 a.m. (Mountain Time) at [place].

      The purposes of the special meeting are:

1. To consider and vote on a proposal to approve and adopt the Stock Purchase Agreement, dated November 20, 2002, by and among the Company, MMC Norilsk Nickel and Norimet Limited under which, among other things, the Company will issue 45,463,222 new shares of common stock to Norimet in exchange for $100,000,540 in cash and approximately 877,000 ounces of palladium, as described in the accompanying proxy statement; and

2. To consider and take action upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

      Only holders of record of shares of the Company’s common stock at the close of business on                     , 2003 will be entitled to vote at the meeting or any adjournment or postponement thereof.

By Order of the Board of Directors,

John R. Stark
Vice President, Secretary and General Counsel

SUMMARY
The Parties
The Special Meeting
Background of and Reasons for the Transaction
Stock Purchase
Delivery of Palladium
Tender Offer
Approvals and Consents
Stockholders Agreement
Platinum Group Metals Agreement
Recommendation of the Board
Opinion of J.P. Morgan Securities Inc.
Interests of Certain Persons
Conditions to the Transaction
No Solicitation
Termination of the Stock Purchase Agreement
QUESTIONS AND ANSWERS
RISK FACTORS
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
SPECIAL MEETING OF THE COMPANY’S STOCKHOLDERS
Date, Time and Place
Solicitation
Voting Rights
Voting
Revocability of Proxies
Accountants
THE BOARD’S CONSIDERATION OF THE STOCK PURCHASE AGREEMENT
Background of the Transaction
Reasons for the Board’s Recommendation; Factors Considered
Opinion of Financial Advisor
Summary of Financial Analysis
Stock Price Performance
Certain Regulatory and Other Approvals and Filings
Interests of Certain Persons
Material United States Federal Income Tax Consequences in Connection with the Transaction
THE STOCK PURCHASE AGREEMENT
Stock Purchase
Delivery of Palladium
Closing
Use of Proceeds
Tender Offer
Closing Conditions
Representations and Warranties
Survival of Representations and Warranties
Conduct of the Company Prior to the Closing
Access to Business
No Solicitation
Credit Agreement
Covenants of Norimet and Norilsk Nickel
Efforts
Regulatory Approvals
Insurance
Operations following the Closing
Certificate of Incorporation and By-Laws
2003 Annual Meeting of Stockholders
PGM Agreement
Termination
Termination Fee
Indemnification
Transfer Taxes
Rights Agreement Amendment; Delaware Law
Registration Rights Agreement
Confidentiality Agreements
THE STOCKHOLDERS AGREEMENT
Independence Requirements
Board Composition; Norimet Directors and Public Directors
Related Party Transactions
Committees
Other Corporate Governance Provisions
Standstill Provisions
Restrictions on Transfer
Norimet and Norilsk Nickel Actions
THE PARTIES
The Company
MMC Norilsk Nickel
Norimet Limited
NORIMET DESIGNEES TO THE BOARD OF DIRECTORS
SUMMARY FINANCIAL INFORMATION OF THE COMPANY
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
STOCKHOLDER PROPOSALS
WHERE YOU CAN FIND MORE INFORMATION

i

EXHIBITS

Exhibit A — Stock Purchase Agreement	A-1
Exhibit B — Opinion of J.P. Morgan Securities Inc.	B-1
Exhibit C — Form of Stockholders Agreement	C-1

ii

SUMMARY

      This summary, together with the question and answer section, highlights important information discussed in greater detail elsewhere in this proxy statement. This summary may not contain all of the information you should consider before voting on the Stock Purchase Agreement, including the issuance of Shares to Norimet. We recommend that you carefully read this entire proxy statement and all of its exhibits before voting on whether to approve and adopt the Stock Purchase Agreement, including the issuance of Shares to Norimet. You may also refer to “Where You Can Find More Information” on page 73 for additional information about the Company.

      This proxy statement is dated [                    ], 2003 and is being first mailed to stockholders on or about [                    ], 2003.

      All information contained in this proxy statement with respect to Norimet or Norilsk Nickel was provided to the Company by Norilsk Nickel.

The Parties

Stillwater Mining Company
536 East Pike Avenue
Columbus, Montana 59019

      Stillwater Mining Company, a Delaware corporation (the “Company”), is the only U.S. producer of palladium and platinum and is the largest primary producer of platinum group metals (“PGMs”) outside of South Africa and Russia. The Company was incorporated in 1992 and is based in Columbus, Montana. The Company mines, processes and refines PGMs from a geological formation in southern Montana known as the J-M Reef. The J-M Reef is the only known significant source of PGMs outside South Africa and Russia. The J-M Reef is an extensive mineralized zone containing PGMs which have been traced over a strike length of approximately 28 miles. See “The Parties — The Company” on page 58.

MMC Norilsk Nickel

Usadba Center
22, Voznesensky per.
Moscow, Russia 103009

      MMC Norilsk Nickel, a Russian publicly traded company (“Norilsk Nickel”), is one of the leading global metal producers.

      Norilsk Nickel is the world’s largest producer of nickel and palladium. It is a significant producer of platinum, gold, copper and cobalt. Norilsk Nickel also produces other precious metals, selenium, tellurium, and other materials. It recently acquired ZAO Polyus, Russia’s largest gold producer. The Company’s principal production facilities are located in the Krasnoyarsk and Murmansk regions in Russia. Norilsk Nickel is one of the 10 largest companies in Russia. Its market capitalization as of March 14, 2003 was over U.S. $5.6 billion. See “The Parties — MMC Norilsk Nickel” on page 58.

Norimet Limited
Cassini House, 6th Floor
57 St. James Street
London SW1A 1LD

      Norimet Limited (“Norimet”) is an indirect wholly-owned subsidiary of Norilsk Nickel based in London, England. Norimet distributes Norilsk Nickel’s metals internationally. Norimet primarily distributes nickel and copper, but also deals in platinum, palladium (in ingot and sponge form), rhodium and the wide range of chemicals produced from PGMs (solutions, salts and alloys). Norimet’s 2001 revenues were $1.98 billion. See “The Parties — Norimet Limited” on page 67.

The Special Meeting

•	Date, Time and Place. The special meeting (the “Meeting”) of the Company’s stockholders will be held on [ ], 2003 at 10:00 a.m. (Mountain Time) at [place].

•	Proposal. At the Meeting, the Company’s stockholders will vote on approval and adoption of the Stock Purchase Agreement, including the issuance of 45,463,222 new shares (the “Shares”) of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”), to Norimet in exchange for $100,000,540 in cash and approximately 877,000 ounces of palladium.

•	Record Date. The record date for determining the stockholders entitled to vote at the Meeting is [ ], 2003. On the record date, [43,335,416] shares of Common Stock were outstanding and entitled to vote on the proposal to approve and adopt the Stock Purchase Agreement, including the issuance of Shares to Norimet.

•	Vote Required. If a quorum is present at the Meeting, under the rules of the New York Stock Exchange (“NYSE”) and the Company’s by-laws, as amended, in order for the Company to proceed with the Norilsk Nickel transaction, the holders of a majority of the shares of Common Stock present at the Meeting must vote “FOR” the approval and adoption of the Stock Purchase Agreement, including the issuance of Shares to Norimet. Each share of Common Stock outstanding on the record date entitles its holder to one vote.

•	Proxies. Shares of Common Stock represented by properly executed proxies received at or prior to the Meeting that have not been revoked will be voted at the Meeting in accordance with the instructions indicated on the proxies. If you properly execute your proxy but do not give instructions on how to vote your shares, your shares will be voted “FOR” the approval and adoption of the Stock Purchase Agreement, including the issuance of shares to Norimet. Your proxy may be revoked at any time before it is voted.

•	Procedure for Voting. You may vote in either of two ways:

•	by completing and returning the enclosed proxy card, or
•	by appearing at the Meeting.

      If you complete and return the enclosed proxy card but wish to revoke it, you must either file a written, later-dated notice of revocation or send a later-dated proxy card relating to the same shares to MacKenzie Partners, Inc., 105 Madison Avenue, New York, New York 10016, at or before the Meeting or attend the Meeting and vote in person. Your attendance at the Meeting will not, by itself, revoke your proxy.

      For more detailed information concerning the Meeting, see “Special Meeting of the Company’s Stockholders” on page 16.

Background of and Reasons for the Transaction

      For a description of events leading to the approval of the Stock Purchase Agreement by the Company’s Board of Directors (the “Board”) and the reasons for such approval, you should refer to “The Board’s Consideration of the Stock Purchase Agreement — Background of the Transaction” on page 17, and “The Board’s Consideration of the Stock Purchase Agreement — Reasons for the Board’s Recommendation; Factors Considered” on page 24.

Stock Purchase

      If the proposal presented at the Meeting is approved and adopted by our stockholders and if the other conditions set forth in the Stock Purchase Agreement are either satisfied or waived:

•	The Company will issue 45,463,222 Shares to Norimet.

•	Following this issuance, Norimet will own approximately 51% of the Company’s outstanding shares.

•	The purchase price for the Shares will consist of $100,000,540 in cash and approximately 877,000 ounces of palladium, or an aggregate of $7.50 per Share as of November 19, 2002, the last trading day before the Stock Purchase Agreement was signed. The aggregate value of the palladium on the London PM Fix as of such date was $241 million. The value of the palladium as of [date], 2003 was $[ ]. See “The Stock Purchase Agreement — Stock Purchase” on page 44.

•	Based upon the market price of palladium of $274 per ounce on November 19, 2002, the consideration to be received from Norimet was $7.50 per Share. This does not represent a significant premium over the $7.49 closing price of the shares on the NYSE on such date and represents a discount to the Company’s book value per share as of October 31, 2002, which was $12.87 per share.

•	The value of palladium was [$ ] per ounce as of [ , 2003]. Thus, the aggregate per Share consideration was valued at [$ ] as of such date. On the same date, the Common Stock closed at $ per Share on the NYSE. While the value of the palladium portion of the consideration will fluctuate until the Closing, it is anticipated that the Shares will be issued for less than the Company’s book value.

•	The Company may use the proceeds received from Norimet as determined by the Board, subject to the provisions of the Company’s $250 million Credit Agreement with a syndicate of lenders, as amended (the “Credit Agreement”). The Credit Agreement provides that $50 million of the $100 million cash consideration and 50% of the net cash proceeds from the sale of the palladium consideration must be used to repay the Company’s bank debt. Uses for the remaining proceeds will be determined by the Board following the Closing, and may include palladium product marketing and development, utilization for performance and contractual bonds, capital expenditures, further repayment of the Company’s bank debt and general corporate expenditures.

•	After the closing of the stock purchase transaction (the “Closing”), we will continue to be a public company and expect to continue to be listed on the New York Stock Exchange.

See “The Stock Purchase Agreement” on page 44.

Delivery of Palladium

•	Norimet and the Company have established accounts in London with JPMorgan Chase Bank for the delivery of the palladium consideration under the Stock Purchase Agreement.

•	On March 4, 2003, Norimet completed the delivery of approximately 877,000 ounces of palladium into its account at JPMorgan Chase Bank in London. Under the Stock Purchase Agreement, the palladium is required to be at least 99.95% pure. Alex Stewart Assayers Ltd., an internationally-recognized assayer, will verify the weight and purity of the palladium, and Norimet will provide additional palladium to correct any deficiency in weight or purity.

•	At the Closing, the palladium will be transferred from Norimet’s account at JPMorgan Chase Bank in London to the Company’s account.

See “The Stock Purchase Agreement — Delivery of Palladium” on page 44.

Tender Offer

•	Within 30 days after the Closing, Norimet has agreed to commence a cash tender offer for 4,350,000 of the shares held by the Company’s other stockholders, at a price of $7.50 per share.

•	However, Norimet is not required to conduct the tender offer if the average closing price per share of Common Stock on the NYSE is greater than $7.50 for the 15 consecutive trading days following the Closing or if there is any legal prohibition against the tender offer.

See “The Stock Purchase Agreement — Tender Offer” on page 45.

Approvals and Consents

•	The transaction contemplated by the Stock Purchase Agreement (the “Transaction”) is subject to the review of the U.S. antitrust agencies under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”). Norilsk Nickel and the Company submitted pre-merger notification and report forms to the Federal Trade Commission and the Antitrust Division of the Department of Justice on December 9, 2002. The parties subsequently received a request for additional information from the U.S. Federal Trade Commission as part of its review of mergers and acquisitions reported under the HSR Act. They are in the process of gathering information to respond to the request, have provided some responsive information to the Federal Trade Commission and intend to comply with the request as soon as practicable.

•	The German Federal Cartel Office has notified the parties that they must notify and obtain pre-closing approval from the German Federal Cartel Office under the German Act Against Restraints on Competition (“German Competition Act”) in connection with the Transaction. The German Competition Act requires the parties to make the notification and wait for the required waiting period to expire or be terminated before they complete the Transaction. The parties intend to provide the German Federal Cartel Office with an official notification as soon as practicable.

•	The parties have also made a voluntary filing with the Committee on Foreign Investment in the United States (“CFIUS”) under the Defense Production Act of 1950, as amended (the “Exon-Florio Amendment”). The parties received a notice from CFIUS, dated January 17, 2003, that CFIUS does not intend to take any action under the Exon-Florio Amendment with respect to the Transaction.

•	On March 20, 2003, the Company received an amendment under the Credit Agreement, which permits the Company to consummate the Transaction. The Company will require the consent of the lead bank in connection with the execution of the PGM Agreement (as defined below) following the Closing.

Stockholders Agreement

•	At Closing, the parties will enter into a stockholders agreement (the “Stockholders Agreement”) which establishes certain corporate governance principles for the Company and restricts the ability of Norimet, Norilsk Nickel and their affiliates to acquire more shares of the Company.

•	The Board will be composed of a majority of directors who meet certain independence requirements, including the requirements of the NYSE.

•	Norimet will be able to elect a number of directors based on its proportionate ownership of the Company’s voting shares. No director designated by Norimet may be an officer, employee or director of Norimet, Norilsk Nickel or any of their affiliates and some of these directors must meet additional independence requirements. Initially, there will be nine Board members (including the Chief Executive Officer), five of whom will be designated by Norimet.

•	At all times there will be a number of directors on the Board who are elected and replaced in a manner designed to protect their independence from Norimet and, as a result, to protect the interests of the minority stockholders (the “Public Directors”). The initial three Public Directors will be selected by the Board prior to Closing from among its current members.

•	Without the prior approval of a majority of the Public Directors, the Company may not enter into any agreement or transaction with Norimet, Norilsk Nickel or any of their affiliates.

•	Norimet, Norilsk Nickel and their affiliates may not acquire additional shares of the Company, subject to certain exceptions. Norimet, Norilsk Nickel and their affiliates may make an offer to acquire all or part of the Company’s shares with the prior written consent of a majority of the Public Directors after the Public Directors have received an opinion from an independent financial advisor regarding the fairness of the purchase to the Company’s other stockholders.

•	Other than transfers to an affiliate under certain conditions, Norimet is restricted from transferring its shares without the prior written consent of a majority of the Public Directors if the transfer will result in any person beneficially owning 5% or more of the Company’s voting shares. After the third anniversary of the agreement, these transfers will be permitted if certain conditions are met.

See “The Stockholders Agreement” on page 53.

Platinum Group Metals Agreement

•	The parties have agreed that after the Closing, they will negotiate in good faith to enter into a platinum group metals agreement (the “PGM Agreement”), under which the Company intends to annually purchase at least one million (1,000,000) ounces of palladium from Norimet (or an affiliate thereof), and may also purchase other platinum group metals.

•	In an effort to minimize market risk, the Company expects to resell any palladium purchased under a PGM Agreement to consumers pursuant to new long-term contracts, and does not intend to agree to purchase any palladium from Norimet before such long-term contracts are in place.

•	The PGM Agreement must be on commercially reasonable terms, but the terms will not be negotiated until after the Closing.

•	The parties intend that the PGM Agreement will be executed within six months of the Closing Date.

•	The Company will require the consent of the lead bank under the Credit Agreement in connection with the execution of the PGM Agreement.

•	The PGM Agreement will require the consent of a majority of the Public Directors.

See “The Stock Purchase Agreement — PGM Agreement” on page 50.

Recommendation of the Board

      The Board has unanimously voted “FOR,” and recommends that the stockholders vote “FOR,” the approval and adoption of the Stock Purchase Agreement, including the issuance of Shares to Norimet. See “The Board’s Consideration of the Stock Purchase Agreement — Reasons for the Board’s Recommendation; Factors Considered” on page 24.

Opinion of J.P. Morgan Securities Inc.

      On November 20, 2002, J.P. Morgan Securities Inc. (“JPMorgan”) rendered its oral opinion to the Board, which opinion was subsequently confirmed in writing, to the effect that, as of that date, and subject to and based on the various considerations set forth in its opinion, the consideration to be received by the Company in the proposed issuance of the Shares to Norilsk Nickel was fair from a financial point of view to the Company. The full text of the written opinion of JPMorgan, dated November 20, 2002, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Exhibit B to this proxy statement. We recommend that you read the opinion in its entirety. JPMorgan’s written opinion is addressed to the Board, is directed only to the consideration to be received in the proposed issuance of the Shares to Norilsk Nickel and does not constitute a recommendation to you as to how you should vote at the Meeting. The summary of the opinion of JPMorgan set forth in this proxy statement is qualified by reference to the full text of such opinion. For a more detailed discussion of the opinion of opinion of JPMorgan, see “The Board’s Consideration of the Stock Purchase Agreement — Opinion of Financial Advisor” on page 29.

Interests of Certain Persons

      In considering the recommendation of the Board, you should be aware that some of our directors and executive officers may be deemed to have interests that are different from, or in addition to, those of our stockholders, including the following:

•	The Company has employment agreements with Francis R. McAllister, Chairman and Chief Executive Officer, Robert M. Taylor, Vice President, Mine Operations, Terrell Ackerman, Vice

President, Planning and Processing, and John R. Stark, Vice President, Human Resources, General Counsel and Secretary. Certain change of control terms under these agreements will be triggered under these agreements upon Closing, including a possible extension of the term of one or more of the agreements for 18 to 24 months.

•	Under these agreements, Messrs. McAllister, Taylor, Ackerman and Stark could receive $2,250,000, $360,000, $331,500 and $429,000, respectively, if within two years after the Closing they are terminated without cause or they resign for good reason.

•	Mr. McAllister and three of the current directors of the Company will continue to serve as members of the Board following the Closing.

•	Norimet and Norilsk Nickel have agreed to cause the Company to maintain its current officers’ and directors’ liability insurance, subject to certain limitations.

•	The Stock Purchase Agreement permits the Company to grant up to an aggregate of $2 million for officers and employees in connection with their 2002 performance and/or their efforts in furtherance of the Transaction. Such bonuses, if any, have not yet been approved by the Board and will not be payable until after the Closing.

•	All of the Company’s previously unvested options, including options to acquire 331,898 shares of Common Stock held by the Company’s directors and executive officers, and which would have otherwise vested by January 2005, will vest at the Closing. All of these options have exercise prices which are substantially higher than the market price of the Common Stock of $ per share on , 2003 and the November 19, 2002 closing price of $7.49 per share.

•	All of the Company’s restricted shares of Common Stock, including 40,657 shares held by the Company’s executive officers, which would have otherwise vested on January 2, 2005, will vest at the Closing. Based on the $7.49 price on November 19, 2002, the aggregate value of the restricted shares which will vest is $65,105, $14,452, $26,408 and $13,282 for Messrs. McAllister, Taylor, Ackerman and Stark, respectively.

For a more detailed discussion of interest of our directors and officers, see “ The Board’s Consideration of the Stock Purchase Agreement — Interests of Certain Persons” on page 40.

Conditions to the Transaction

      The obligations of each party to consummate the Transaction are subject to the following conditions:

•	There is no temporary restraining order or other judgment prohibiting the consummation of the Transaction or any action by any government authority seeking to restrain such consummation.

•	All requisite governmental approvals required of the parties, including any required approval (or expiration of the applicable waiting period) under the HSR Act and the German Competition Act have been obtained.

•	The Company’s stockholders have approved and adopted the Stock Purchase Agreement at the Meeting.

•	The Company shall have received consents or amendments under the Credit Agreement which are satisfactory to the parties and which enable the Company to consummate the Transaction. This condition was satisfied through the amendment of the Credit Agreement on March 20, 2003.

•	The other party has not materially breached the Stock Purchase Agreement and the other party’s representations and warranties are materially true and correct.

•	The other party has received a satisfactory legal opinion from its outside counsel.

      The Company’s closing obligation is also subject to the following condition:

•	Norimet shall have delivered approximately 877,000 ounces of palladium to JPMorgan Chase Bank in London and Alex Stewart Assayers Ltd. shall have verified the weight and purity of the palladium.

Norimet completed delivery of such palladium on March 4, 2003. Alex Stewart Assayers Ltd. is in the process of testing the weight and purity of the palladium.

No Solicitation

•	The Stock Purchase Agreement places certain restrictions on the Company’s ability to solicit and discuss acquisition proposals with third parties other than Norilsk Nickel and Norimet.

•	If the Company receives an unsolicited acquisition proposal from a third party that the Board in good faith concludes is or could reasonably lead to a superior acquisition proposal, upon providing information about the proposal to Norimet, it may (if its fiduciary duties require it to do so) furnish non-public information to or engage in negotiations with such party.

See “The Stock Purchase Agreement — No Solicitation” on page 47.

Termination of the Stock Purchase Agreement

      The Stock Purchase Agreement may generally be terminated:

•	by the mutual written consent of Norimet and the Company,

•	by either Norimet or the Company if:

•	any court or government agency has issued a law or judgment prohibiting the Transaction,

•	by September 30, 2003, the required governmental approvals have not been obtained, any other closing condition has not been satisfied or the Closing has not otherwise occurred, or

•	the Company’s stockholders did not approve and adopt the Stock Purchase Agreement at the Meeting,

•	by Norimet, if:

•	the Company has materially breached any of its representations, warranties or covenants and not cured such breach within 45 days of notice from Norimet, or

•	the Board has withdrawn or adversely modified its recommendation of the Stock Purchase Agreement, or

•	by the Company, if:

•	either Norimet or Norilsk Nickel has materially breached any of its representations, warranties or covenants and not cured such breach within 45 days of notice from the Company, or

•	the Company has entered into an agreement for a superior acquisition proposal.

Termination Fee

      The Company must pay Norimet a termination fee of $12,500,000 if:

•	the Company terminates the Stock Purchase Agreement because it has entered into an agreement for a superior acquisition proposal, or

•	there is a third party acquisition proposal, the Stock Purchase Agreement is terminated because the Company’s stockholders fail to approve and adopt the Stock Purchase Agreement at the Meeting and the acquisition proposal is consummated within 9 months following the termination of the Stock Purchase Agreement.

See “The Stock Purchase Agreement — Termination” and “The Stock Purchase Agreement — Termination Fee” on page 51.

QUESTIONS AND ANSWERS

What specifically am I being asked to vote on?

      You are being asked to vote on whether to approve and adopt the Stock Purchase Agreement, including the issuance of shares to Norimet.

What is the vote required to approve and adopt the Stock Purchase Agreement?

      Under the listing rules of the NYSE and our by-laws, as amended, if a quorum is present at the Meeting, the standard required to approve and adopt the Stock Purchase Agreement is the affirmative vote of a majority of the shares of Common Stock present at the Meeting.

What do I need to do now?

      We recommend that you read this proxy statement, including its exhibits, carefully consider how the Stock Purchase Agreement would affect you as a stockholder and vote. After you read this proxy statement, you should complete, sign and date your proxy card and mail it in the enclosed return envelope as soon as possible. We recommend that you do so even if you plan to attend the Meeting in person, so that your shares of Common Stock may be represented at the Meeting. If you sign, date and send in your proxy card without indicating how you want to vote, all of your shares will be voted “FOR” the approval and adoption of the Stock Purchase Agreement, including the issuance of the Shares to Norimet.

How do I tender my shares of Common Stock to Norimet in the tender offer?

      No action is currently required. The tender offer will take place within 30 days following the Closing. At that time, Norimet will mail you instructions on how to tender your Shares. However, if the price of our Common Stock on the NYSE is more than $7.50 for 15 trading days following the Closing, Norimet will not conduct a tender offer.

If my shares are held in “street name” by my broker, will my broker vote my shares for me?

      Your broker will only be able to vote your shares of Common Stock if you provide instructions to your broker on how to vote. You should follow the procedures provided by your broker regarding the voting of your shares and be sure to provide your broker with instructions on how to vote your shares.

What if I want to change my vote after I have mailed my signed proxy card?

      You can change your vote by sending in a later dated signed proxy card, or a written revocation to the Company’s proxy solicitor, MacKenzie Partners, Inc., 105 Madison Avenue, New York, New York 10016, who must receive it before your proxy has been voted at the Meeting, or by attending the Meeting in person and voting. Your attendance at the Meeting will not, by itself, revoke your proxy. If you have instructed a broker to vote your shares, you must follow the directions received from your broker to change those voting instructions.

What if the Closing does not occur?

      It is possible the Closing will not occur. For example, the Transaction may not be completed if our stockholders do not approve and adopt the Stock Purchase Agreement or the required antitrust approvals are not obtained. Should that occur, neither Norimet nor any third party is under any obligation to make or consider any alternative proposal.

Who can help answer my questions?

      If you have more questions about this proxy statement or the Stock Purchase Agreement, or if you would like additional copies of this proxy statement or the proxy card, you should call the Company’s proxy solicitor, MacKenzie Partners, Inc., toll-free at 1-800-322-2885.

What rights will Norimet have as a majority stockholder following the Closing?

      Norimet will generally have the same rights as the Company’s other stockholders. Since Norimet will own a majority of the Common Stock following the Closing, Norimet will have the requisite vote to control the outcome of all stockholder votes, subject to the terms of the Stockholders Agreement. Under the Stockholders Agreement, Norimet also has the right to elect a majority of the Company’s directors following the Closing. Subject to the limitations of the Stockholders Agreement set forth in this proxy statement, these directors will generally control the actions and direction of the Company.

What are the potential conflicts of interest between Norimet and the Company?

      The Stock Purchase Agreement provides that, following the Closing, Norimet shall continue to cause the Company to operate in the best interests of all stockholders. Norimet will be a stockholder of the Company and will generally benefit from actions or events which benefit the Company and its other stockholders. However, Norimet’s interests may not be aligned with the Company with respect to: (i) transactions between Norimet and the Company; (ii) instances where Norilsk Nickel is competing with the Company; (iii) matters related to the PGM Agreement, Stock Purchase Agreement, Registration Rights Agreement or Stockholders Agreement; (iv) any agreement, contract, arrangement, transaction, action or event with Norilsk Nickel, Norimet or their affiliates or any transaction, action (including a reverse stock split) or event otherwise benefiting any member of the Norilsk Nickel, Norimet or their affiliates in an advantageous manner over the interests of other stockholders; or (v) the amendment of the Company’s Certificate of Incorporation or By-Laws in a manner that (A) adversely affects stockholders other than Norilsk Nickel, Norimet or their affiliates or (B) is inconsistent with the Stockholders Agreement.

What procedures will be in place which are designed to protect the Company’s other stockholders?

      The Company negotiated a Stockholders Agreement with Norimet and Norilsk Nickel which is designed to protect the interests of other stockholders of the Company. The Stockholders Agreement provides that the Board will at all times include certain directors not designated by Norimet who meet the NYSE independence standards. These Public Directors, initially comprised of three of the Company’s current independent directors, must approve certain transactions in which Norimet’s interests may be different from other stockholders, including the transactions described above.

      The Stockholders Agreement further provides that no director may be an officer, employee or director of any affiliate of Norilsk Nickel or Norimet.

      In addition, directors elected by Norimet are subject to fiduciary duties under Delaware law, and must act in best interests of the Company and all stockholders.

RISK FACTORS

      Before deciding how to vote your stock, we recommend that you read and consider the following factors, together with the other information contained in this proxy statement and incorporated herein by reference.

I.     Risk Factors in Connection with the Transaction

      Set forth below are certain risk factors with respect to the Transaction. The Company believes these are all of the material risk factors in connection with the Transaction.

If the Transaction is Consummated, Norimet will Control the Outcome of Stockholder Votes and Other Stockholders Will Have No Control over such Votes

      After the Closing, Norimet will own a majority of the Common Stock and will be able to control the outcome of most stockholder votes, subject to the terms of the Stockholders Agreement. Norimet’s interests may not be the same as, or may conflict with, the interests of our other stockholders. The Stockholders Agreement seeks to provide safeguards for certain related party transactions (including agreements with Norimet, Norilsk Nickel and their affiliates) and requires a majority of the Public Directors (i.e., those directors who have not been designated by Norimet) to approve any such transaction.

Following the Closing, the Directors Elected by Norimet will be in a Position to Control Most Actions of the Company

      Following the Closing, Norimet will be able to elect a number of directors to the Board in proportion to its ownership of Common Stock and to elect a majority of the Board. Subject to the Stockholder’s Agreement, Norimet’s designees will be in a position to control the actions and direction of the Company. For example, the replacement of management, decisions on acquisitions and dispositions and decisions on our debt and capital structure likely will be matters for the Board. Accordingly, the Company’s future business direction may change under Norimet’s control.

Norimet will be able to Veto a Sale of the Company, which may Negatively Affect the Price of the Common Stock

      Since Norimet will acquire a majority stake in the Company, Norimet’s approval would be required in connection with any sale of the Company. Thus, Norimet would effectively have a veto upon any sale of the Company following the Closing. The Company believes this veto power will reduce the likelihood of a third party takeover proposal following the Closing, which may negatively affect the trading price of the Common Stock.

There is Limited Public Information Based on U.S. Standards Available About Norilsk Nickel

      The Russian secrecy laws prohibit Norilsk Nickel from disclosing to any other person or entity certain financial information, including sales, production and reserve information regarding platinum, palladium and other precious metals. (See “The Parties—MMC Norilsk Nickel—Russian State Secrecy Laws”.) Thus, such information is not available to the Company or its stockholders.

      Additionally, Norilsk Nickel does not currently have audited financial statements which are in conformity with generally accepted accounting principles (“U.S. GAAP”) or comparable standards, such as International Accounting Standards (“IAS”). Norilsk Nickel’s 2001 financial statements have been and its 2002 financial statements are in the process of being prepared in conformity with Russian statutory accounting principles and audited under Russian accounting standards (“RAS”). RAS materially differs from U.S. GAAP and other internationally-recognized accounting principles. For Norilsk Nickel, these differences include, but are not limited to:

•	Transactions are recorded on the basis of legal form rather than reflecting the economic substance.

•	Transactions are recognized when certain documentation requirements are met. The need for proper documentation often impedes Russian enterprises in recording all transactions related to a certain period using the accrual method of accounting and results in cut off differences and possible unrecorded transactions at reporting date.

•	There are no guidelines on the consolidation process to be applied, resulting in an “aggregation” of a group of affiliate companies, with little or no elimination of intra-group transactions. Only Russian companies are included in the consolidation. Consequently, Norilsk Nickel’s consolidated RAS financial statements do not include non- Russian affiliate companies, such as Norimet.

•	Write off of fixed assets due to impairment is not allowed without specific identification of the individual fixed asset and responsibility assigned to an individual person for the impairment (idleness or damage).

•	Both current and long-term investments are required to be presented in the balance sheet at cost. There are no adjustments to market or fair value.

      Furthermore, the Russian secrecy laws generally prohibit Norilsk Nickel from disclosing to any person or entity, including its independent auditors, information necessary to evaluate its reserves in accordance with international standards, including, but not limited to, information on: (i) physical volumes of production of PGMs; (ii) projected or actual physical volumes of production of PGMs; (iii) remaining reserves in the subsoil and on increases in explored reserves of PGMs; (iv) cost of production of PGMs; and (v) remaining reserves in the subsoil or on the extraction of strategic types of minerals. In connection with the IAS audit of the 2002 financial statements, Norilsk Nickel’s reserves are being audited by Russian statutory auditors, which have received a state license with specific security clearance to audit the reserves and are bound by the Russian secrecy laws. While Norilsk Nickel’s independent auditors are not permitted to review any of the Russian statutory auditors’ work on the information covered by the state secrecy laws, the independent auditors may rely on the opinion of the statutory auditors with respect to the reserves for purposes of rendering an audit opinion.

      The 2002 financial statements of Norilsk Nickel have been prepared in conformity with IAS and are currently being audited by independent auditors in accordance with the International Standard on Auditing. This is the first audit of Norilsk Nickel’s financial statements in accordance with internationally-recognized standards. However, such audit has not been completed and is not expected to be completed until at least June 2003.

      The 2001 financial statements of Norilsk Nickel have also been prepared in conformity with IAS and have been “reviewed” (but not audited) in accordance with the International Standard on Auditing applicable to review engagements. An independent accountant’s review consists principally of inquiries of company personnel and analytical procedures applied to financial data. It is substantially less in scope than an audit in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. A review does not contemplate obtaining an understanding of internal control or assessing control risk, tests of accounting records and responses to inquiries by obtaining corroborating evidential matter, and certain other procedures ordinarily performed during an audit. Thus, a review does not provide assurance that the independent accountant will become aware of all significant matters that would be disclosed in an audit. Rather, a review is intended to provide assurance that the independent accountant is not aware of any material modifications that should be made to the reviewed financial statements in order for them to be in conformity with generally accepted accounting principles.

      Norilsk Nickel has informed the Company that its 2001 financial statements, which have been prepared in conformity with IAS and have been reviewed in accordance with the International Standard on Auditing applicable to review engagements, require material revisions as a result of the audit currently in process. Thus, there is currently no financial statement information available in accordance with internationally-recognized standards regarding Norilsk Nickel which is reliable.

      Norilsk Nickel believes that all publicly-available information regarding Norilsk Nickel which is material to the Company’s stockholders has been provided in this proxy statement in the section entitled “The Parties-MMC Norilsk Nickel.”

      The Company’s evaluation of Norilsk Nickel in connection with the Transaction was limited by the Russian secrecy laws. The Company took this factor into consideration in its evaluation of the Transaction. See “Reasons for the Board’s Recommendation; Factors Considered.” The Company’s stockholders are advised not to rely on financial statement information concerning Norilsk Nickel in the absence of an audit in accordance with internationally recognized standards.

We are Vulnerable to Decreases in the Palladium Price

      A substantial portion of the consideration received from Norimet will consist of palladium. Under the Stock Purchase Agreement, Norimet must pay the Company a fixed number of ounces of palladium, which was valued at approximately $241 million as of November 19, 2002, the last trading day before the date on which the Stock Purchase Agreement was signed (based on the $274 per ounce price of palladium as of such date). Based on the price of palladium on [                    ], 2003 ($[          ]per ounce), the palladium portion of the consideration to be received under the Stock Purchase Agreement was valued at approximately $[          ] million. The price of palladium has been decreasing steadily since January 2001. The per ounce price of palladium on the London Metal Exchange was $965, $464 and $274 on January 2, 2001, January 2, 2002 and November 19, 2002, respectively. If this trend continues the price of palladium on the Closing date could be substantially less than these prices. Any decrease in the price of palladium will affect the value of the consideration received by the Company at Closing. Accordingly, the value of the consideration received by the

Company from Norimet at Closing could be substantially less than the $7.50 per share value as of the date that the Stock Purchase Agreement was signed.

      Many factors beyond the Company’s control influence the market prices of palladium. These factors include global supply and demand, speculative activities, international political and economic conditions and production levels and costs in other PGM producing countries, particularly Russia and South Africa. Palladium prices are also affected by the actions of the Company’s competitors, including Norilsk Nickel, which are beyond the Company’s control. If any of such competitors determine to increase the quantity of palladium to be sold, palladium prices could be negatively affected.

Following the Closing, Sales of Palladium will Remain the Company’s Primary Source of Revenue

      Following the Closing, our primary source of revenue will continue to be the sale of PGMs. We expect to enter into the PGM Agreement with Norilsk Nickel and Norimet to purchase palladium on an annual basis for sale to customers in order to provide us with an additional source of revenue and profitability. The Stock Purchase Agreement and, if executed, PGM Agreement would provide us with an additional source of palladium (as well as other platinum group metals) but would not create any diversification in our product line.

Norilsk Nickel is Rumored to have a Significant Amount of Palladium in Russia and may sell this Palladium in Competition with the Company

      Norilsk Nickel is rumored to have an undisclosed significant amount of palladium accumulated in Russia and is also rumored to be eager to sell or dispose of a substantial portion of it. Norilsk Nickel is unable to disclose the amount of its palladium reserves to the Company and the public, due to Russian secrecy laws. Norilsk Nickel could sell any such palladium in the U.S. in competition with the Company.

The Company Will Likely Require 12 to 18 Months (or Longer) to Sell all of the Palladium Consideration

      The Company intends to sell the approximately 877,000 ounces of palladium to be received from Norilsk Nickel pursuant to new long-term supply contracts with North American consumers, under commercially reasonable terms. The Company estimates that it will take 12 to 18 months (but could take longer) to sell all of the palladium consideration and realize the cash proceeds. Because the palladium consideration will not immediately be liquid, any increase or decrease in the price of palladium during the sale period will affect the cash proceeds realized from the sale of such palladium. In evaluating the Transaction, the Board considered a presentation by the Company’s financial advisor regarding the potential present value of the palladium consideration based on various assumptions, but no present value determination was made by the Board or such financial advisor.

The Company Cannot Assure that it and Norilsk will be able to Agree Upon Mutually Acceptable terms for the PGM Agreement

      The Stock Purchase Agreement provides that we will negotiate in good faith to enter into a PGM Agreement with Norimet and Norilsk Nickel, whereby we intend to purchase from Norimet (or its affiliate) at least one million ounces of palladium (and potentially other platinum group metals) annually. There is no binding obligation under the Stock Purchase Agreement to execute the PGM Agreement. The Company is thus unable to assure that it and Norimet will be able to agree upon mutually acceptable terms for the PGM Agreement.

Since the PGM Agreement Will be Negotiated following the Closing, the Company is unable to Ascertain the Risks which may be Associated with its Terms

      The PGM Agreement will be negotiated following the Closing. Therefore, we are unsure how the PGM Agreement will be structured and what its terms, conditions and other provisions will be. Since the PGM Agreement remains to be negotiated, the Company is unable to ascertain or describe the potential risks in connection with any such terms, conditions or provisions.

The Increased Supply of Palladium in the U.S. Pursuant to the Transaction may result in a Decrease in the Price Received pursuant to the Company’s Long-Term Contracts

      The Company’s long-term contracts, which account for 90% of its production, provide for delivery of palladium over time at a price equal to a trailing average of the current market price at such time, subject to a price floor. As described under “We are Vulnerable to Decreases in the Palladium Price,” the Company believes that the increased supply of palladium pursuant to the Stock Purchase Agreement and any PGM Agreement may negatively affect market price of palladium. If the market price of palladium decreases, the Company would receive a lower price for the palladium sold pursuant to its long-term contracts.

The Interests of Norilsk Nickel and Norimet may not be Aligned with the Interests of the Company’s other Stockholders with respect to the PGM Agreement

      The interests of Norimet and Norilsk Nickel may not be aligned with the interests of the Company’s stockholders with respect to the PGM Agreement. Norimet’s interests may not be aligned with the Company with respect to: (i) transactions between Norimet and the Company; (ii) instances where Norilsk Nickel is competing with the Company; (iii) matters related to the PGM Agreement, Stock Purchase Agreement, Registration Rights Agreement or Stockholders Agreement; (iv) any agreement, contract, arrangement, transaction, action or event with Norilsk Nickel, Norimet or their affiliates or any transaction, action (including a reverse stock split) or event otherwise benefiting any member of the Norilsk Nickel, Norimet or their affiliates in an advantageous manner over the interests of other stockholders; or (v) the amendment of the Company’s Certificate of Incorporation or By-Laws in a manner that (A) adversely affects stockholders other than Norilsk Nickel, Norimet or their affiliates or (B) is inconsistent with the Stockholders Agreement. In anticipation of these potential conflicts of interest, the Stockholders Agreement provides that the “public directors” (i.e. directors not appointed by Norimet) must approve certain matters with respect to the PGM Agreement, including the negotiation, modification or amendment thereof and the purchase of metal pursuant thereto.

If we Complete the Transaction, the Use of our Net Operating Loss Carryforwards will Likely be Limited

      The issuance of Shares to Norimet will likely cause us to undergo an “ownership change” within the meaning of section 382 of the Internal Revenue Code. If an ownership change occurs, our ability to utilize our existing net operating loss carryforwards or “NOLs” (which as of December 31, 2002, are in excess of approximately $187 million) to offset income earned in taxable years following the Closing will be subject to an annual limitation that is generally equal to the product of (i) the “long-term tax-exempt rate” as determined at the time of the Closing and (ii) our equity value immediately before the Closing. Taking into account the current long-term tax-exempt rate and trading value of our shares, we estimate that the amount of our annual section 382 limitation would be approximately $6 million. Any actual section 382 limitation would be calculated using the long-term tax-exempt rate and our equity value at the time of the ownership change. The extent to which an ownership change would affect our utilization of our NOLs involves inherently factual questions some of which cannot be currently known, including our future profitability. We believe, however, that based on current projections of our taxable income and using an estimated annual section 382 limitation of approximately $5 million, such an ownership change would likely materially affect our ability to fully utilize our existing NOLs.

The Issuance of Shares to Norilsk Nickel will Likely result in Dilution to the Company’s Public Stockholders

      Norilsk Nickel will acquire a majority ownership interest in the Company through the Transaction. The Company’s book value per share as of October 31, 2002 and               , 2003 was $12.87 and      , respectively. The per share value of the consideration was $7.50 and [$    ] as of November 19, 2002 and               , 2003, respectively. While the value of the consideration per Share cannot be determined until Closing because the price of palladium will fluctuate, it is anticipated that the Shares will be issued for less than book value.

II.	Risks to the Company and its Stockholders if the Transaction with Norilsk Nickel is not Completed.

      The Board approved the Stock Purchase Agreement as a result of its numerous concerns about the Company’s prospects and following an extensive exploration of financial and third party alternatives. See “The Board’s Consideration of the Stock Purchase Agreement — Reasons for the Board’s Recommendation; Factors Considered.” The Board believes that consummation of the Transaction is in the best interests of the stockholders and is likely to put stockholders in a better position to realize value on their investment than in the absence of the Transaction. Following are certain risk factors which the Company believes represent all of the material risk factors to stockholders if the Transaction is not completed.

The Company could be in Default of the Credit Agreement if the Transaction is Not Consummated

      The Company could be in default of the Credit Agreement if by January 2, 2004 the Transaction or an alternate transaction which provides certain levels of capital to the Company through the sale of equity or subordinated debt is not completed. An alternate transaction could include: (1) the issuance of capital stock of the Company for total consideration of not less than $100,000,000 in gross cash proceeds (with not less than 60% of the net proceeds being paid to the administrative agent for the benefit of the lenders under the Credit Agreement) or (2) the incurrence by the Company of unsecured debt money, subordinated to the current credit facility, that yields not less than $150,000,000 in gross cash proceeds (with not less than 100% of the net proceeds being paid to the administrative agent for the benefit of the lenders under the Credit Agreement). The alternate transaction must be reasonably satisfactory to the administrative agent and technical agent under the Credit Agreement. The Company believes there may be no other financial or strategic alternative available to the Company if the Transaction is not completed. Thus, the Company could be in default of the Credit Agreement if the Transaction is not completed by January 2, 2004. The consequence of a default would be that the bank lenders would have the right to declare all of the outstanding loans immediately due and payable.

The Company will Continue to Face the Same Operational, Liquidity and Capital Risks which it Currently Faces

      The Company has limited cash resources (cash of $        million as of March 31, 2003), and substantial bank debt, which was $        million as of March 31, 2003. Due to its cash flow concerns and the restrictive nature of the covenants in the Credit Agreement, if the Transaction is not consummated, the Company will likely require substantial changes in its operating plans, which could include downsizing operations, reducing employment and seeking alternative sources of funding, if available. Certain of these changes may be implemented whether or not the Transaction is consummated.

There may be No Other Strategic Alternative Available to the Company if the Transaction is Not Consummated

      As discussed under “The Board’s Consideration of the Stock Purchase Agreement — Background of the Transaction,” the Company explored its strategic alternatives for more than one year prior to entering into the Stock Purchase Agreement with Norilsk Nickel. The Company and its financial advisors contacted more than 18 parties and executed confidentiality agreements with 14 of these parties. However, the Company only received the Norilsk Nickel proposal and a preliminary proposal from another company to discuss a possible joint venture at East Boulder. Other than the private placement of securities in January 2002, the Company’s efforts were largely unsuccessful prior to the Norilsk Nickel proposal. Your Board therefore believes that if the Transaction is not consummated, there may be no other strategic alternatives available to the Company. Due to the production, cost and Credit Agreement issues described under “The Stock Purchase Agreement — Background of the Transaction,” we believe that we may face substantial financial difficulties if we continue to operate on a stand-alone basis given current palladium prices.

III.     General Risks

The Company May No Longer Be Eligible to Be Listed on NYSE if its Shares are Below $1.00 for 30 Trading Days or it is Unable to Meet its Debt Obligations

      In addition to several other listing requirements, the NYSE requires that its listed companies must (i) meet current debt obligations and adequately finance operations and (ii) maintain a minimum average closing price of $1.00 per share during any period of 30 trading days. On February 25, 2003, the NYSE notified the Company that it was monitoring the Company’s listing status with respect to these and other listing requirements.

      The NYSE letter was received following the Company’s public announcement on February 18, 2003 that liquidity was an ongoing concern of management and that it was seeking an amendment or waiver under the Credit Agreement, because the Company did not believe it would be in compliance with certain covenants as of March 31, 2003.

      There are a number of conditions to the Transaction (see “The Stock Purchase Agreement — Closing Conditions” below) and if the Transaction is not completed by January 2, 2004, the Company will be in default of the Credit Agreement if it has not agreed to an alternate transaction, in which case it may not continue to meet the listing requirements of the NYSE.

      The closing price of the Company’s common stock was $          per share on                      , 2003, which is above the $1.00 per share continued listing standard. However, in view of the market uncertainty of consummating the Transaction and the Company’s ongoing production, labor and operational problems, as well as worldwide political and economic conditions, the Company is unable to assure that its stock price will remain above $1.00 per share. If the Company’s stock price falls below $1.00 per share, the Company may lose its listing on the NYSE. If the Company loses is listing on the NYSE for any reason, stockholders would likely have decreased liquidity with respect to their shares.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

      Some statements contained in this proxy statement are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, therefore, involve uncertainties or risks that could cause actual results to differ materially. Such statements include comments regarding expansion plans, costs, grade, production and recovery rates, permitting, financing needs, the terms of future credit facilities and capital expenditures, increases in processing capacity, cost reduction measures, safety, timing for engineering studies, and environmental permitting and compliance, litigation and the palladium and platinum market. Factors that could cause actual results to differ materially from those anticipated include:

•	worldwide economic and political events affecting the supply and demand of palladium and platinum;

•	price volatility of PGMs;

•	potential cost overruns, difficulty in making reliable estimates in connection with expansion, uncertainties involved in developing a new mine and other factors associated with a major expansion;

•	fluctuations in ore grade, tons mined, crushed or milled;

•	variations in concentrator, smelter or refinery operations;

•	geological, technical, permitting, mining or processing problems;

•	availability of experienced employees;

•	financial market conditions;

•	compliance of the Company and significant customers with marketing contracts; and

•	the other factors discussed in the Company’s 2002 Annual Report on Form 10-K under “Risk Factors.”

      Investors are cautioned not to put undue reliance on forward-looking statements. The Company disclaims any obligation to update forward-looking statements.

SPECIAL MEETING OF THE COMPANY’S STOCKHOLDERS

Date, Time and Place

      This proxy statement is being furnished to the stockholders of the Company in connection with the solicitation by the Board of proxies to be voted at the Meeting. The Meeting will be held at 10:00 a.m. (Mountain Time) on [date], 2003 at [place].

      This proxy statement was mailed on or about [date], 2003 to all stockholders entitled to vote at the Meeting. The Meeting is being held to: (i) approve and adopt the Stock Purchase Agreement, including the issuance of the Shares; and (ii) transact such other business as may properly come before the Meeting or any postponements or adjournments thereof. The Company’s principal executive offices are located at 536 East Pike Avenue, P.O. Box 1330, Columbus, Montana 59019.

Solicitation

      The enclosed proxy is being solicited by the Board on behalf of the Company. The cost of this solicitation will be borne by the Company. In addition to solicitation by mail, the officers, directors and employees of the Company may solicit proxies by telephone, telegraph, electronic means or in person. The Company may also request banks and brokers to solicit their customers who have a beneficial interest in the Common Stock, registered in the names of nominees. The Company will reimburse such banks and brokers for their reasonable out-of-pocket expenses. The Company has employed the firm of MacKenzie Partners, Inc., to assist in the solicitation of proxies and expects to pay that firm up to $35,000, plus out-of-pocket expenses, and will indemnify MacKenzie Partners against certain liabilities arising in connection with their solicitation of proxies.

Voting Rights

      Holders of shares of Common Stock at the close of business on [date], 2003 (the “Record Date”) are entitled to notice of and to vote at the Meeting. On the Record Date, [43,105,283] shares of Common Stock were issued, outstanding and entitled to vote. The holders of at least 50% of the shares of Common Stock issued, outstanding and entitled to vote at the Meeting, present in person or by proxy, constitutes a quorum. Each share of Common Stock outstanding as of the Record Date is entitled to one vote.

Voting

      If a quorum is present at the Meeting, the vote of the holders of a majority of the shares present in person or represented by proxy is required to approve and adopt the Stock Purchase Agreement, including the issuance of Shares to Norimet. If a stockholder abstains from voting on any matter, the Company intends to count such stockholder as present for purposes of determining whether a quorum is present at the Meeting for the transaction of business. Unless contrary instructions are indicated on a proxy, the shares of Common Stock represented by such proxy will be voted FOR the approval and adoption of the Stock Purchase Agreement, including the issuance of Shares to Norimet. Additionally, the Company intends to count broker “nonvotes” as present for purposes of determining the presence or absence of a quorum for the transaction of business. A nonvote occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Abstentions and nonvotes will not be counted as votes cast for or against items submitted for a vote of stockholders.

      Neither management nor the Board knows of any other matters to be brought before the Meeting. If other matters are presented properly to the stockholders for action at the Meeting or postponements or adjournments thereof, then the proxy holders named in the proxy intend to vote in their discretion on all matters on which the shares of Common Stock represented by such proxy are entitled to vote.

Revocability of Proxies

      Any proxy may be revoked at any time before it is voted by (i) written notice to MacKenzie Partners, Inc., the Company’s proxy solicitors, at 105 Madison Avenue, New York, New York 10016, (ii) receipt of a proxy properly signed and dated subsequent to an earlier proxy or (iii) by request in person at the Meeting. If not revoked, the shares of Common Stock represented by a proxy will be voted according to the proxy.

Accountants

      Representatives of KPMG LLP, the Company’s independent accountants, are expected to be present at the Meeting. They will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

THE BOARD’S CONSIDERATION OF THE STOCK PURCHASE AGREEMENT

Background of the Transaction

1998 — Early 2001: Record PGM Prices and Financial Results

      The prices for platinum and palladium were at record levels between 1998 and early 2001. The price of platinum rose from approximately $380 per ounce in early 1998 to approximately $639 per ounce in early 2001; the price of palladium rose from approximately $240 per ounce to approximately $1,090 per ounce over the same period. The Company also had record financial results during this period. In 2000, the Company’s revenue was $225 million, a 49% increase over 1999 and a 111% increase over 1998. Net income was $61.4 million, a 65% increase over 1999 and a 359% increase over 1998. Operating cash flow was $117.7 million, a 74% increase over 1999 and a 279% increase over 1998. In the first quarter of 2001, net income and operating cash flow were $29.4 million and $18.9 million, respectively, as compared to $10.6 million and $9.6 million in the first quarter of 1999 and $21.0 million and $14.6 million in the first quarter of 1998.

      For over 10 years the Company’s operations consisted of mining ore at one mine, the Stillwater Mine located in Nye, Montana. In 1998, to take advantage of this high price environment and the Company’s resulting increased cash flow, the Company pursued an expansion plan to increase its production capacity through the expansion of the Stillwater Mine, construction of a new mine and an enrichment plant at East Boulder, construction of a tailings facility and expansion of the smelter and refinery to accommodate the increased throughput. At that time the Stillwater Mine was producing approximately 2,000 tons of ore per day. The plan involved increasing the production at the Stillwater Mine from 2,000 to 3,000 tons of ore per day, by removing production bottlenecks and improving the ability to remove ore and waste by building larger ore passes and enhancing preventative maintenance programs for fixed and mobile equipment. In addition, the plan involved construction of a new mine at East Boulder with a capacity of 2,000 tons of ore per day. The original long-term goal of the plan was to achieve commercial production at the East Boulder Mine in 2002 and increase the capacity of Stillwater Mine, so that the Company’s annual rate of PGM production would be approximately one million ounces by the end of 2003. The overall cost of the expansion plan (including expansion of Stillwater Mine, development of the East Boulder Mine and expansion of the Columbus Metallurgical Facility) was initially estimated at approximately $385 million, and costs were to be financed through a combination of the Company’s available cash, equity and debt.

      In February 2001, the Company entered into the $250 million Credit Agreement with a syndicate of financial institutions which refinanced a previous $175 million bank facility. The Credit Agreement provides for a $65 million term loan facility maturing on December 30, 2005 and a $135 million term loan facility maturing on December 31, 2007, the proceeds of which were used for capital expenditures, working capital, including letters of credit, and refinancing the prior credit agreement. The Credit Agreement also provides for a $50 million revolving credit facility maturing on December 30, 2005, the proceeds of which are used for general corporate and working capital needs, including letters of credit.

      Commencing March 31, 2002, and occurring during each of the ensuing calendar years, the Company is required to make a scheduled repayment on a quarterly basis of the aggregate outstanding principal amount of the $65 million term loan facility in an amount equal to the product of (i) the outstanding aggregate principal amount of such loans and (ii) the percentage set forth following the relevant calendar year: 2002, 10.0%; 2003, 30.0%; 2004, 30.0%; and 2005, 30.0%. Commencing June 30, 2001, and occurring during each of the ensuing calendar years, the Company is required to make a scheduled repayment on a quarterly basis of the aggregate outstanding principal amount of the $135 million term loan facility in an amount equal to the product of (i) the outstanding aggregate principal amount of such loans and (ii) the percentage set forth following the relevant calendar year: 0.75%; 2002, 1.00%; 2003, 1.00%; 2004, 1.00%; 2005, 1.00%; 2006, 45.00%; and 2007, 50.25%. The loans are required to be prepaid from excess cash flow, proceeds from asset sales and the issuance of debt or equity securities, subject to specified exceptions.

      The Credit Agreement includes certain covenants, including restrictions on: (1) additional indebtedness; (2) payment of dividends or redemption of capital stock; (3) liens; (4) investment, acquisitions, dispositions or mergers; (5) transactions with affiliates; (6) capital expenditures; (7) refinancing or prepayment of subordinated debt; (8) changes in the nature of business conducted or ceasing operations at the principal operating properties; and (9) commodities hedging. The Company is also subject to financial and operating covenants, including a debt to operating EBITDA ratio that ranges from 4.45:1.0 to 2.00:1.00, a debt service coverage ratio that ranges from 2.70:1.00, a debt to equity ratio of 1.00:1.00 and attainment of project development targets for each quarter in the mines. The Credit Agreement also specifies certain events of default, including (1) a cross-default to other indebtedness of the Company; (2) any material modification to the mine plans; (3) a change of control of the Company; (4) the failure to maintain agreed-upon annual PGM production levels; (5) any breach or modification of any of the sales contracts; (6) maintenance of capital expenditure levels; and (7) minimum development levels. If the Company violates any of the covenants in the Credit Agreement or an event of default occurs, it could cause immediate acceleration of the loans and could increase the interest rate on any borrowings thereunder. The Company must comply with these covenants on a quarterly basis. On seven occasions since 2001, the Company has anticipated prior to the end of the quarter that it would be unable to comply with the covenants at the end of such quarter. Consequently, the Company has negotiated amendments or waivers of the Credit Agreement, so that it would not be in default of the Credit Agreement or in violation of the covenants.

      By June 30, 2001, the expansion plan was substantially complete and the cost of construction at that time was approximately $333 million, with another $133 million of capital expenditures required to complete the project. The significant increase from the initial estimate of $385 million for the cost of the expansion plan was primarily due to project scope reviews, additional ground support and the use of mining contractors rather than the Company’s crews for mine development and construction. At September 30, 2001, the Company’s borrowings under the Credit Agreement were $199.7 million.

      The global economic downturn beginning in early 2001 and the events of September 11, 2001 caused a steep and unexpected decline in commodities prices, including PGM prices. In early September 2001, the prices of palladium and platinum on the London PM Fix had fallen to $460 per ounce and $450 per ounce, respectively, down from $1,090 per ounce and $639 per ounce, respectively, earlier in the year. Following the September 11 events, the price of palladium fell to approximately $320 per ounce by early October, representing a 71% decrease from the price of $1,090 in late January, 2001. The price of platinum, approximately $420 per ounce in October 2001, was less affected.

      The Company believes that the reasons for this price decline include, but are not limited to: (i) the decline of the U.S. economy since January 2001, (ii) the decline of the U.S. stock and commodities markets, (iii) the events of September 11, 2001, and (iv) the decreased consumer demand.

      Palladium demand also dropped in 2001 and 2002 as a result of several factors, including a general worldwide downturn in economic conditions, efforts by car companies to limit the amount of palladium used in their products, substitution of other materials for palladium, customer use of palladium inventories and high prices experienced in 2000 and 2001. According to a Johnson Matthey, PLC report published in November 2002, demand or purchases of palladium decreased from 8.9 million ounces in 2000 to 6.8 million ounces in 2001 and an estimated 4.9 million ounces in 2002 as consumers switched to alternative materials, engaged in “thrifting” (obtaining the same or better performance results with less material), and began to use safety stocks accumulated prior to 2001. While consumption of palladium as compared with demand is difficult to measure, Johnson Matthey estimates consumption for autocatalysts in 2002 likely exceeded demand by 1.5 million ounces as U.S. auto manufacturers made large scale use of inventory stocks. Consent to use information produced by Johnson Matthey in this proxy statement was neither sought nor obtained. The Company has long-term contracts which cover approximately 90% of its production, and provide for delivery of PGMs over time. The price received pursuant to these contracts is equal to a trailing average of the market price of the PGMs, subject to a floors and ceiling. A decrease in the demand for PGMs generally leads to a decrease in the market price. Thus, the Company’s revenues and earnings decreased due to the decreased prices and demand for PGMs.

Initial Review of Strategic Alternatives

      When prices and demand for PGMs fell in 2001, the cash flow and debt financing required to continue with the Company’s expansion plan were no longer available. At such time, the price of palladium was approximately $318 per share, down from $965 per ounce in early January 2001.

      Due in part to the decreased prices and demand, the Board determined to revise its expansion plan and to review funding requirements and strategic alternatives. The Board’s goal was to increase the Company’s available finances by reducing capital expenditures and operating costs, obtaining an amendment under the Credit Agreement and exploring the possibility of a third party minority investment or strategic transaction.

      In late September 2001, the Company retained Salomon Smith Barney, Inc. and JPMorgan as financial advisors in connection with this review of funding requirements and strategic alternatives. Salomon Smith Barney was familiar with the Company because it had advised the Company since its 1994 initial public offering; JPMorgan had experience in advising companies in the mining industry. JP Morgan Chase Bank, an affiliate of JPMorgan, is a member of, and not the lead bank in, the Company’s credit syndicate, holding a $20.1 million or 8.9% interest in the Credit Agreement. The Company’s financial advisors began contacting third parties in October 2001. In addition, on October 9, 2001, the Board established a special committee, consisting of three outside directors, Messrs. Gilbert, James and Kearney, to work with management and the financial advisors on the various alternatives being explored by the Company.

      The Board frequently discussed the Company’s financial condition and strategic and financial alternatives. During the period between October 1, 2001 and November 20, 2002 the Board convened 27 meetings and the special committee convened three meetings.

      On October 26, 2001, the Company announced that it was reviewing its operating options, funding requirements and strategic alternatives, and that it had retained financial advisors in connection with this review.

Optimization Plan

      On November 5, 2001, the Board unanimously approved an optimization plan for the business operation and development of the East Boulder and Stillwater mines. The plan was implemented because the Board recognized that increasing production (and incurring the associated capital costs) did not make sense in the face of lower demand and prices for platinum and palladium. The plan held production at Stillwater Mine at a constant level of approximately 2,500 tons per day and reduced the initial production targets for the East Boulder Mine to 1,000 tons per day, while preserving the Company’s ability to gradually increase production at the Stillwater and East Boulder mines to the original 3,000 and 2,000 ton per day targets, respectively, if PGM prices improved.

Credit Agreement Amendment

      The lower PGM prices led to decreased operating cash flow for the Company, and, in November 2001, the Company determined that it would require relief with respect to some of the operational and financial covenants in the Credit Agreement. Specifically, as a consequence of the reduced production targets set forth in the optimization plan, the Company determined that covenants relating to production, debt to EBITDA ratio and debt service would likely be breached in 2001. The Company thus entered into discussions with its lending syndicate and, as of November 30, 2001, obtained an amendment of certain production covenants and financial ratios and limitations in the Credit Agreement. Among other things, this amendment (i) included the concept of a “Utilization Fee” of 0.075% that is added to the calculation of interest on revolving loans and the letter of credit fee payable during any time in which the aggregate amount of revolving loans and letters of credit outstanding exceeds $25,000,000; (ii) set the debt to EBITDA ratios permitted in the first quarter of 2002, the second quarter of 2002, the third quarter of 2002, the fourth quarter of 2002 and thereafter, at 3.50:1.0, 3.35:1.0, 3.00:1.0, 2.25:1.0 and 2.00:1.0 respectively; (iii) reduced the maximum capital expenditures permitted in 2002, 2003, 2004, 2005, 2006 and 2007 to $79.0 million, $57.0 million, $65.0 million, $74.0 million, $76.0 million and $73.0 million, respectively; and (iv) reduced the required palladium and platinum production for 2002 and 2003. In consideration for these amendments, the Company agreed to pay a fee of approximately $1.1 million and also agreed to 0.050% increase in the interest rate payable on the Company’s remaining debt.

Further Exploration of Alternatives

      By November 2001, the Company had entered into confidentiality agreements with nine parties, which included both strategic and financial parties. The Company established a data room for purposes of due diligence, and these parties began conducting due diligence on the Company.

      On November 28, 2001, the Company’s financial advisors reviewed with the Board regarding the Company’s strategic alternatives. At this meeting, the financial advisors discussed with the Board, and the Board considered, a wide range of alternatives, including potential equity alternatives (including the possibility of a rights offering, a public offering of securities, a private placement of securities, or the offering of convertible securities) and business combination transactions (including a merger, a sale of assets or a joint venture). The financial advisors discussed their views of whether the Company had the ability to accomplish each of these potential alternatives.

      Also in connection with the Company’s process of exploring strategic alternatives, the Company requested its legal counsel to prepare an S-3 shelf registration statement to be used in connection with a potential securities offering by the Company. On December 18, 2001, the Company filed the S-3 shelf registration statement with the SEC.

      After conducting preliminary due diligence, five of the nine third parties informed the Company that they were not in a position to pursue a strategic transaction with the Company. The remaining four companies conducted extensive due diligence on the Company between November and mid-January 2002.

      As of December 31, 2001, the Company had available cash of approximately $14.9 million and bank debt of approximately $224 million. As a result, the Board and the Company’s management determined that the Company needed additional funding as soon as possible.

      By mid-January 2002, two of the remaining four parties had informed the Company that they were unable to pursue a strategic transaction with the Company and the remaining two parties indicated that they needed more time.

     Private Placement

      By mid-January 2002, the Company had not received a viable proposal from any third party, and thus determined that it would not be possible to complete a strategic transaction in the near future. On January 21, 2002, the Company’s financial advisors reviewed with the Board a number of financing options, and the Board determined that the Company should conduct a private placement of Common Stock or “PIPES” offering.

Between January 21 and January 31, 2002, the Company’s financial advisors contacted a number of potential investors which were thought to be interested in purchasing Common Stock in a private placement transaction. During this time period, the Company’s legal counsel prepared and negotiated with investors’ counsel a stock purchase agreement and other related documentation. On January 31, 2002, the Company completed a $60 million private placement of Common Stock to 12 financial investors, at a price of $14 per share.

      On January 28, 2002, the Company amended the Credit Agreement to enable it to keep the proceeds received in the private placement transaction.

      Following the completion of the private placement, one of the two remaining parties proposed discussing a joint venture with the Company to develop the East Boulder Mine. Such party proposed to acquire a 60% ownership in East Boulder Mine and fund 60% of future development costs. Such party indicated that it would not reimburse the Company for amounts already incurred in the development of the East Boulder Mine. The Company did not believe this proposal was financially attractive or in the best interest of its stockholders. The Company inquired about a full acquisition of the Company, but such party indicated that it was not interested.

      The second remaining party informed the Company that it was unable to propose a price which was greater than or equal to the then current market price of the Common Stock. Such party did not specify a price at which it would be willing to pursue a transaction. At the time, the Common Stock was trading at approximately $16.00 on the NYSE.

     SEC’s Review of S-3 Registration Statement

      In January 2002, the SEC informed the Company that it would review the Company’s S-3 registration statement filed on December 18, 2001. In January and February 2002, the Company received comments from, and had numerous discussions and communications with, the SEC regarding the registration statement.

      In mid-March 2002, the SEC informed the Company that the SEC believed the Company’s ore reserve estimate should be revised to better conform to the SEC’s interpretation of industry standards. The Company has used the same reserve estimation methodology since 1994 and the calculation of its reserves has been reviewed annually by independent consultants.

      Between March and early June, the Company had frequent meetings and telephone discussions with the SEC and sent the SEC numerous letters and supplemental information regarding the calculation of its ore reserves. On June 6, 2002, based upon its discussions with the SEC, the Company determined to modify certain parameters used in determining its probable ore reserve estimate and to file an amended Form 10-K for the year ended December 31, 2001, giving effect to the ore reserve change. The Company estimates that the impact on quarterly earnings will be $0.01 per share of Common Stock. The SEC declared the registration statement effective on June 7, 2002. The Company was required to pay $720,000 in contractual penalties to the investors in the PIPES transaction because the registration statement was not declared effective by May 1, 2002, as required under the stock purchase agreement for that transaction.

     Potential Merger

      In May 2002, the Company was approached by a PGM mining company which was exploring its own strategic alternatives. This company, which is similar in size to the Company, indicated that it would be interested in a stock-for-stock merger of equals or an alternative strategic transaction with the Company. On May 27, 2002, the Company executed a confidentiality agreement with the third party. The Company conducted extensive due diligence on this mining company in June and July 2002.

      By July 31, 2002, the Company’s share price had fallen to $9.50. In August 2002, the Company and the third party agreed to terminate their discussions due to a decrease in the stock prices of both parties and the apparent desire of such third party to pursue a transaction with another company. JPMorgan acted as the Company’s sole financial advisor in connection with this potential transaction.

     Production Problems and Decreasing Palladium Price

      In an effort to reduce costs, in June 2002, the Company amended certain provisions of its incentive bonus contract with its labor unions regarding the Stillwater Mine to correct a prior increase in the amount of incentive bonus paid to affected employees in January 2002, which the Company determined was not appropriate under the circumstances. As a result, the Company experienced industrial relations problems in the third quarter, including reduced production by affected employees from historical levels.

      In the summer of 2002, the Company increased the level of production of raw tonnage in the Stillwater mine in an area of the mine known as the upper west. The ore grade (percentage of PGMs contained in rock mined) from the upper west was lower than the grade for the other ore mined by the Company, thus reducing the Company’s ability to produce ore in line with its prior forecasts. East Boulder Mine ore grade improved during 2002, but was below the Company’s target rate of increase in ore grade. In addition, the Company experienced delays with infrastructure modifications for ventilation and electrical services at the Stillwater Mine, which also affected production.

      By August 2002, the price of palladium had dropped to $318 per ounce. In early August 2002, the Company scheduled meetings for later that month with two publicly held mining companies that had conducted extensive due diligence on the Company in December 2001 and January 2002.

     Contact from Norilsk Nickel

      In January 2002, Messrs. McAllister and Sabala attended a forum for mining company executives and investors in Florida. At this forum, they met Christophe Charlier, Director for Strategic Development and Mergers and Acquisitions of Norilsk Nickel. At such time, they discussed recent developments at Norilsk Nickel, the Company, and the industry and agreed to meet again in the future.

      In early August 2002, Mr. Charlier telephoned Mr. McAllister to arrange a meeting at the Company’s headquarters between the Company’s management and Leonid Rozhetskin, Deputy Chairman of the Management Board and member of the Board of Directors of Norilsk Nickel. A meeting was subsequently scheduled for August 16, 2002 and the venue was changed to New York City. On such date, Mr. McAllister met with Messrs. Rozhetskin and Charlier. At this meeting, Mr. Rozhetskin indicated Norilsk Nickel’s interest in pursuing a strategic transaction with the Company.

      On August 19 and 20, 2002, the Company met with the two publicly held mining companies with which it had previously scheduled meetings. These companies indicated their continuing interest in a strategic transaction with the Company and resumed due diligence on the Company. The Company executed a revised confidentiality agreement with one of these parties.

      On August 27, 2002, the Company and Norilsk Nickel entered into mutual confidentiality agreements regarding their negotiations.

      On September 4, 2002, the Company announced that it had reduced its production targets due to continued industrial relations issues and the delay of certain infrastructure projects at the Stillwater Mine. The Company also announced that it was possible that the Company would not be able to comply with certain requirements under the Credit Agreement and was seeking another amendment of the Credit Agreement.

      On September 11, 2002, the Company and its legal advisors met in New York City with Norilsk Nickel and its legal advisors to discuss possible terms for a proposed transaction between the parties. At this meeting, Norilsk Nickel proposed a transaction whereby it would acquire newly issued shares of Common Stock constituting 51% of the Company’s shares. Norilsk Nickel proposed that the consideration for the shares would consist entirely of palladium valued at the current market price, and also proposed (i) a break-up fee of $90 million, (ii) that it have certain stockholder rights, including the right to elect directors, and (iii) that it receive registration rights for the Shares. Norilsk Nickel indicated that it valued the Company at approximately $6.40 per share. At the time, the Company’s share price was approximately $6.63.

      Due to the combined effect of the Company’s third quarter 2002 production problems and the continued depressed demand and prices for PGMs, the Company determined that it could soon require relief with respect to the covenants in the Credit Agreement, as amended in December 2001. The Company entered into discussions with its bank syndicate.

      On October 1, 2002, the Company received a draft Stock Purchase Agreement from Norilsk Nickel. During October and November 2002, the Company and Norilsk Nickel and their legal advisors negotiated the terms of, and drafted documents for, the potential transaction, including the Stock Purchase Agreement, Stockholders Agreement and Registration Rights Agreement. The Company and its legal and financial advisors engaged in extensive negotiations regarding the terms of the potential transaction, including the amount and form of consideration, the termination fee and the governance of the Company following the Closing.

      On October 9, 2002, one of the mining companies indicated that it was not in a position to make a proposal to the Company. On October 16, 2002, the other mining company indicated that it would require at least two additional weeks before it could submit an acquisition proposal.

      On October 21, 2002, Messrs. McAllister and Stark met in Moscow with certain officers of Norilsk Nickel, including Mikhail Prokhorov, General Director of Norilsk Nickel, and Mr. Rozhetskin. The purpose of the meeting was to meet the senior executives of Norilsk Nickel and to gain a better sense of their objectives. In addition, the principals discussed the basic economic terms of the transaction and determined that Norilsk Nickel would pay the equivalent of $7.50 per share for newly issued shares representing 51% of the outstanding Common Stock following such issuance. In exchange, although Norilsk Nickel’s earlier proposal did not include any cash, Norilsk Nickel said it was willing to include a cash component of $100 million, with the balance to be paid in a fixed number of ounces of palladium. The Company sought to have the palladium be valued at the Closing in order to avoid the market risk of a decrease in palladium prices between signing and the Closing. Norilsk Nickel would not agree to this proposal. At the Company’s request, Norilsk Nickel further confirmed that it would be willing to conduct a cash tender offer after closing for 10% of the currently outstanding shares at the same price of $7.50 per share. The Company’s management indicated that it would recommend the Norilsk Nickel transaction to the Board, subject to the resolution of governance issues and negotiation of satisfactory definitive agreements. At the time, the Company’s share price was $5.70, with the price of $7.50 per share representing a 31.6% premium. As of                     , 2003, the Company’s stock price was $     per share.

      On October 25, 2002, the Company obtained an amendment to the Credit Agreement which further revised certain production covenants and modified certain financial covenants for the remaining term. As consideration for these amendments, the Company agreed to an amendment fee of approximately $1.2 million and a 50 basis point increase in the interest rate payable on the Company’s remaining debt. Among other things, this amendment (i) set the debt to EBITDA ratio permitted in the third quarter of 2002, the first and second quarters of 2003, the third and fourth quarters of 2003 and thereafter, at 3.00:1.0, 3.00:1.0, 2.50:1.0 and 2.00:1.0, respectively; (ii) set the debt service coverage ratio permitted (x) through December 31, 2002 at 2.00:1.0, (y) from January 1, 2003 through December 31, 2003 at 2.50:1.0 and (z) at January 1, 2004 and thereafter at 3.00:1.0; (iii) added covenants relating to primary and project development at the Nye mine and the East Boulder mine; (iv) set the maximum capital expenditures permitted in 2002, 2003, 2004, 2005, 2006 and 2007 to $67.0 million, $66.0 million, $68.0 million, $80.0 million, $73.0 million and $73.0 million, respectively; and (v) reduced the required palladium and platinum production for 2002 and 2003 and set palladium and platinum production requirements for 2004 and thereafter.

      During this period, the remaining mining company continued its due diligence investigation of the Company. Based upon its communications with this mining company, the Company anticipated that it would submit a proposal for a strategic transaction at the same time the Board considered the Norilsk Nickel proposal. The Company also contacted and signed a confidentiality agreement with an investment fund which had expressed interest in the Company.

      The Company also contacted a large PGM mining company which had indicated in January 2002 that it was unable to propose to the Company a price which was greater than or equal to the then current market price of the Company’s shares. This company again declined to make a proposal for a strategic transaction.

      On November 7, 2002, the remaining mining company informed the Company that it was not in a position to pursue a strategic transaction with the Company. On November 15, 2002, Mr. McAllister met with the chief executive officer of this company in an effort to bring an alternative transaction to the Board for its consideration. The mining company did not change its position.

      On November 11, 2002, the Company retained an internationally-recognized investigation firm, on the basis of such investigation firm’s reputation and knowledge of Eastern Europe, to investigate and report to the Company its findings regarding the background, operations and reputation of Norilsk Nickel and its wholly-owned subsidiary, Norimet.

      A meeting of the Board was held in New York City on November 18, 2002, to consider the terms of Norilsk Nickel’s proposal, including the terms contained in the proposed Stock Purchase Agreement and Stockholders Agreement.

      The investigation firm provided a preliminary report and made a presentation regarding the background and history of Norilsk Nickel and Norimet, including the nature of their businesses, and the experience and background of their controlling stockholders. Additionally, JPMorgan reviewed with the Board its financial analysis of the consideration to be received by the Company pursuant to the Stock Purchase Agreement. JPMorgan reviewed with the Board the Company’s pursuit of strategic alternatives during the past year, as well as the nature of the financial analyses performed by JPMorgan in connection with the Transaction, including a review of the Company’s stock price performance, its financial analysis of companies that produce PGMs, its discounted cash flow analysis, the potential present value of the consideration received in connection with the Transaction, its pro forma analysis and its analysis of the Company’s liquidity. Messrs. Charlier and Rozhetskin then made a presentation to the Board regarding Norilsk Nickel’s background and objectives in connection with the Transaction, and answered the Board’s questions. The Company’s legal counsel described the agreements in connection with the Transaction and the material provisions thereof, as well as the process for obtaining consents and approvals in connection with the Transaction.

      The Board met again on November 20, 2002. At such meeting, JPMorgan rendered its oral opinion to the Board which opinion was subsequently confirmed in writing to the effect that, as of that date, and subject to and based on the various considerations set forth in its opinion, the consideration to be received by the Company pursuant to the Stock Purchase Agreement was fair, from a financial point of view, to the Company. Legal counsel also reviewed the Board’s responsibilities and obligations under Delaware law. Based upon its review of Norilsk Nickel’s proposal, including the Stock Purchase Agreement, the Stockholders Agreement, the report presented by the investigation firm and JPMorgan’s presentation and opinion, the Board unanimously approved Norilsk Nickel’s proposal and determined to recommend that the Company’s stockholders approve and adopt the Stock Purchase Agreement at the Meeting.

      The Company, Norilsk Nickel and Norimet then executed the Stock Purchase Agreement. That afternoon, the parties issued a joint press release announcing the Transaction.

THE BOARD HAS UNANIMOUSLY APPROVED THE STOCK PURCHASE AGREEMENT AND DETERMINED THAT THE STOCK PURCHASE AGREEMENT AND THE TRANSACTION CONTEMPLATED THEREBY, INCLUDING THE ISSUANCE OF SHARES TO NORIMET, ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS. WE UNANIMOUSLY RECOMMEND THAT YOU VOTE “FOR” THE APPROVAL AND ADOPTION OF THE STOCK PURCHASE AGREEMENT.

Reasons for the Board’s Recommendation; Factors Considered

      In reaching its decision to approve the Stock Purchase Agreement and to recommend that the Company’s stockholders vote to approve and adopt the Stock Purchase Agreement, the Board considered a number of factors, including the factors set forth below. The following discussion of information and factors considered and given weight by the Board is not intended to be exhaustive, but is believed to include all the material factors, both positive and negative, considered by the Board. In view of the variety of factors considered in connection with its evaluation of the Stock Purchase Agreement, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations. In addition, individual members of the Board may have given different weights to different factors.

      The Board considered the following positive factors in its consideration of the Transaction. Among other factors, the Board considered the following:

      1.     Declining Price of PGMs. The Board took into account the declining prices of platinum and palladium since January 2001. The price of palladium on the London PM Fix as of November 19, 2002, the last full trading day before the signing of the Stock Purchase Agreement, was approximately $275 per ounce, representing a decrease of approximately 75% from the high of $1,090 per ounce as of January 26, 2001. The price of platinum as of November 19, 2002 on the London PM Fix was approximately $595 per ounce, representing a decrease of approximately 7% from the high price of $639 as of January 15, 2001. In 2001, 80% and 20% of the Company’s revenues were derived from the sale of palladium and platinum, respectively. The Company’s financial performance depends upon metal prices. See “Background of the Transaction-Initial Review of Strategic Alternatives” above. Metal prices are set by the market and are therefore beyond the control of the Company.

      2.     Effects on Financial Performance. The Board was aware that decreased prices and demand for PGMs, in addition to the Company’s continued labor, cost and infrastructure problems, have significantly impacted the Company’s financial performance. The Company reported net income of $4.7 million, or $0.11 per diluted share, for the third quarter of 2002 compared with net income of $10.3 million, or $0.26 per diluted share, for the third quarter of 2001. For the nine months ended September 30, 2002, cash flow from operating activities was $46.1 million compared with $92.3 million for the same period in 2001, a decrease of $46.2 million or 50.1%.

      3.     Lower Production Targets. The Board took into account the Company’s plan to expand the capacity of the Stillwater Mine and build a new mine at East Boulder, which was required to be revised due to the decrease in prices and demand for PGMs and the resulting decreased available cash to the Company. In response to the low price/ demand environment, the Company adopted an optimization plan in November 2001 which significantly reduced production from planned levels at both mines. The Company’s growth potential was severely limited by the decrease in PGM prices and demand and the optimization plan.

      4.     Production Issues. The Board noted that throughout 2002 the Company has experienced production problems due to changes in its management, labor problems, infrastructure issues, lower than anticipated ore grades and implementation of the optimization plan. These production problems have resulted in decreased production at the mines, lower than anticipated revenues and the need for amendments to the Credit Agreement. The Board believed the production problems would continue.

      5.     Significant Debt and Restrictive Covenants. The Board took into account the Company’s borrowings under the Credit Agreement, which aggregated approximately $196 million as of November 15, 2002 and the significant operational and financial covenants under the Credit Agreement. The Company has been required to obtain a number of waivers and/or amendments under the Credit Agreement in the past year because it could not meet certain of these covenants. Each waiver and amendment has been expensive for the Company and has required considerable management time and attention. The Board believes that the covenants have essentially required management to design a mine production plan that complies with the restrictive terms of the Credit Agreement. In low price environments, mining companies generally make cost-driven operating decisions. However, in view of the covenants under the Credit Agreement, the Company’s operating decisions have been directed by production requirements. The Board believes that without some of these restrictions under the Credit Agreement, the Company’s business plan would probably be different and the Company could operate more efficiently. The Stock Purchase Agreement would permit the Company to use a portion of the proceeds received from Norilsk Nickel to reduce its bank debt. Furthermore, the additional cash is expected to give the Company the opportunity to restructure its debt and amend or loosen some of the restrictive covenants in the Credit Agreement.

      6.     Limited Cash Resources. The Board took account of the Company’s available cash, which was $42 million as of September 30, 2002, together with its cash flow projections. The cash resources available to the Company have been a continuing concern to the Board. When the Company announced its optimization plan in November 2001, it stated that if additional borrowings were not available under the Credit Agreement, it would likely run out of available cash resources by the end of the year. Subsequently, the Company was able to achieve an amendment of the Credit Agreement and complete a private placement in January 2002. However, the Company is continually monitoring its anticipated cash expenditures. Significant anticipated cash expenditures include capital expenditures at the mines, bonding requirements, environmental expenditures and ongoing corporate expenses.

      7.     Future Funding. The Board determined that, in the current low price environment, the Company would have difficulty surviving independently over the long term in the absence of additional financial resources due to its limited cash resources, cost and labor issues and the fact that the Company has quarterly repayment obligations under the Credit Agreement. The Company is unable to give any assurance as to its ability to refinance its debt or to obtain financing in the future in the absence of a strategic transaction.

      8.     Year-Long Process. The Board believed that, at the time, it was unlikely that any person other than Norilsk Nickel would be interested in a strategic transaction with the Company, based upon (i) the Board’s business experience and familiarity with the Company, its operations and financial results; (ii) the fact that the Company exhaustively explored its strategic alternatives for more than one year (including consideration of capital raising transactions, such as public and private securities offerings, and business combination transactions, such as mergers, acquisitions and joint ventures); (iii) the fact that the Company and its financial advisors had contacted at least 18 parties and entered into confidentiality agreements with at least 14 parties within the past year, nearly all of whom conducted due diligence on the Company; and (iv) the fact that the Company made multiple attempts to give potential third parties the opportunity to make a proposal, but no third party other than Norilsk Nickel made a viable offer to the Company regarding a strategic transaction.

      9.     Ability to Consider Offers. The Board considered the fact that the Stock Purchase Agreement does not restrict its ability, should we receive a superior third party proposal, to furnish information to and conduct negotiations with a third party and enter into an agreement relating thereto, if the Board’s fiduciary duties so require. However, the Company is restricted from soliciting or initiating contact with third party suitors.

      10.     Background and Reputation. The Board took into account Norilsk Nickel’s reputation as one of the leading mining companies in the world. Prior to approving the Stock Purchase Agreement, the Board retained, and received the detailed report of, a leading investigation firm regarding Norilsk Nickel’s background.

      11.     Best Price Achievable. The Board considered the negotiations which took place between the Company, on the one hand, and Norimet and Norilsk Nickel, on the other hand, with respect to such consideration and believed that it was the highest price that Norimet and Norilsk Nickel would agree to pay or that could be obtained from any source. The Board took note of Norilsk Nickel’s unwillingness to consider a merger transaction or an acquisition of a smaller than 51% stake in the Company and Norilsk Nickel’s insistence that the Company remain a publicly-traded company on the NYSE.

      12.     Potential Additional Revenue From PGM Agreement. The Board considered that, if the Company and Norilsk Nickel could agree on terms for the PGM Agreement, the Company may receive additional revenues from the resale of palladium purchased from Norilsk Nickel. (See also “The PGM Agreement May Not Be Executed” below.)

      13.     PGM Agreement May Increase Demand For Palladium. The Board noted that the PGM Agreement was expected to generally increase availability in the U.S. of palladium from a reliable source, thereby increasing its demand. Norilsk Nickel and the Company believe that certain U.S. consumers are reluctant to enter into long-term supply contracts with Russian palladium companies because (i) some Russian companies have not timely and/or consistently delivered metal in the past, (ii) the Russian secrecy laws and other export regulations create supply reliability risk and (iii) because Russian companies have little or no assets in the U.S., which gives the consumers little recourse if a supply contract is breached. Additionally, to date, Norilsk Nickel has had little success in procuring long-term contracts for the sale of substantial amounts of its palladium to U.S. consumers. See “PGM Agreement.”

      14.     Reasonable Termination Fee. The Board determined that the aggregate amount of the termination fee and the circumstances under which such fee would be payable to Norimet pursuant to the Stock Purchase Agreement, appear reasonable taking into account that: (a) Norimet was only willing to make its proposal on the express condition that the Company agree to such a termination fee upon the terms set forth in the Stock Purchase Agreement; and (b) the belief of the Board that the amount of the termination fee would not be likely to deter potentially interested third parties from pursuing a strategic transaction with the Company.

      15.     No Financing Condition. The Board considered the fact that the Stock Purchase Agreement is not subject to any financing contingencies and Norimet and Norilsk Nickel have represented that Norimet has the financial resources to consummate the stock purchase. The Board noted that within 75 days of the execution of the Stock Purchase Agreement, Norimet was required to deliver the palladium consideration to a warehouse in London, which delivery was made prior to the mailing of this Proxy Statement.

      16.     Analysis and Opinion. The Board considered the financial presentation by JPMorgan, including the opinion of JPMorgan to the Board dated November 20, 2002 to the effect that, as of that date, and subject to and based on the various considerations set forth in its opinion, the consideration to be received by the Company in connection with the proposed issuance of the Shares to Norilsk Nickel was fair from a financial point of view to the Company. The Board was aware that an affiliate of the financial advisor had an interest in the Company’s Credit Agreement, holding a $20.1 million or 8.9% interest, and that the affiliate was not the lead bank of the Company’s credit syndicate. See “The Board’s Consideration of the Stock Purchase Agreement — Opinion of Financial Advisor.”

      17.     Industry. The Board took into account the nature of the PGM industry, the general economic and market conditions in the mining industry and in the United States, and the Company’s reliance on PGMs for the majority of its revenue.

      18.     Company Factors. The Board considered the Company’s strengths, including its reputation, customer contracts and natural resources, and weaknesses, including its financial resources and the market shares of its business.

      19.     Stock Price Concern. The Board took into account that the price of the Company’s shares has been decreasing steadily since February 2001. The closing price of the Company’s shares on the New York Stock Exchange on November 19, 2002, the last full trading day before the signing of the Stock Purchase Agreement, was $7.48 per share. This represented an approximately 84% decrease from the closing price of $46.625 on February 15, 2001.

      20.     Norilsk Nickel’s Potential Palladium “Stockpile.” The Board noted that Norilsk Nickel was rumored to have a large amount of palladium in Russia, which rumor could not be confirmed due to the Russian secrecy laws. The Board noted that if Norilsk Nickel indeed had such a palladium “stockpile,” it would increase the likelihood of its ability to deliver palladium consideration under the Stock Purchase Agreement and palladium under any PGM Agreement. The Board believed that Norilsk Nickel’s interest in the Company was derived, in part, from its desire to reduce its palladium stockpile through utilization of palladium as consideration and through the potential PGM Agreement.

      The Board also considered possible negative factors in its deliberations concerning the Stock Purchase Agreement. Among other factors, the Board considered the following:

      1.     Form of Consideration. The Board noted that public companies generally receive cash or securities as consideration in strategic transactions and that it is unusual for a public company to accept a commodity as a substantial part of the transaction consideration. The Board was concerned that the consideration to be received at the Closing would consist of a combination of cash and a fixed number of ounces of palladium. The

Company’s management sought an all cash proposal from Norilsk Nickel or, in the alternative, a proposal where the palladium consideration would be valued at Closing. Norilsk Nickel would not agree to either of these proposals.

      2.     Fixed Price of Palladium. The Board noted that the number of ounces of palladium was fixed upon the signing of the Stock Purchase Agreement, and that the Company would bear a risk of the decrease in palladium price (or would benefit from any increase in the palladium price) prior to its sale. The Board also noted that the price of palladium had steadily been decreasing since early 2001. The price of palladium was $965, $434 and $274 per ounce as of January 2, 2001, January 2, 2002 and November 19, 2002, respectively.

      3.     Norilsk Nickel’s Potential Palladium “Stockpile.” The Board noted that Norilsk Nickel is rumored to have an undisclosed significant amount of palladium accumulated in Russia and to be eager to sell or dispose of a substantial portion of it. Norilsk Nickel informed the Company that it was unable to disclose the amount of its palladium reserves to the Company and the public, due to the Russian secrecy laws. The Board considered the possibility that Norilsk Nickel could sell such palladium in the U.S. in competition with the Company. However, the Board noted that to date, Norilsk Nickel has been unsuccessful in procuring long-term contracts with U.S. consumers to sell significant amounts of its palladium. (See “PGM Agreement May Increase Demand for Palladium” above)

      4.  Palladium Not Immediately Liquid. The Board noted that it would likely take 12 to 18 months (or longer) for the Company to resell the palladium consideration pursuant to long-term contracts on commercially reasonable terms. In evaluating the Transaction, the Board considered a presentation by the Company’s financial advisor regarding the potential present value of the palladium consideration based on various assumptions, but no present value determination was made by the Board or such financial advisor.

      5.     Controlling Stockholder. The Board considered the fact that Norimet would become the controlling stockholder of the Company following the Closing and would be able to control the outcome of all stockholders’ votes. The Board also considered the governance provisions of the Stockholders Agreement negotiated with Norimet, including, but not limited to, the requirements that: (i) Norimet would be entitled to have proportionate representation on the Board (up to a maximum of the smallest number of directors constituting a majority of the Board); (ii) the Board must consist of a majority of independent directors; (iii) no Norilsk Nickel or Norimet officer, director or employee is able to serve as a director of the Company; (iv) there will be a required presence of Public Directors on the Board; (v) that the approval of the Public Directors would be required for certain transactions with Norimet, Norilsk Nickel and their affiliates; and (vi) that there will be certain restrictions on Norimet’s ability to acquire additional shares of Common Stock. See “The Stockholders Agreement” below.

      6.     PGM Agreement May Never be Executed. The Board noted that the Stock Purchase Agreement requires that the parties negotiate the PGM Agreement, and that it is possible that the PGM Agreement would not be executed because the parties could not agree on its terms. The Board concluded that the risk of non-execution was not material, because the PGM Agreement would likely not represent a substantial source of income for the Company in relation to the Company’s existing business. For example, if the Company purchased 1,000,000 ounces of palladium per year from Norilsk Nickel and resold such palladium to consumers on commercially reasonable terms (at a 2%-5% margin), at the November 19, 2002 market price of $275 per ounce, the Company could expect revenues of $5.4 to $13.5 million.

      7.     Uncertain Terms of PGM Agreement. The Board considered that, since the PGM Agreement remains to be negotiated, the Board could not anticipate any risks associated with its terms. The Board noted that the Company intends to purchase palladium from Norilsk Nickel and resell such palladium pursuant to long-term contracts and that the Company does not intend to bear the risk of purchasing palladium from Norilsk Nickel without having such long-term contracts in place to resell the palladium. The PGM Agreement must also be structured in accordance with applicable law.

      8.     Potential Market Impact of PGM Agreement. The Board considered that an increased amount of palladium to be sold in the Western Hemisphere could cause the price for palladium to drop and thus adversely affect the price for palladium received by the Company pursuant to its existing contracts.

      9.     Cost of Employees to Administer PGM Agreement. The Board noted that it would be necessary to hire additional employees with trading experience to assist with the sale of palladium under the PGM Agreement. See “PGM Agreement.”

      10.     No Premium as of November 19, 2002. The Board considered the historical market prices, recent trading activity and range and public trading multiples of the Common Stock and the potential value of the PGM Agreement, including the fact that the consideration to be received by the Company does not represent a significant premium over the $7.49 closing price of the shares on the NYSE on November 19, 2002, the last full trading day prior to the meeting of the Board to adopt the Stock Purchase Agreement. The Company’s book value per share as of October 31, 2002 was $12.87. While the value of the consideration per Share cannot be determined until Closing because the price of palladium fluctuates, the Board noted that the Shares would likely be issued for less than book value.

      11.     Stockholder Approval. The Board noted the fact that, under the rules of the NYSE, the approval of the Company’s stockholders is required for the issuance of shares to Norimet and that the Transaction cannot be consummated if a majority of the stockholders present at the Meeting vote against the approval and adoption of the Stock Purchase Agreement.

      12.     Other Approvals. The Board took into account the required government filings approvals and third party consents in connection with the Transaction, including, but not limited to the approval (or expiration of the applicable waiting period) under the HSR Act, the Exon-Florio filing and the consent or amendment under the Credit Agreement.

      13.     Reputation of Russian Companies. The Board took into account the rumors and lack of public information about Russian companies in the United States.

      14.     Limited Public Information Regarding Norilsk Nickel. The Board noted the limited available public information regarding Norilsk Nickel, including, but not limited to, the restrictions under the Russian secrecy laws and the lack of financial statements audited in accordance with internationally recognized standards. The Board believed that it had sufficient information to determine that Norilsk Nickel could satisfy its obligations under the Stock Purchase Agreement and that the Transaction was in the best interests of all stockholders. The Board believed that financial statement information concerning Norilsk Nickel was not material to the Board’s and the stockholders’ consideration of the Transaction, in light of: (i) Norilsk Nickel’s market capitalization (ii) the size of the transaction in relation to the assets of Norilsk Nickel, (iii) the fact that the palladium consideration would be delivered to, and be held by, an independent warehouse prior to the Closing, and (iv) the fact that the consideration did not include any equity securities of Norilsk Nickel. While the financial resources and reputation of Norilsk Nickel could affect the Company after Closing, the Board was unable to speculate as to such effects.

Opinion of Financial Advisor

      Pursuant to an engagement letter dated October 23, 2002, the Company retained JPMorgan, which had been advising the Company on various other matters in the past year, as its financial advisor and to deliver its opinion in connection with the proposed issuance of the Shares to Norimet.

      At a Board meeting on November 20, 2002, JPMorgan rendered its oral opinion to the Board, which opinion was subsequently confirmed in writing, to the effect that, as of that date, and subject to and based on the various considerations set forth in its opinion, the consideration to be received by the Company in connection with the proposed issuance of the Shares to Norimet was fair from a financial point of view to the Company.

      The full text of the written opinion of JPMorgan, dated November 20, 2002, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Exhibit B to this proxy statement. The Company’s stockholders are urged to read the opinion in its entirety. JPMorgan’s written opinion is addressed to the Board, is directed only to the consideration to be paid in the proposed issuance of the Shares to Norimet and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote at the Meeting. The summary of the opinion of JPMorgan set forth in this proxy statement is qualified by reference to the full text of such opinion.

      In arriving at its opinion, JPMorgan, among other things:

•	reviewed drafts dated November 17, 2002, of the Stock Purchase Agreement and the Stockholders Agreement;

•	reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates;

•	compared the proposed financial terms of the proposed issuance of the Shares to Norimet with the publicly available financial terms of certain transactions involving companies JPMorgan deemed relevant and the consideration received by such companies;

•	compared the financial and operating performance of the Company with publicly available information concerning certain other companies JPMorgan deemed relevant and reviewed the current and historical market prices of the Common Stock and certain publicly traded securities of such other companies;

•	reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business;

•	reviewed certain historical market prices for palladium and platinum;

•	discussed with management of the Company alternatives potentially available to the Company in the absence of the proposed issuance of the Shares to Norimet; and

•	performed such other financial studies and analyses and considered such other information as JPMorgan deemed appropriate for the purposes of the opinion.

      JPMorgan also held discussions with certain members of the management of the Company with respect to certain aspects of the proposed issuance of the Shares to Norimet, the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, the effects of the proposed issuance of the Shares to Norimet on the financial condition and future prospects of the Company and certain other matters JPMorgan believed necessary or appropriate to its inquiry. JPMorgan’s opinion further noted that management of the Company advised JPMorgan that the Company is experiencing liquidity and production issues that are creating significant risks to the Company and its ability to execute its current operating plan.

      JPMorgan relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to JPMorgan by the Company or otherwise reviewed by JPMorgan, and JPMorgan did not assume any responsibility or liability therefor. JPMorgan did not conduct any valuation or appraisal of any assets or liabilities, nor were any such valuations or appraisals provided to it. JPMorgan has not assumed any responsibility or liability for undertaking any valuation or appraisal of any assets or liabilities of the Company or as to the solvency of or issues relating to solvency concerning the Company. In relying on financial analyses and forecasts provided, JPMorgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. JPMorgan also assumed that the proposed issuance of the Shares to Norimet would be consummated as described in the Stock Purchase Agreement. JPMorgan has relied as to all legal matters relevant to rendering its opinion upon the advice of counsel. JPMorgan also assumed that the definitive Stock Purchase Agreement and Stockholders Agreement would not differ in any material respect from the drafts thereof furnished to them. JPMorgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the proposed issuance of the Shares to Norimet will be obtained without any adverse effect on the Company or on the contemplated benefits of the proposed issuance of the Shares to Norilsk Nickel.

      The projections furnished to JPMorgan for the Company were prepared by the management of the Company. The Company does not publicly disclose internal management projections of the type provided to

JPMorgan in connection with JPMorgan’s analysis of the proposed issuance of the Shares to Norimet, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections.

      JPMorgan’s opinion also noted that, over the course of the past fourteen months, JPMorgan contacted more than fifteen parties to determine and solicit their interest in acquiring all or a substantial part of the Company or in making an investment in the Company.

      JPMorgan’s opinion was based on economic, market and other conditions as in effect on, and the information made available to JPMorgan as of, the date of such opinion. Subsequent developments may affect the written opinion dated November 20, 2002, and JPMorgan does not have any obligation to update, revise, or reaffirm such opinion. JPMorgan’s opinion is limited to the fairness, from a financial point of view, of the consideration to be received by the Company in the proposed issuance of the Shares to Norimet and JPMorgan expressed no opinion as to the underlying decision by the Company to engage in the proposed issuance of the Shares to Norimet. JPMorgan also expressed no opinion as to the prices at which the Common Stock would trade following the announcement or the consummation of the proposed issuance of the Shares to Norimet, nor did JPMorgan express any opinion as to the value of palladium or platinum at any time, or as to the time frame within which, or prices at which, the Company would be able to sell the palladium received as part of the consideration.

      In accordance with customary investment banking practice, JPMorgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses utilized by JPMorgan in connection with providing its opinion. These summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by JPMorgan, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. References in the summary below to current market prices and to analyst consensus prices are for platinum and palladium as of November 15, 2002, and for each analysis where there is a reference to an “analyst consensus,” an analyst of JPMorgan or one of its affiliates may have been an analyst considered.

Summary of Financial Analysis

      The following table summarizes the implied valuation ranges derived by JPMorgan from each of its financial analyses described below.

Implied Valuation
Valuation			Range (Price
Methodology	Benchmark	Reference Range	per share)

Discounted cash flow analysis	East Boulder Mine production 1,250 tons of ore milled per day
	Analyst consensus prices	7.5% — 10.0% (discount rate)	$3.09 — $1.52
	Current market prices	7.5% — 10% (discount rate)	$5.60 — $3.48
	Floor prices	7.5% — 10.0% (discount rate)	$(6.36) — $(5.96)
	East Boulder Mine Production 1,750 tons of ore milled per day	7.5% — 10.0% (discount rate)
	Analyst consensus prices	7.5% — 10.0% (discount rate)	$4.23 — $2.24
	Current market prices	7.5% — 10.0% (discount rate)	$6.99 — $4.39
	Floor price	7.5% — 10.0% (discount rate)	$(6.07) — $(5.89)
Potential present value of consideration	Current market prices	0-24 months to sell metal	$7.50 — $7.03
	+20% from current market prices	0-24 months to sell metal	$8.27 — $7.72
	-20% from current market prices	0-24 months to sell metal	$6.73 — $6.63

     Stock Price Performance

      JPMorgan reviewed the share price performance of the Company for the one-year period ending November 15, 2002 and compared it to the performance during the same period of the S&P 500 index and spot prices per ounce for platinum and palladium. During this period, the closing prices on the New York Stock Exchange for the Company’s shares ranged from a high of $19.96 to a low of $4.65, and declined approximately 53% from $15.99 to $7.50. During the same period, the S&P 500 index declined approximately 20%, the spot price per ounce of palladium, declined approximately 8%, and the spot price per ounce of platinum increased approximately 41%, each as reported by Bloomberg.

Stock Price Performance

Price per share

(dollars)
Price as of November 15, 2002	$7.50
52-week high (1/4/02)	$19.96
52-week low (10/9/02	$4.65

     Public Company Analysis

      JPMorgan analyzed and compared financial and trading information for the Company to corresponding information for the following five publicly-traded companies that produce platinum group metals, which are referred to as PGMs:

•	Anglo American Platinum Corporation Limited

•	Impala Platinum Holdings Limited

•	Lonmin PLC

•	Aquarius Platinum Limited

•	North American Palladium Ltd

      JPMorgan compared various financial and trading multiples and ratios of the selected companies and the Company using closing stock prices on November 15, 2002. Projected financial estimates were based upon publicly-available published reports of research analysts at various investment banks, including JPMorgan. Firm value was defined as the market value of equity on November 15, 2002 plus the book value of debt and minority interest, if any, less cash; EBITDA was defined as earnings before interest, taxes, depreciation and amortization, and cash earnings per share was defined as earnings per share plus depreciation and amortization per share, on an after tax basis.

      This analysis showed:

PGM companies

	Stillwater	High	Low

Market capitalization (US$ millions)	$326	$8,386	$179
6 month average daily dollar volume traded (US$ millions)	$3.5	$16.8	$0.2
Debt as a multiple of last twelve months EBITDA	2.3x	2.3x	0x
Firm value as a multiple of estimated 2003 EBITDA	5.4x	8.1x	3.3x
Price as a multiple of estimated 2003 cash earnings per share	3.9x	12.2x	2.6x
Price as a multiple of estimated 2003 earnings per share	10.7x	13.8x	5.0x

      JPMorgan noted that there are no companies which are directly comparable to the Company for which information is publicly available. JPMorgan further noted that the five companies referred to above have materially different operating and financial characteristics. As a result, JPMorgan did not derive implied values per share based upon this analysis.

     Discounted Cash Flow Analysis

      JPMorgan performed a discounted cash flow analysis using projections provided by the Company’s management. These projections incorporated two sets of operating forecasts, the first based upon production at the Company’s East Boulder Mine at a rate of 1,250 tons of ore milled per day, and the second based upon production at that facility at a rate of 1,750 tons of ore milled per day. The operating forecasts in each case were based upon production at the Company’s Stillwater Mine at current levels of ore milled per day. In addition, this analysis considered three platinum and palladium price assumptions:

•	analyst consensus prices, which reflected the median of published forecasted platinum and palladium prices of research analysts at various investment banks of $345 per ounce of palladium and $523 per ounce of platinum in 2002 and $308 per ounce of palladium and $535 per ounce of platinum in 2003 and beyond,

•	current market prices which reflected the prices for palladium and platinum as of November 15, 2002, as reported by Bloomberg, of $294 per ounce of palladium and $603 per ounce of platinum, and

•	floor prices, which reflect the lowest prices at which the Company is required to sell platinum and palladium pursuant to its existing long term contracts.

      JPMorgan estimated a net present value of free cash flows from November 15, 2002 to December 31, 2051 using discount rates ranging from 7.5% to 10.0%. The implied per share equity values were computed by subtracting the Company’s current net debt and are shown in the table below:

Stillwater Equity Values Per Share

East Boulder Mine Production of 1,250 Tons of Ore Milled Per Day

	palladium price	platinum price

			Discount rate of
			----------------%
	(per ounce)	(per ounce)	7.5	10.0
Analyst consensus prices	$3451 /$308[2]	$5231 /$535[2]	$3.09	$1.52
Current market prices	$294[3]	$603[3]	$5.60	$3.48
Floor prices	—	—	$(6.36)	$(5.96)

[1]	Forecasted prices in 2002.

[2]	Forecasted prices in 2003 and beyond.

[3]	As of November 15, 2002.

East Boulder Mine Production of 1,750 Tons of Ore Milled Per Day

	palladium price	platinum price

			Discount rate of
			----------------%
	(per ounce)	(per ounce)	7.5	10.0
Analyst consensus prices	$3451 /$308[2]	$5231 /$535[2]	$4.23	$2.24
Current market prices	$294[3]	$603[3]	$6.99	$4.39
Floor prices	—	—	$(6.07)	$(5.89)

[1]	Forecasted prices in 2002.

[2]	Forecasted prices in 2003 and beyond.

[3]	As of November 15, 2002.

      Additionally, JPMorgan analyzed the ratio of share price to net present value per share of the Company and the five publicly-traded PGM companies listed under “Public Company Analysis”. JPMorgan used estimates of net present value at a discount rate of approximately 10.0% for each company based on publicly-available published reports of research analysts at various investment banks. This analysis showed that the Company’s shares traded at 0.9x of their net present value as estimated by research analysts at various investment banks, and other producers of PGMs traded at a multiple of estimated net present value ranging from 0.7x to 1.1x with a median of 0.8x.

     Potential Present Value of Consideration

      JPMorgan reviewed the total value of the consideration, consisting of cash and palladium, to be received per Share issued to Norilsk Nickel. Based on a price per ounce of palladium of $294 and a discount rate of 10% as of November 15, 2002, this analysis examined the value per share of consideration received by the Company at potential changes in metal prices, ranging from a 20% decrease to a 20% increase, and at potential time periods required to sell the palladium received as consideration ranging from 0 to 24 months. This analysis showed a range of equity values per share as follows (assuming metal is sold at equal rates annually, sales spread evenly throughout the year and proceeds from sale of metal discounted at 10%):

Stillwater Equity Values Per Share

Potential Present Value of Consideration per Share Issued

				Discount rate of
			Platinum
	Palladium price		price	7.5%	10.0%

	(per ounce)		(per ounce)
Analyst consensus prices	$3451 /$308	[2]	$5231 /$535 [2]	$4.23	$2.24
Current market prices	$294	[3]	$603[3]	$6.99	$4.39
Floor prices	—		—	$(6.07)	$(5.89)

[1]	Forecasted prices in 2002.

[2]	Forecasted prices in 2003 and beyond.

[3]	As of November 15, 2002.

     Pro forma Analysis

      JPMorgan analyzed the potential impact of the proposed issuance of the Shares to Norimet on the net present value per share of the Company and on earnings per share. Utilizing the Company management’s projections, JPMorgan estimated the impact of the issuance of shares to Norimet, the consideration received by the Company and the sale of the palladium received from Norimet on the net present value per share of the Company using the analyst consensus prices and current market prices referred to above. Assuming the current production rate of 1,250 tons of ore milled per day at East Boulder (while production at the Company’s Stillwater Mine remains at current levels), and further assuming that the metal to be received by the Company from Norimet pursuant to the Stock Purchase Agreement would be sold in an eighteen month period, this analysis showed:

	Analyst consensus prices		Current market prices

	7.5% discount rate	10% discount rate	7.5% discount rate	10% discount rate

Net present value/share pre-transaction	$3.09	$1.52	$5.60	$3.48
Net present value/share pro forma for transaction	$5.70	$4.74	$6.76	$5.54
Net present value/share $ accretion	$2.61	$3.22	$1.16	$2.06
Net present value/share % accretion	84.4%	212.0%	20.7%	59.3%

As a sensitivity analysis, JPMorgan estimated the impact of a short term decrease in the price of metal on the net present value per share at a 10% discount rate and at analyst consensus prices. This analysis showed:

	Metal price drops		Metal price drops
	for 1 year by:		for 2 years by:

	10%	20%	10%	20%

Net present value/share pre-transaction	$1.52	$1.52	$1.52	$1.52
Net present value/share pro forma for transaction	$4.50	$4.29	$4.20	$3.72
Net present value/share $ accretion	$2.98	$2.77	$2.68	$2.20
Net present value/share % accretion	196.0%	182.2%	176.3%	144.7%

      JPMorgan also estimated the impact of the proposed issuance of the Shares to Norimet on net present value per share assuming the proposed issuance of the Shares to Norimet provided sufficient financing to expand production at the Company’s East Boulder Mine to 1,750 tons of ore milled per day (while production at the Company’s Stillwater Mine remains at current levels), and further assuming that the metal would be sold in an eighteen month period. This analysis showed:

	Analyst consensus prices		Current market prices

	7.5% discount rate	10% discount rate	7.5% discount	10% discount rate

Net present value/share pre-transaction	$3.09	$1.52	$5.60	$3.48
Net present value/share pro forma for transaction	$6.26	$5.09	$7.44	$5.99
Net present value/share $ accretion	$3.17	$3.57	$1.84	$2.51
Net present value/share % accretion	102.5%	235.2%	32.9%	72.1%

      JPMorgan also estimated the pro forma impact of the proposed issuance of the Shares to Norimet on the Company’s earnings per share. Utilizing the Company management’s projections, and assuming that the palladium received as consideration in the proposed issuance of the Shares to Norimet would be sold between July 1, 2003 and December 31, 2004, this analysis showed:

•	Based on analyst consensus prices, a reduction of earnings per share of $0.21 and $0.32 in 2003 and 2004, respectively.

•	Based on current market prices, a reduction of earnings per share of $0.28 and $0.46 in 2003 and 2004, respectively.

Liquidity Analysis

      JPMorgan reviewed the Company’s projected cash flows and cash balances based on projections provided by the Company’s management at a production rate of 1,250 tons of ore milled per day at the East Boulder Mine (assuming that production at the Company’s Stillwater Mine remains at current levels) and sold over an eighteen month period. JPMorgan estimated the Company’s unlevered free cash flows at analyst consensus prices, current market prices and floor prices for the period from 2003 to 2015. In each year, unlevered free cash flows were positive based on analyst consensus prices and current market prices, and negative or slightly positive based on floor prices. JPMorgan also reviewed the Company’s projected operating cash flow, defined as net income plus depreciation and amortization less increase in working capital, capital expenditures and debt service (interest and scheduled principal amortization), and estimated the cash balance based on analyst consensus prices at the end of each year from 2002 to 2012. Based on this analysis, the Company was projected to have a negative cash balance at the end of each year from 2005 to 2011.

      JPMorgan also prepared a liquidity analysis assuming an increase in production to 1,750 tons per day at the East Boulder Mine (assuming that production at the Company’s Stillwater Mine remains at current levels). and cash flows based on the Company management’s projections. JPMorgan estimated the Company’s unlevered free cash flows at analyst consensus prices, current market prices and floor prices for the period from 2003 to 2015. In each year, except 2003, unlevered free cash flows were positive based on analyst consensus prices and current market prices, and negative or slightly positive based on floor prices. JPMorgan also reviewed the Company’s projected operating cash flow, capital expenditures and debt service, and estimated the cash balance based on analyst consensus prices at the end of each year from 2002 to 2012. Based on this analysis, the Company was projected to have a negative cash balance at the end of each year from 2003 to 2012. Based on the Company management’s projections, approximately $19 million of additional capital expenditures would be required in 2003 to increase production at East Boulder Mine from 1,250 tons of ore milled per day to 1,750 tons of ore milled per day at the East Boulder Mine (assuming that production at the Company’s Stillwater Mine remains at current levels). In this regard, JPMorgan noted that management did not believe the Company has sufficient liquidity to undertake this incremental capital expenditure, and that the case showing 1,750 tons of ore milled per day at East Boulder Mine was unattainable absent the proposed issuance of the Shares to Norilsk Nickel.

Liquidity Analysis

1,250 tons per day

			Capital
	Operating	Capital	Needs/Debt	Cash
Year	Cash Flow	Expenditures	Service	Available

	(millions)	(millions)	(millions)	(millions)
2002	—	—	—	$30
2003	$61	$(65)	$(18)	$7
2004	$86	$(68)	$(18)	$8
2005	$82	$(80)	$(18)	$(7)
2006	$83	$(73)	$(58)	$(55)
2007	$83	$(72)	$(65)	$(109)
2008	$88	$(76)	$3	$(95)
2009	$88	$(67)	$3	$(71)
2010	$85	$(62)	$3	$(44)
2011	$89	$(73)	$3	$(25)
2012	$90	$(60)	$3	$8

1,750 tons per day

			Capital
	Operating	Capital	Needs/Debt	Cash
Year	Cash Flow	Expenditures	Service	Available

	(millions)	(millions)	(millions)	(millions)
2002	—	—	—	$30
2003	$55	$(84)	$(19)	$(18)
2004	$93	$(71)	$(18)	$(14)
2005	$90	$(82)	$(18)	$(25)
2006	$91	$(78)	$(58)	$(70)
2007	$92	$(74)	$(65)	$(116)
2008	$96	$(79)	$3	$(98)
2009	$95	$(68)	$3	$(67)
2010	$94	$(62)	$3	$(33)
2011	$97	$(74)	$3	$(6)
2012	$98	$(61)	$3	$(34)

      JPMorgan also reviewed the impact of the proposed issuance of the Shares to Norimet on the Company’s projected cash flow and cash balances based upon the Company management’s projections and at analyst consensus prices. This analysis shows that cash balances are projected to increase to greater than $100 million by the end of 2003 and continue to increase in most years through 2012. The cash balances are higher than the cash balances calculated in the analysis on a stand-alone basis as a result of the cash received as a portion of consideration in the proposed issuance of the Shares to Norimet, the proceeds from the sale of the metal received as a portion of consideration in the proposed issuance of the Shares to Norimet, and the resulting increase in interest income and decrease in interest expense.

      The summary set forth above does not purport to be a complete description of the analyses or data presented by JPMorgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. JPMorgan believes that the summary set forth above and its analyses must be considered as a whole and that selecting portions thereof, without considering all of its analyses, could create an incomplete view of the processes underlying its analyses and opinion. JPMorgan based its analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. JPMorgan’s analyses are not necessarily indicative of actual values or actual future results that might be achieved, which values may be higher or lower than those indicated. Moreover, JPMorgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses or PGMs actually could be bought or sold. In addition, there can be no assurances as to the value of palladium or platinum at any time, nor as to the time frame within which, or prices at which, the Company would be able to sell the palladium received as part of the consideration, as noted in the summary above.

      As a part of its investment banking business, JPMorgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. JPMorgan was selected to advise the Company with respect to the proposed issuance of the Shares to Norimet and deliver an opinion to the Board with respect to the proposed issuance of the Shares to Norimet on the basis of such experience and its familiarity with the Company.

      For services rendered in connection with the proposed issuance of the Shares to Norimet and the delivery of the opinion, the Company has agreed to pay JPMorgan a fee of $1,000,000. JPMorgan will receive an additional fee of $4,000,000 if the proposed issuance of the Shares to Norimet is consummated. In addition, the Company has agreed to reimburse JPMorgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify JPMorgan against certain liabilities, including liabilities arising under the federal securities laws.

      JPMorgan and its affiliates maintain banking and other business relationships with the Company and its affiliates, for which it receives customary fees. JPMorgan has received approximately $1.75 million in such fees during the past two years, which includes $1.65 million in connection with the Company’s private placement referred to below. In addition, the Company and Norimet have established accounts with the London branch of JPMorgan Chase Bank, an affiliate of JPMorgan, in connection with the payment of palladium consideration under the Stock Purchase Agreement. Such palladium consideration is currently being held in Norimet’s account at JPMorgan Chase Bank and will be transferred to the Company’s account at the Closing. JPMorgan Chase Bank will receive fees from the Company and Norimet of 0.2% per annum of the value of the metal held in their respective accounts, based upon the value of palladium on the London Platinum and Palladium Market. The parties also anticipate that JPMorgan Chase Bank will hold the PGMs to be sold by Norimet to the Company pursuant to the PGM Agreement, which the parties anticipate will be executed within six months following the Closing. JPMorgan has also provided financial advisory services in the past to the Company, including serving as co-placement agent to the Company in connection with the Company’s private placement of Common Stock in January 2002 and received a fee of $1.65 million in connection therewith. In addition, one of JPMorgan’s affiliates is a participant in the Credit Agreement. Such affiliate holds an interest $20.1 million or 8.9% in the Credit Agreement. In the past, JPMorgan and certain of its affiliates have also provided certain investment banking and commercial banking services to Norilsk Nickel and Norimet and their affiliates, relating primarily to hedging transactions, for customary compensation. JPMorgan has received approximately $0.8 million in such fees directly from Norimet during the past two years. In the ordinary course of their businesses, JPMorgan and its affiliates may actively trade the debt and equity securities of the Company, Norilsk Nickel and their affiliates for their own accounts or for the accounts of customers and, accordingly, JPMorgan may at any time hold long or short positions in such securities.

Certain Regulatory and Other Approvals and Filings

Antitrust Considerations

      Under the HSR Act, Norilsk Nickel and the Company cannot complete the Transaction until they have given certain information and materials to the Federal Trade Commission and the Antitrust Division of the United States Department of Justice and the required waiting period has expired or been terminated. Norilsk

Nickel and the Company submitted pre-merger notification and report forms to the Federal Trade Commission and the Antitrust Division of the Department of Justice on December 9, 2002. On January 8, 2003, the parties received a request for additional information under the HSR Act from the Federal Trade Commission. The parties are in the process of gathering information to respond to the request, have provided some responsive information to the Federal Trade Commission and intend to comply with the request as soon as practicable. The waiting period under the HSR Act will expire 30 days after substantial compliance by both parties with the request for additional information, unless terminated earlier by the Federal Trade Commission or extended with the consent of the parties or by court order.

      The German Federal Cartel Office has notified the parties that they must notify and obtain pre-closing approval from the German Federal Cartel Office under the German Competition Act in connection with the Transaction. The German Competition Act requires the parties to make the notification and the required waiting period to expire or be terminated before they complete the Transaction. Pursuant to the German Competition Act, a Phase I investigation can last up to one month after submission of a complete notification, while an in-depth Phase II investigation can take up to four months after submission of a complete notification. The parties intend to provide the German Federal Cartel Office with an official notification as soon as practicable.

      However, there can be no assurance that governmental authorities will permit the applicable statutory waiting periods to expire, terminate the applicable statutory waiting periods or clear the Transaction at all or without restrictions or conditions that would have a materially adverse effect on the companies if the transaction is completed. Under the terms of the Stock Purchase Agreement, Norimet, Norilsk Nickel and the Company are required to use best efforts to take such action as may be required in order to resolve any objections that governmental reviewing authorities might have with respect to the Transaction. However, no party is required to take actions that will have a material adverse effect on the operations of such party. Any party may refuse to complete the Transaction if any governmental reviewing authority has issued any order, decree or ruling or taken any other final action restraining, enjoining or otherwise preventing or prohibiting the consummation of the Transaction contemplated by the Stock Purchase Agreement, or if, as of September 30, 2003, any governmental approval necessary for consummation of the Transaction has not been obtained.

      The Transaction may also be subject to regulatory review by other United States federal and state governmental authorities and by regulatory authorities in other jurisdictions. The parties believe that the Transaction is not subject to the approval of the European Commission under the competition laws of the European Union.

Credit Agreement

      In February 2001, the Company obtained a $250 million credit facility from a syndicate of financial institutions. Under the terms of the Credit Agreement, the issuance of the shares to Norimet at the Closing will constitute a “change of control” and result in an event of default. The Stock Purchase Agreement provides that the Company must obtain a consent or amendment as the parties may agree is appropriate under the Credit Agreement in connection with the Transaction. Such amendment was obtained on March 20, 2003. The facility has been amended five times with the most recent amendment effective March 20, 2003. The credit facility provides for a $65 million five-year term loan facility (Term A), a $135 million seven-year term loan facility (Term B) and a $25 million revolving credit facility (reduced from $50 million at the Company’s request as of March 20, 2003). Amortization of the term loan facilities commenced on March 31, 2002. The final maturity of the Term A facility and revolving credit facility is December 30, 2005. The Term B facility’s final maturity date is December 31, 2007. As of December 31, 2002, the Company has $57.1 million and $129.8 million outstanding under the Term A and Term B facilities, respectively, bearing interest at 5.06% and 6.75%, respectively. During 2002, the Company entered into a letter of credit in the amount of $7.5 million, which is a reduction of amounts available under the revolving credit facility at December 31, 2002, bearing interest at 3.375%. The revolving credit facility requires an annual commitment fee of 0.5% on the remaining unadvanced amount. Of the $25 million revolving credit facility, $17.5 million remains available to the Company. The required principal payments for the Term A loan total $19.5 million in 2003 and 2004 and $18.1 million in 2005. The required principal payments for the Term B loan total $1.4 million in 2003, 2004 and 2005, $60.8 million in 2006 and $65 million in 2007. Any outstanding balance under the revolving credit facility will be due in its entirety on December 30, 2005. Under the amendment, the Company is required to use 50% of the net equity proceeds received from the sale of any equity securities to prepay the term loans. As such, the Company is required to use $50 million of the $100 million cash proceeds received in the Transaction to prepay the term loan. In addition, the Company must use 50% of the net proceeds from the sale of palladium consideration received in the Transaction to prepay its term loans.

      The Company will be in default of the Credit Agreement if by January 2, 2004 it fails to consummate the Transaction or an alternate transaction, consisting of: (1) the issuance of capital stock of the Company for total consideration of not less than $100,000,000 in gross cash proceeds (with not less than 60% of the net proceeds being paid to the administrative agent for the benefit of the lenders under the current credit facility) or (2) the incurrence by the Company of unsecured indebtedness for borrowed money, subordinated to the current credit facility, that yields not less than $150,000,000 in gross cash proceeds (with not less than 100% of the net proceeds being paid to the administrative agent for the benefit of the lenders under the current credit facility). The terms of either type of alternate transaction must be reasonably satisfactory to the administrative agent and technical agent under the credit facility.

      The Company will require the consent of the lead bank in connection with the execution of the PGM Agreement following the Closing.

Exon-Florio Amendment

      The Exon-Florio Amendment authorizes the President of the United States or his designee to make an investigation to determine the effects on national security of mergers, acquisitions and takeovers by or with foreign persons which could result in foreign control of persons engaged in interstate commerce in the United States. The President has delegated authority to investigate proposed transactions to the CFIUS.

      In order for the President to exercise his authority to suspend or prohibit an acquisition, the President must make two findings: (i) that there is credible evidence that leads the President to believe that the foreign interest exercising control might take action that threatens to impair national security and (ii) that provisions of law other than the Exon-Florio Amendment and the International Emergency Economic Powers Act do not provide adequate and appropriate authority for the President to protect the national security in connection with the acquisition. The President’s actions are not subject to judicial review. If the President makes such findings, he may take action for such time as he considers appropriate to suspend or prohibit the relevant acquisition. The President may direct the Attorney General to seek appropriate relief, including divestment relief, in the District Courts of the United States in order to implement and enforce the Exon-Florio Amendment.

      Absent certain conditions, the Exon-Florio Amendment does not obligate the parties to an acquisition to notify CFIUS of a proposed transaction. However, if notice of a proposed acquisition is not submitted, then the transaction remains indefinitely subject to review by the President under the Exon-Florio Amendment.

      On December 17, 2002, the Company and Norimet filed a joint notice of the transaction contemplated by the Stock Purchase Agreement with CFIUS. The parties received a notice from CFIUS, dated January 17, 2003, that CFIUS does not intend to take any action under the Exon-Florio Amendment with respect to the Transaction.

Interests of Certain Persons

      In considering the recommendation of the Board of Directors, you should be aware that some of our directors and executive officers may be deemed to have interests in the proposed transaction that are different from, or in addition to, those of our stockholders.

Employment Agreements

      The Company has employment agreements with the following four executives of the Company: Francis R. McAllister, Chairman of the Board and Chief Executive Officer, Robert M. Taylor, Vice President, Mine Operations, Terrell Ackerman, Vice President, Planning and Processing, and John R. Stark, Vice President,

Human Resources, General Counsel and Secretary. Summaries of the material provisions of the employment agreements with each of Messrs. McAllister and Taylor were contained in the Company’s proxy statement on Schedule 14A filed with the SEC on April 9, 2002. On November 18, 2002, the Company amended its agreement with Mr. Stark, increasing his base salary from $170,000 to $220,000, effective as of April 1, 2002, consistent with his increase in responsibility as of such date. Effective as of April 1, 2002, Mr. Stark became responsible for matters relating to the environment, governmental affairs, safety and the Company’s exploration of strategic alternatives in addition to his duties as Secretary, General Counsel and Vice President of Human Resources.

      Under each of the four employment agreements, the consummation of the transaction contemplated by the Stock Purchase Agreement will constitute a “Change in Control” or “Change of Control” (as such terms are defined in the agreements) of the Company.

      Mr. McAllister’s employment agreement provides that, in the event of a Change in Control, his term of employment with the Company shall continue for at least 24 months following the Change in Control. If, within two years of the occurrence of an event constituting a Change in Control and subject to (x) Mr. McAllister’s signing and not revoking a severance agreement and release and (y) his continued non-disclosure of confidential Company information, the Company terminates his employment without “Cause” (as defined therein) or he resigns for “Good Reason” (as described below), then, in lieu of the other severance payments to which he would be entitled under his employment agreement, he will be entitled to the following:

•	a lump sum cash payment in an amount equal to three times his annual base salary plus three times the higher of (x) his target bonus or (y) his annual bonus paid or payable for the most recently completed calendar year during his employment;

•	continued participation in the Company’s benefit plans and policies for a period of three years or less if he receives similar benefits from subsequent employment;

•	full vesting of options, with the options remaining exercisable for their full term as stated in his option agreements; and

•	an additional gross-up payment to cover any excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) with respect to these payments or pursuant to any other plan, arrangement, or agreement of the Company or its affiliates.

      For the purposes of Mr. McAllister’s employment agreement, the term “Good Reason” includes his resignation following the occurrence of any of the following: (1) a material diminution or change in his positions, titles, offices, status, rank, nature of responsibilities, or authority within the Company, or his removal from or any failure to be elected or re-elected to any such positions or offices, including as a member of the Board; (2) his assignment to any duties that are inconsistent with his status as the Company’s Chairman and Chief Executive Officer; (3) certain decreases in his annual salary or target bonus award opportunity; (4) a material reduction in the aggregate benefits for which he is eligible under the Company’s benefit plans; (5) any other failure by the Company to perform any material obligation under his employment agreement; (6) his relocation outside of the State of Montana; (7) any failure by the Company to secure the agreement of any successor corporation to the Company to fully assume the Company’s obligations under his employment agreement; or (8) the Company and its successor(s) discontinuance of the business of the Company.

      Mr. McAllister will receive $2,250,000 if he is terminated without cause or resigns for Good Reason during such two year period.

      The agreements of Messrs. Taylor, Ackerman and Stark provide that, in the event of a Change of Control, the executive’s term of employment with the Company shall continue for at least 18 months following the Change of Control. If the Company terminates the executive’s employment without “Cause” (as defined therein) or if he resigns for “Good Reason” (as described below), in connection with or within two years following a Change of Control, the executive will be entitled to:

•	a lump sum payment equal to 1.5 times the sum of (x) his annual base salary at a rate in effect immediately prior to the Change of Control or on the date of termination, whichever is higher, plus

(y) target bonus in effect immediately prior to the Change of Control or on the termination date, whichever is higher;

•	continued participation in all employee benefit plans and policies for a period of 18 months provided that the Company’s obligation to provide health insurance benefits shall be decreased to the extent that he receives such benefits from a subsequent employer; and

•	an additional gross-up payment to cover any excise tax imposed by Section 4999 of the Code with respect to these payments or pursuant to any other plan, arrangement, or agreement of the Company or its affiliates.

      For the purposes of the agreements for each of Messrs. Taylor, Ackerman and Stark, the term “Good Reason” includes his resignation following the occurrence of any of the following: (1) a material reduction in his responsibilities, authorities, or duties; (2) elimination of his job, other than by reason of promotion or termination for Cause; (3) the Company’s failure to pay him any amount vested and due under his employment agreement or any plan or policy of the Company (if the Company does not cure such failure within five business days of receipt by the Company of written notice from him); (4) a material reduction in his base salary (except in the event of an across-the-board salary reduction for all executive officers); (5) a material reduction in the aggregate benefits for which he is eligible under the Company’s benefit plans (except in the event of an across-the-board reduction in the aggregate benefits for all executive officers); (6) certain decreases in his bonus opportunities; (7) the discontinuance of the business of the Company and its successor(s) (8) any failure by the Company to secure the agreement of any successor corporation to the Company to assume the Company’s obligations under his employment agreement; or (9) he is relocated to a location outside a 35-mile radius of his then-current location (unless such relocation is to the Company’s corporate headquarters within the State of Montana).

      Messrs. Taylor, Ackerman and Stark will receive $360,000, $331,500 and $429,000, respectively, if they are terminated without cause or resign for Good Reason during such two year period.

Continuing Directors

      Mr. McAllister and three members of the current Board will continue to serve as members of the Board following the Closing. See “The Stockholders Agreement.”

Insurance Coverage

      Under the provisions of the Stock Purchase Agreement, Norimet and Norilsk Nickel have agreed to cause the Company to maintain its current officers’ and directors’ liability insurance, subject to certain limitations. See “The Stock Purchase Agreement — Insurance.”

     Potential Transaction Bonus

      The Stock Purchase Agreement permits the Company to grant cash bonuses of up to an aggregate of $2 million for officers and employees, consistent with past practice, in connection with their 2002 performance and for efforts in furtherance of the Transaction. Such bonuses, if any, have not yet been approved by the Board and any such bonuses will not be payable until after the Closing.

     Vesting of Restricted Stock and Options

      The Company’s stock option plans provide for automatic vesting of all options upon a change in control of the Company. The Company has also granted its employees certain shares of restricted Common Stock for 2001 and 2002 performance, which vest upon a change in control of the Company. The Closing will constitute a change in control for both these purposes, and all of the Company’s outstanding options, including options to acquire 331,898 shares of Common Stock held by the Company’s directors and executive officers which would have otherwise vested by January 2005, will vest at the Closing. All of these options have exercise prices which are substantially higher than the market price of the Common Stock, which was $    per Share on       , 2003 and the November 19, 2002 closing price of $7.49 per Share. Thus, the Company does not anticipate that the vesting of most of such options will provide the Company’s officers and directors with any financial benefit at Closing.

      Certain restricted shares of Common Stock, including 40,657 shares held by the Company’s executive officers, which would have otherwise vested on January 2, 2005, will vest at the Closing. Based on a price of $7.49, the aggregate value of the restricted shares which will vest is $65,105, $14,452, $13,282, and $26,408 for Messrs. McAllister, Taylor, Ackerman and Stark, respectively. For more information regarding the share ownership of the Company’s directors and officers, see “Security Ownership of Certain Beneficial Owners and Management.”

Material United States Federal Income Tax Consequences in Connection with the Transaction

      If we complete the Closing, our use of our net operating loss carryforwards will likely be limited.

      As of December 31, 2002, we had net operating loss carryforwards or “NOLs” in excess of approximately $187 million for Federal income tax purposes. These NOLs are subject to review and potential disallowance by the Internal Revenue Service. These NOLs are due to expire in the years 2009 through 2021. The issuance of Shares to Norimet will likely cause us to undergo an “ownership change” within the meaning of section 382 of the Internal Revenue Code, although a determination as to whether such an ownership change will occur will depend on facts in existence at the time of Closing, including an evaluation of the beneficial ownership of the shares of the Company and Norilsk Nickel.

      An ownership change occurs when the percentage of stock (determined on the basis of value) owned by one or more holders of at least 5% of such stock increases by more than 50 percentage points from the lowest percentage of stock that was owned by such 5% shareholders at any time during the applicable “testing period.” The testing period is ordinarily the shorter of (i) the three-year period preceding the date of testing or (ii) the period of time since the most recent ownership change of the corporation. For purposes of determining stock ownership under section 382, certain ownership attribution rules apply, including that stock owned by an entity is deemed owned proportionately by its owners. In addition, all persons holding less than 5% of the value of the corporation’s stock are generally treated as a single 5% shareholder. It is possible that an ownership change might not occur as a result of the issuance of Shares to Norimet depending on the degree of overlap in beneficial ownership of the shares of Norilsk Nickel and the Company by the same persons. The Company would be required to establish that sufficient overlap in ownership existed in order to avoid an ownership change. It may not be possible, however, for the Company or Norilsk Nickel to ascertain the beneficial ownership of their shares for this purpose. In evaluating the Stock Purchase Agreement and the issuance of Shares to Norimet you should assume that an ownership change will occur with the following consequences.

      If an ownership change occurs, our ability to utilize our existing NOLs to offset income earned in taxable years following the Closing will be subject to limitations. In particular, under section 382, a corporation may use its pre-change NOLs in any taxable year following an ownership change only to the extent of its “section 382 limitation” for such taxable year. The section 382 limitation for a taxable year equals, in general and subject to adjustments, the product of (i) the “long-term tax-exempt rate” as determined at the time of the ownership change and (ii) the equity value of the corporation immediately before the ownership change. NOLs not utilized in a given year because of the section 382 limitation remain available for use in future years until their normal expiration dates, but subject to the section 382 limitation in such later years. To the extent that a corporation’s section 382 limitation in a given year exceeds its taxable income for such year, such excess will increase the section 382 limitation in future years. Taking into account the current long-term tax-exempt rate and trading value of our shares, we estimate that the amount of our annual section 382 limitation would be approximately $6 million, although any actual section 382 limitation would be calculated using the long-term tax exempt rate and our equity value at the time of the ownership change. The extent to which an ownership change occurring as a result of the issuance of Shares to Norimet would affect our utilization of our NOLs involves inherently factual questions some of which cannot be currently known (including future profitability). We believe, however, that based on current projections of our taxable income and using an estimated annual section 382 limitation of approximately $6 million, such an ownership change would likely materially affect our ability to utilize our existing NOLs. We cannot provide assurance that we would be able to fully utilize our existing NOLs before they expire, even in the absence of an ownership change.

THE STOCK PURCHASE AGREEMENT

      The following is a summary of the material provisions of the Stock Purchase Agreement. This summary is qualified in its entirety by reference to the full text of the Stock Purchase Agreement, a copy of which is attached as Exhibit A to this proxy statement. We encourage you to read the Stock Purchase Agreement in its entirety because it, and not this summary, is the legal document that governs the rights and obligations of the parties under the Stock Purchase Agreement. Any capitalized terms used and not defined below have the meanings given to them in the Stock Purchase Agreement.

Stock Purchase

      Upon the Closing, the Company will issue 45,463,222 new shares of Common Stock to Norimet. The Shares will constitute at least 51% of the Company’s outstanding shares immediately following their issuance. The issuance of the Shares to Norimet will not have any effect upon the existing shares of Common Stock. The consideration for the Shares will consist of $100,000,540 in cash and an aggregate of approximately 877,000 ounces of palladium metal in sponge and ingot form. The number of ounces of palladium to be delivered at Closing was fixed upon the signing of the Stock Purchase Agreement. On November 19, 2002, the last trading day before the signing of the Stock Purchase Agreement, the palladium was valued at approximately $241 million based upon the closing market price of palladium on the London PM Fix. On [                    ], 2003, the palladium was valued at approximately $[          ] million based upon the closing market price of palladium on the London PM Fix. The Company intends to sell the palladium from time to time pursuant to new long-term contracts, depending on market conditions. The value of the palladium varies with market price and consequently the Company will benefit from, or be hurt by, changes in the price of palladium prior to its sale.

      Based upon the market price of palladium at the time the Stock Purchase Agreement was approved by the Board, it was intended that each share of common stock to be issued to Norimet was based upon an equivalent exchange of $2.20 per share in cash and $5.30 per share in palladium, or an aggregate of $7.50 per share. There can be no assurance of any kind as to the amount of cash that will be realized by the Company upon the sale of the palladium received as consideration at the Closing. See “Risk Factors.”

      Following the issuance of shares to Norimet, the Company will continue to be a public company required to file reports under the federal securities laws and expects to continue to be listed on the NYSE.

Delivery of Palladium

      Norimet and the Company have established accounts with JPMorgan Chase Bank in London, and JPMorgan Chase Bank will accept and hold the palladium consideration on behalf of Norimet until the Closing. The purity and weight of the palladium will be verified on behalf of the paries by Alex Stewart Assayers Ltd., an independent, internationally-recognized assayer. The palladium is required to be at least 99.95% pure. The requisite weight and purity of the palladium consideration is in accordance with industry standards, and there would be no material difference between such palladium and that mined in the United States.

      On March 4, 2003, Norimet completed delivery of 312,560.718 and 564,559.449 ounces of palladium in sponge and ingot forms, respectively, to its allotment account with JPMorgan Chase Bank in London, along with a certificate of weight and purity for the palladium. The ingot form of metal has a brick-like shape and is generally traded on commodities markets, whereas sponge palladium is generally in powder or grain form and is used for commercial purposes. Either form of palladium can be converted into the other form. Alex Stewart Assayers Ltd. is in the process of confirming the weight of the palladium and that its purity is at least 99.95%.

      Without the prior written consent of the Company, Norimet may not transfer this palladium from its allotment account until the earlier of (i) the Closing Date or (ii) 45 days following the termination of the Stock Purchase Agreement (other than any termination caused by a material breach of Norimet or Norilsk Nickel).

      Norimet must bear all costs and risks associated with the delivery, evaluation and storage of the palladium prior to the Closing Date.

      Until the Closing, Norimet will continue to own the palladium and make all decisions with respect thereto, subject to the terms of the Stock Purchase Agreement and the Warehouse Agreement. Following the Closing, the palladium will belong to the Company and the Company will control all decisions with respect to such palladium, including with respect to the sale thereof.

Closing

      The Closing will occur no later than the fifth business day after the satisfaction or waiver of all of the conditions in the Stock Purchase Agreement. We cannot assure you when, or if, all the conditions will be satisfied or waived. See “The Stock Purchase Agreement — Closing Conditions.” We intend to complete the Closing as promptly as practicable subject to the satisfaction of those conditions.

      At the Closing, the Company will issue share certificates to Norimet representing the Shares and Norimet will pay to the Company $100,000,540 in cash. The share certificates will be legended to reflect appropriate restrictions under the federal securities laws and the fact that the shares are subject to the Stockholders Agreement. In addition, at the Closing, the palladium consideration will be transferred from Norimet’s account at JPMorgan Chase Bank in London to the Company’s account.

      The Company and Norimet will also sign the Registration Rights Agreement and the Company, Norimet and Norilsk Nickel will sign the Stockholders Agreement. (See “The Stock Purchase Agreement — Registration Rights Agreement” and “The Stockholders Agreement” below).

Use of Proceeds

      The Company may use the proceeds received from Norimet as determined by the Board. Uses may include repayment of its debt, palladium product marketing and development, utilization for performance and contractual bonds, capital expenditures and ongoing working capital.

Tender Offer

      As promptly as practicable (but no later than 30 days) after the Closing, Norimet must commence a tender offer for 4,350,000 shares of Company common stock at a price of $7.50 per share in cash. Norimet need not conduct the tender offer if there is any action by a governmental authority or any law seeking to prohibit the tender offer. Additionally, if the average closing price of Company common stock on the NYSE is above $7.50 per share for the 15 consecutive trading days after the Closing, Norimet is not required to conduct the tender offer.

      Norimet is not permitted to tender any of its shares in the offer. If the full amount of shares is purchased in the tender offer, Norimet’s ownership will increase to approximately 56% of the then outstanding shares of Common Stock.

      Norimet may modify the terms of the tender offer, but may not without the consent of the Public Directors change the form of consideration to be paid in the offer, increase or decrease the number of shares sought or amend any other condition of the offer in a manner adverse to the Company’s stockholders. The initial scheduled expiration date of the offer will be twenty business days after the offer is commenced. Norimet may extend the term of the tender offer by no more than ten business days if, on the initial scheduled expiration date, all conditions to the offer have not been satisfied or waived.

      On the day the tender offer commences, Norimet must file with the SEC a tender offer statement on Schedule TO. The Company will concurrently file with the SEC a solicitation/ recommendation statement on Schedule 14D-9, stating that it has not taken any position regarding whether or not its stockholders should tender their shares into the offer.

      Norimet will designate a bank, trust company or similar entity to act as paying agent in connection with the tender offer, and will cause the paying agent to distribute letters of transmittal and other relevant documentation to record holders of Company common stock. Norimet will also cause the paying agent to pay the offer price to stockholders tendering their shares pursuant to the offer and to take other customary actions in connection with the offer, including the deduction of withholding and other taxes from the offer price.

      If you would like to tender your shares to Norimet in the tender offer, no action is presently required. If Norimet is required to make the tender offer, it will mail you instructions on how to tender your shares following the Closing. The tender offer will be conducted after the Closing (which may not be for several months), and is subject to certain conditions.

Closing Conditions

      The obligation of each party to consummate the Closing is subject to a number of conditions, including the following:

•	There is no temporary restraining order or other judgment prohibiting the consummation of the Transaction or any action by any government authority seeking to restrain such consummation.

•	All requisite governmental approvals (or expiration of the applicable waiting period) required of the parties, including completion of review under the HSR Act and the German Competition Act, have been obtained.

•	The Company’s stockholders have approved and adopted the Stock Purchase Agreement at the Meeting.

•	The Company has received amendments or waivers under the Credit Agreement which are satisfactory to the parties and which enable the Company to consummate the Transaction, including entering into and performing the PGM Agreement.

•	The other party has not materially breached the Stock Purchase Agreement and the other party’s representations and warranties in the Stock Purchase Agreement are materially true and correct as if made at and as of the Closing (or the date specified in the representation or warranty), except as would not have a material adverse effect on such other party.

•	The other party has received a legal opinion of its outside counsel: (i) with respect to the good standing and existence and corporate authority of the parties, (ii) to the effect that the Transaction documents were duly executed and are binding obligations of the parties, and (iii) to the effect that the execution of the documents and the consummation of the Transaction is not contrary to applicable law. In addition, the Company’s counsel must render a legal opinion with respect to the valid issuance of the Shares.

•	Norimet shall have delivered approximately 877,000 ounces of palladium to JPMorgan Chase Bank and Alex Stewart Assayers Ltd. shall have verified the weight and purity of the palladium.

Representations and Warranties

      The Stock Purchase Agreement contains certain customary representations and warranties by the Company that cover, among other things, organization, good standing and qualification; organizational documents; capitalization; termination of the rights agreement; authority and authorization; conflicts, consents, and government approvals; compliance with laws; accuracy of SEC filings and financial statements; absence of certain changes or events; absence of litigation; royalties; no brokers and finders; absence of liabilities; guaranties; compliance with material contracts; payments of dividends and stock redemption rights; title to property; taxes; labor and employment matters; employee benefit matters; insurance; no registration rights; environmental matters; intellectual property and compliance with NYSE rules.

      The Stock Purchase Agreement also contains certain customary representations and warranties from Norilsk Nickel and Norimet that cover, among other things, organization, good standing and qualification; organizational documents; authority and authorization; conflicts, consents and government approvals; investment representations and covenants; no brokers or finders; sufficiency of funds and palladium; absence of litigation; financial statements; no undisclosed liabilities; compliance with laws; operation following the Closing; controlling persons of Norilsk Nickel and Norimet and no ownership of Company shares.

Survival of Representations and Warranties

      All representations and warranties of the parties to the Stock Purchase Agreement will survive for one year following the Closing. However, the representations and warranties of the Company with respect to taxes and the representations and warranties of Norimet with respect to operations following the Closing and non-liquidation of the Company shall survive until the expiration of the relevant statute of limitations. Any representation or warranty as to which a claim has been asserted prior to the expiration of the survival period shall terminate upon resolution of the claim.

Conduct of the Company Prior to the Closing

      The Stock Purchase Agreement provides that, with certain exceptions, the Company will conduct its operations in accordance with its ordinary course of business, consistent with past practice, and will not take any of the following actions: amend its organizational documents or file any certificate of designation with respect to any shares of unissued capital stock; authorize or effect any stock split or combination or reclassification of shares of capital stock; declare or pay any dividend, issue or authorize the issuance of any shares of capital stock; merge or consolidate with any entity; liquidate, dissolve or effect any recapitalization or reorganization in any form; enter into any new contract with any affiliate; enter into any contract, or modify, amend, terminate or waive any material rights under any contract, either of which would have a material adverse effect; incur, assume or guarantee any third party indebtedness; sell, transfer, pledge or otherwise dispose of any material asset, except for sales of inventory and the sale, transfer or other disposition of uneconomic or obsolete equipment in the ordinary course of business consistent with its past practice; enter into any swap, futures or derivatives transaction, except a hedging activity in the ordinary course of business; acquire any real property for an amount in excess of $400,000; acquire an equity interest in any entity; acquire any assets for a price in excess of $400,000; cancel or compromise any debt or waive, compromise or settle any claim in excess of $400,000; make any capital expenditure or commitment in excess of $400,000; change its accounting methods, practices or principles or keeping of books; institute a temporary shutdown or close any material facilities which are material to the results of operations or business of the Company; mortgage, pledge or subject to any lien any assets, except for permitted encumbrances; grant any rebates, discounts, advances or allowances to any customers; fail to renew any material lease of real or personal property or federal land patent or renew any such lease or patent on commercially unreasonable terms or at rates above market; increase the salaries of, or make any bonus or similar payments to employees, establish or modify any employee plans, or enter into or modify any employment agreements; make or change any material tax elections, change any tax principles or methods, or settle or compromise any material tax liability; grant any new royalty or fail to renew or maintain any material governmental approval.

      The Company must also use reasonable efforts to keep in place its existing insurance policies and bonds, and materially comply with the terms of its debt.

Access to Business

      Prior to the Closing, the Company must give Norimet’s representatives full access (to the extent permitted by law) to the premises, books, records, contracts, assets, accounts, employees and auditors of the Company.

No Solicitation

      Until the Closing, the Company and its directors, officers and employees may not (i) initiate or solicit any inquiries with respect to, or the making of, any Acquisition Proposal (as defined below), (ii) engage in any negotiations or discussions with, furnish any information or data to, or (iii) enter into any agreement with any person or entity (other than Norimet and its affiliates) relating to any Acquisition Proposal.

      An “Acquisition Proposal” is any third party proposal to acquire 50% or more of the assets or equity securities of the Company pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender or exchange offer or similar transaction or series of transactions.

      If the Company receives any third party communication about any Acquisition Proposal, it must provide Norimet with a summary of the material terms of the communication. If the Company receives an unsolicited written Acquisition Proposal that the Board in good faith concludes (following consultation with its outside legal counsel and its financial advisor), is, or could reasonably lead to a Superior Acquisition Proposal (as defined below), it may then furnish nonpublic information to or engage in negotiations with the third party. The Company may only take these actions: (i) if and to the extent that the Board concludes in good faith, following consultation with its outside legal counsel, that there is a reasonable possibility that the failure to do so could result in a breach of its fiduciary obligations under applicable law and (ii) after giving written notice to Norimet regarding the identity of the third party and the material terms and conditions of the Acquisition Proposal and the nature of the action that the Company intends to take.

      A “Superior Acquisition Proposal” is an unsolicited Acquisition Proposal that the Board determines in its good faith judgment, after consulting with the Company’s outside financial and legal advisors, and taking into account all terms and conditions of such proposal, the required governmental approvals and the likelihood of its completion (i) is reasonably capable of being completed and (ii) as a whole, taking into account all factors deemed appropriate by the Board, presents a more favorable opportunity than the Stock Purchase Agreement and the transaction contemplated thereby.

      The Board may not (and may not propose to) withdraw or modify in a manner adverse to Norimet) the Board’s recommendation that the Company’s stockholders vote to approve and adopt the Stock Purchase Agreement. However, in response to a Superior Acquisition Proposal, the Board may withhold or withdraw its recommendation that the stockholders vote to approve and adopt the Stock Purchase Agreement (and if a tender or exchange offer is proposed, may recommend that its stockholders accept the tender or exchange offer) if it provides Norimet with written notice stating it has received a Superior Acquisition Proposal, describing the material terms and conditions of the proposal and the identity of the proposing party or parties and stating and describing its intention to change such recommendation. The Board may only change its recommendation if it has concluded in good faith, after consultation with its outside legal counsel, that, in light of such Superior Acquisition Proposal, there is a reasonable possibility that failure of the Board to change its recommendation could result in a breach of its fiduciary obligations to its stockholders under applicable law.

Credit Agreement

      Under the Credit Agreement, the issuance of the Shares to Norimet at the Closing will constitute a “change of control” and result in an event of default. The Stock Purchase Agreement provides that the Company must obtain a consent or amendment as the parties may agree is appropriate under the Credit Agreement in connection with the Stock Purchase Agreement and the Transaction. In February 2001, the Company entered into a $250 million credit facility with a syndicate of financial institutions which repaid and replaced a previous $175 million bank facility. The facility has been amended five times with the most recent amendment effective March 20, 2003. The credit facility provides for a $65 million five-year term loan facility (Term A), a $135 million seven-year term loan facility (Term B) and a $25 million revolving credit facility (reduced from $50 million at the Company’s request as of March 20, 2003). Amortization of the term loan facilities commenced on March 31, 2002. The final maturity of the Term A facility and revolving credit facility is December 30, 2005. The Term B facility’s final maturity date is December 31, 2007. As of December 31, 2002, the Company has $57.1 million and $129.8 million outstanding under the Term A and Term B facilities, respectively, bearing interest at 5.06% and 6.75%, respectively. During 2002, the Company entered into a letter of credit in the amount of $7.5 million, which is a reduction of amounts available under the revolving credit facility at December 31, 2002, bearing interest at 3.375%. The revolving credit facility requires an annual commitment fee of 0.5% on the remaining unadvanced amount. Of the $25 million revolving credit facility, $17.5 million remains available to the Company. The required principal payments for the Term A loan total $19.5 million in 2003 and 2004 and $18.1 million in 2005. The required principal payments for the Term B loan total $1.4 million in 2003, 2004 and 2005, $60.8 million in 2006 and $65 million in 2007. Any outstanding balance under the revolving credit facility will be due in its entirety on December 30, 2005. Under the amendment, the Company is required to use 50% of the net equity proceeds received from the sale of any equity securities to prepay the term loans. As such, the Company is required to use $50 million of the $100 million cash proceeds received in the Transaction to prepay the term loan. In addition, the Company must use 50% of the net proceeds from the sale of palladium in the Transaction to prepay its term loans.

      The March 20, 2003 amendment also provides that the Company will be in default of the Credit Agreement if by January 2, 2004 it fails to consummate the Transaction or an alternate transaction, consisting of (1) the issuance of capital stock of the Company for total consideration of not less than $100,000,000 in gross cash proceeds (with not less than 60% of the net proceeds being paid to the administrative agent for the benefit of the lenders under the current credit facility) or (2) the incurrence by the Company of unsecured indebtedness for borrowed money, subordinated to the current credit facility, that yields not less than $150,000,000 in gross cash proceeds (with not less than 100% of the net proceeds being paid to the administrative agent for the benefit of the lenders under the current credit facility). The terms of either type of alternate transaction must be reasonably satisfactory to the administrative agent and technical agent under the credit facility. The Company will require the consent of the lead bank under the Credit Agreement in connection with the execution of the PGM Agreement following the Closing.

Covenants of Norimet and Norilsk Nickel

      Until the Closing, Norimet and Norilsk Nickel have agreed that they will maintain existing, and take steps to obtain any new, governmental approvals reasonably necessary to carry out their respective roles in the transaction contemplated by the Stock Purchase Agreement and will not take any action (or fail to take any action) which would result in their representations and warranties set forth in the Stock Purchase Agreement not being true or materially impair their ability to perform their obligations under the Stock Purchase Agreement.

      Norimet and Norilsk Nickel have also agreed that to the fullest extent permissible under the Russian state secrecy laws, they will make available to the Company their financial statements and give the Company reasonable access to their information and personnel relevant to consummation of the transaction contemplated by the Stock Purchase Agreement and the discharge of the Company’s duties to its stockholders.

      Norimet must timely prepare and make all filings as may be required under applicable law in connection with the purchase of the Shares, including, but not limited to, filing a Schedule 13D and a Form 3 following the Closing.

Efforts

      The parties must use their reasonable best efforts to take all actions (including obtaining necessary consents and governmental approvals) necessary in order to consummate the Transaction, and must cooperate with one another in these efforts, unless prohibited under law.

Regulatory Approvals

      The parties must cooperate and consult with one another in determining whether any governmental approvals or consents are required in connection with the consummation of the Transaction, and in seeking to timely obtain such approvals or consents. The parties must take all necessary actions, including promptly and fully complying with any requests for information from governmental authorities to obtain all governmental approvals, unless prohibited by law. Additionally, the parties must use their best efforts to resolve any objections that may be raised, or claims that may be brought, by any governmental authority or third party in connection with the Transaction. The parties must also promptly inform the other parties of any material communication received by any governmental authority regarding any of such transactions. See “The Board’s Consideration of the Stock Purchase Agreement — Certain Regulatory and Other Approvals and Filings”.

Insurance

      For a period of six years following the Closing, Norimet and Norilsk Nickel must use their best efforts to cause the Company to, and the Company must, maintain in effect, directors’ and officers’ liability insurance covering those persons who are currently covered by the Company’s current policy. In addition, Norimet must use its best efforts to cause the Company to, and the Company must, continue to indemnify each present and former director, officer or employee of the Company against any costs relating to the transaction contemplated by the Stock Purchase Agreement or otherwise with respect to any acts or omissions or alleged acts or omissions occurring at or before the Closing.

Operations following the Closing

      Norimet has informed the Company that it does not have any plans or proposals to liquidate the Company, sell its assets to or merge it with any other entity, or make any other major change in its business or corporate structure (other than as provided in the Stock Purchase Agreement). The parties have agreed that the Company will continue to operate in the best interests of all of its stockholders following the Closing. Norimet and Norilsk Nickel and their affiliates do not have any plan to liquidate or distribute any shares or any plan to treat the acquisition of Shares on any tax return as part of a transaction qualifying under Section 351 or 368(a) of the Internal Revenue Code or a comparable provision of state or local law.

Certificate of Incorporation and By-Laws

      Following the date of the Closing (the “Closing Date”) and at or before the Company’s next annual meeting of stockholders, the Company’s certificate of incorporation and by-laws will be amended to make certain conforming changes to take account of the Stockholders Agreement and to eliminate cumulative voting rights of stockholders.

2003 Annual Meeting of Stockholders

      In light of the Transaction, the Company intends to schedule the 2003 annual meeting of stockholders as soon as practicable after the Closing.

PGM Agreement

      Promptly following the Closing, the parties will negotiate in good faith to enter into the PGM Agreement. Under the PGM Agreement, the Company will purchase from Norimet (or its affiliate) at least one million ounces of palladium annually. The palladium will be resold by the Company in the Western Hemisphere. In an effort to minimize market risk, the Company expects to resell palladium purchased under the PGM Agreement, if any, to consumers pursuant to new long-term contracts, and does not intend to agree to purchase any palladium from Norimet before such long-term contracts are in place. The PGM Agreement must be on commercially reasonable terms. The parties intend that the PGM Agreement will be executed within six months of the Closing Date.

      Under the Stockholders Agreement, the Public Directors must approve the PGM Agreement. Their approval may not be withheld or delayed without a valid business reason. Although the parties have agreed to negotiate the PGM Agreement in good faith, the Company cannot guarantee that the PGM Agreement will be executed. For further information about the risks associated with the PGM Agreement, see “Certain Significant Factors.” The Company requires the consent of the lead bank in connection with the execution of the PGM Agreement following the Closing.

Termination

      The Stock Purchase Agreement may be terminated prior to the Closing Date:

•	with the mutual written consent of Norimet and the Company;

•	by Norimet or the Company if (i) any court or government agency has issued a law or judgment prohibiting the Transaction, (ii) by September 30, 2003, the required governmental approvals have not been obtained, any other closing condition has not been satisfied or the Closing has not otherwise occurred (due to no fault of the terminating party) or (iii) the Company’s stockholders did not approve and adopt the Stock Purchase Agreement at the Meeting;

•	by either party if the other party (i) has materially breached any representation, warranty or covenant in the Stock Purchase Agreement so that any representation or warranty is materially untrue or incorrect as of date of termination (or the date specified in the representation or warranty), (ii) there is a resulting material adverse effect on such other party (or parties) and (iii) the breach is not cured within forty-five (45) days after the date written notice of such breach is given to such other party; or

•	by the Company if a party has made a Superior Acquisition Proposal and the Company enters into any agreement with respect to such Superior Acquisition Proposal in compliance with the Stock Purchase Agreement and pays Norimet the termination fee described below under “Termination Fee.”

Termination Fee

      If the Company terminates the Stock Purchase Agreement because it has entered into an agreement for a Superior Acquisition Proposal, the Company must within three business days pay to Norimet a termination fee equal to $12,500,000. Additionally, if after a third party makes an Acquisition Proposal, the Stock Purchase Agreement is terminated because the Company’s stockholders did not approve and adopt the Stock Purchase Agreement at the Meeting, and the Acquisition Proposal is consummated within nine months of such termination, the Company must pay to Norimet a termination fee equal to $12,500,000 within three business days of such consummation. If the Company does not timely pay the termination fee, it will also owe Norimet interest at JPMorgan’s prime lending rate plus 2%, as well as Norimet’s costs and expenses in enforcing the collection of the fee.

Indemnification

      The Company must indemnify Norimet and its affiliates, officers, directors, employees and agents from any costs relating to any breach of any representation, warranty or agreement made by the Company in the Stock Purchase Agreement. However, if the costs do not arise in relation to any third party action against Norimet, the amount of indemnification will be limited to a percentage equal to the percentage of the Common Stock owned by Norimet at the time the costs were incurred. Norimet and Norilsk Nickel and its affiliates, officers, directors, employees and agents must indemnify the Company from any costs relating to any breach of any representation, warranty or agreement made by Norimet or Norilsk Nickel in the Stock Purchase Agreement. Any breach by any party will be determined giving effect to any and all amendments and supplements of the disclosure schedules prior to Closing.

      Claims for indemnification (other than relating to indemnification for transfer taxes) may only be made during the term of survival of the representations and warranties. See “Survival of Representations and Warranties.”

      Each person or entity entitled to indemnification under the Stock Purchase Agreement must pay the first $5,000,000 of its costs. The indemnifying party will be liable for the costs in excess of $5,000,000, up to a maximum of $100,000,000. The Company may make any indemnification in cash and palladium in the same proportion as the purchase price for the Shares. For the purposes of indemnification, palladium is valued at $275 per ounce. Delivery of any palladium will occur through JPMorgan Chase Bank in London. The indemnifying party will pay for any transfer taxes in connection with the indemnification. The Company may also elect to make its indemnity payment entirely in cash. The foregoing limitation does not apply to the

Company’s agreement to negotiate in good faith with regard to entering into the PGM Agreement. Any indemnity payment made will be reduced by any amounts actually recovered by the indemnitee under any insurance policy.

Transfer Taxes

      Norimet must timely pay and indemnify the Company and its affiliates, officers, directors, employees and agents for any transfer or other similar taxes imposed outside of the United States in connection with the execution of the Stock Purchase Agreement and the delivery of Palladium to the Company under the Stock Purchase Agreement. The Company must timely pay and indemnify and hold harmless Norimet its affiliates, officers, directors, employees and agents with respect to any transfer or other similar taxes imposed within the United States.

Rights Agreement Amendment; Delaware Law

      The Company is party to a rights agreement, dated as of October 26, 1995, with Computershare Trust Company, Inc. In general, the rights agreement imposes a significant penalty upon any person or group that acquires 15% or more of the outstanding shares of Common Stock without prior approval of the Board.

      As required under the Stock Purchase Agreement, we have amended the rights agreement to ensure that the rights will not become exercisable as a result of the Stock Purchase Agreement or Stockholders Agreement. A copy of the amendment was included as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on November 21, 2002.

      Additionally, the Board has taken all action necessary to render the provisions of the Delaware General Corporation Law that restrict business combinations with interested stockholders, and any other applicable state anti-takeover laws, inapplicable to the Stock Purchase Agreement and Stockholders Agreement, to the extent permitted by law.

Registration Rights Agreement

      The Shares will not be registered under the Securities Act of 1933, in reliance upon the exemption from registration available under Rule 506 of the Securities Act. As a result, no registration statement concerning the issuance of the Shares has been or will be filed with the SEC prior to the Closing.

      Norimet has represented that it is acquiring the Shares for its own account for investment and not with a view to distribution, that it has such knowledge and experience in financial and business matters and that it is capable of evaluating the merits and risks of the prospective investment.

      Norimet has also agreed that it will not at any time following the Closing Date, directly or indirectly, voluntarily offer, sell, transfer or otherwise dispose of any of the Shares except in compliance with the Securities Act and other applicable law. Norimet understands that it may be required to hold the Shares until a sale can be made in compliance with the Securities Act.

      The Stock Purchase Agreement provides that Norimet and the Company will enter into a Registration Rights Agreement at the Closing. Under the Registration Rights Agreement, the Company must, upon written request of Norimet, use its best efforts to effect the registration under the Securities Act of all or part of the Shares. Before the seventh anniversary of the Closing, any such registration must be for a number of shares representing at least 5% of the outstanding shares of Common Stock. Norimet is permitted to make up to five such requests for registration.

      The Company must pay all registration expenses in connection with any such registration until such time as three registrations have been effected in which an aggregate of 75% of the Shares have been registered.

      The Registration Rights Agreement also provides that if the Company registers any of its securities under the Securities Act (other than in connection with an acquisition that would not permit registration of the Shares), it must give prompt, written notice to Norimet. At Norimet’s written request, the Company must use its best efforts to include some or all of the Shares in such registration.

      The Registration Rights Agreement also requires the Company to indemnify Norimet and its directors, officers and controlling persons against any losses to which they may become subject under the Securities Act or otherwise arising out of any untrue statement of material fact concerning the Company contained in any registration statement in connection with any registration thereunder. Norimet must indemnify the Company with respect to information provided by Norimet for inclusion in any such registration statement.

Confidentiality Agreements

      In connection with its negotiations regarding a potential transaction, the Company entered into mutual confidentiality agreements, dated August 27, 2002, with Norilsk Nickel. Under the confidentiality agreements, each party agreed that it and its affiliates and representatives would not (i) disclose any information provided by the other party in connection with its negotiations other than as required by applicable law or (ii) use such information for any purpose other than to evaluate the potential transaction with the other party. Each party also agreed that it and its affiliates and representatives will not disclose the fact that any relevant information exists or has been made available, including the content, existence, terms or status of the negotiations and the transaction. If the receiving party is required to disclose such information by applicable law, regulation or legal process, it will (i) promptly notify the disclosing party so that the disclosing party may take any legal or other action as it deems appropriate, (ii) in advance of the disclosure and to the extent legally permissible, provide the disclosing party with copies of the information to be disclosed and (iii) reasonably cooperate with the disclosing party in its attempt to limit disclosure.

      Each party acknowledged that the other party does not make any warranty or representation as to the accuracy or completeness of the information provided to such party or its representatives in connection with their negotiations, other than as set forth in any definitive documentation between the parties.

      Each party also agreed to inform the other party if it determined not to proceed with the transaction, and to destroy or return to the other party all copies of the information. Each party further agreed that its duties and obligations under the confidentiality agreement would continue following such return or destruction.

      Each party has agreed that, until August 27, 2003, unless (a) specifically requested by the other party or (b) an unaffiliated third party announces a bona fide offer for securities of the other party or a transaction with the other party whereby such third party would acquire more than 51% of the other party’s voting securities or any material part of the other party’s assets, it and its affiliates will not directly or indirectly (by forming a group or otherwise): (i) acquire, offer to acquire, or agree to acquire any securities or assets of the other party; (ii) solicit proxies to vote the other party’s shares or seek to advise or influence any person on the voting of other party shares; (iii) submit any stockholder proposal; or (iv) announce or propose any extraordinary transaction involving the Company or its securities or assets.

      In addition, each party has agreed that until August 27, 2003, it will not solicit or hire any employee of the other party or its subsidiaries with whom it had contact in connection with investigating a possible transaction, provided that such party may do so if the employee acted on his or her own initiative without any solicitation or encouragement from such party.

THE STOCKHOLDERS AGREEMENT

      At the Closing, the Company, Norimet and Norilsk Nickel will enter into a Stockholders Agreement which establishes certain corporate governance principles for the Company and includes certain other restrictive provisions with respect to the shares held by Norimet. The following is a summary of the material provisions of the Stockholders Agreement. This summary is qualified in its entirety by reference to the full text of the Stockholders Agreement, a copy of which is attached as Exhibit C to this proxy statement. We encourage you to read the Stockholders Agreement in its entirety because it, and not this summary, is the legal document that, when executed, will govern the subject matter thereof. Any capitalized terms used and not defined below have the meanings given to them in the Stockholders Agreement.

Independence Requirements

      The Stockholders Agreement provides that at all times a majority of the directors on the Board must meet certain independence requirements. No director may be an officer, employee or director of any affiliate of Norilsk Nickel or Norimet. A majority of directors on the board must: (i) meet the requirements set forth in Sections 303.01(B)(2)(a) and (B)(3) of the listing requirements of the NYSE, as may be amended from time to time, (ii) meet such other requirements regarding the independence of directors as may be applicable to the Company pursuant to applicable law or the rules of the NYSE, and (iii) become directors subject to an affirmative determination by the Company’s Independent Directors (as defined below) that he or she has no prior material relationship with the Company (other than as a director) or any affiliate of Norimet or Norilsk Nickel (including either directly or as a partner, shareholder or officer of an organization that has a material relationship with the Company or any affiliate of Norimet or Norilsk Nickel).

Board Composition; Norimet Directors and Public Directors

      There will initially be 9 directors. Any increase or decrease in the number of directors must be approved by a majority of the Independent Directors (as defined below). The Board is currently composed of seven directors. The size of the Board will be increased at the Closing to accommodate the requirements of the Stockholders Agreement.

      The Board will at all times be comprised of (i) certain directors designated by Norimet (the “Norimet Directors”), (ii) certain directors not designated by Norimet who are elected and replaced in a manner designed to protect their independence from Norimet and, as a result, to protect the interests of the minority stockholders (the Public Directors), and (iii) the Chief Executive Officer. The Chairman of the Board will at all times be the Chief Executive Officer. Immediately following the Closing, the Board will consist of the Chief Executive Officer, three current directors of the Company who will serve as the initial Public Directors and five persons who are designated by Norimet and who will serve as Norimet Directors. See “Norimet Designees to the Board of Directors” below.

     Norimet Directors

      The Stockholders Agreement provides that the number of Norimet Directors will be calculated based on Norimet’s proportionate ownership of the Company’s outstanding voting securities. As long as Norimet owns more than fifty percent (50%) of the outstanding voting securities of the Company, Norimet will from time to time be entitled to nominate for election to the Board the smallest number of directors that is a majority of the Board. For so long as Norimet owns ten percent (10%) or more but less than or equal to fifty percent (50%) of the outstanding voting securities of the Company, Norimet will from time to time be entitled to nominate for election to the Board a number of directors to the Board equal to the total number of directors on the Board multiplied by the percentage of the Company’s outstanding voting securities owned by Norimet; provided, that such number will be rounded to the nearest whole number.

      Certain Norimet Directors will be required to meet the independence requirements described above under “Independence Requirements” (the “Norimet Independent Directors”). The Stockholders Agreement provides that the minimum number of Norimet Independent Directors required to be on the Board shall be determined pursuant to the following formula:

      X = Y-Z

      X = the number of Norimet Independent Directors required to be on the Board

      Y = the smallest number that constitutes a majority of the Board

      Z = the number of Public Directors required to be on the Board

      For purposes of illustration, following the Closing, the Board will have nine members, with five (“Y”) being the smallest number that constitutes a majority of the Board. Since there will be three Public Directors required to be on the Board (“Z”) as calculated below under “Public Directors,” two Norimet Independent Directors would be required to be on the Board.

      If there is any vacant Norimet Director position due to the death, resignation or removal of any Norimet Director, an increase in the size of the Board, or otherwise, Norimet will select persons to fill this vacancy and take other necessary actions to cause their election to the Board. If any incumbent Norimet Director does not stand for re-election at any annual stockholder meeting, Norimet will designate the replacement for such person. The nomination and election of each Norimet Director is subject to the prior approval of a majority of the Board’s nominating committee, which may not be unreasonably withheld or delayed. To the extent permissible under Delaware Law, Norimet may remove any Norimet Director at any time, with or without cause, by providing written notice to the Company.

Public Directors

      The Board must include a number of Public Directors equal to the number of directors on the full Board minus the number of Norimet Directors, minus one (the Chief Executive Officer). Each Public Director must meet the independence requirements described above under “Independence Requirements.” The nomination and election of each Public Director is subject to the prior approval of a majority of the Board’s nominating committee, which may not be unreasonably withheld or delayed.

      If there is any vacant Public Director position due to the death, resignation or removal of any Public Director, increase in the size of the Board, decrease in the percentage of shares of Common Stock owned by Norimet, or otherwise, it will be filled by a majority vote of the remaining Public Directors then in office. If any incumbent Public Director does not stand for re-election at any annual stockholder meeting, the Public Directors will determine by majority vote the replacement for such person. If there are no Public Directors in office, the Company will call a meeting of its stockholders as soon as practicable to elect the requisite number of Public Directors as determined under the Stockholders Agreement. In such case, the Board’s nominating committee will propose and nominate qualified persons to be elected as Public Directors at the stockholders meeting and, at that meeting, Norimet must vote the shares of Common Stock or other securities of the Company it owns or controls in the same manner (on a proportionate basis) as the public stockholders of the Company. None of Norilsk Nickel, Norimet or the Norimet Directors may take any action to cause the removal of any Public Director.

Independent Directors

      The term “Independent Directors” shall mean the Public Directors and the Norimet Independent Directors.

Related Party Transactions

      Under the Stockholders Agreement, neither the Company nor Norimet or any of its affiliates may make any decision or take, or resolve to take, any action (including, in the case of Norimet, Norilsk Nickel and their respective affiliates (whether acting alone or in its capacity as a stockholder of the Company), causing the Company or the Board to make any decision or take, or resolve to take, any action) regarding certain “Related Party Transactions,” without the prior approval of a majority of the Public Directors. This approval is in addition to any Board or stockholder approval required under applicable law or the Company’s certificate of incorporation. The Related Party Transactions include:

•	any matter related to the PGM Agreement or any of the Transaction Documents, including, but not limited to: (x) the amendment or modification of the Transaction Documents; (y) the negotiation, amendment or modification of the PGM Agreement and the purchase of palladium (as well as platinum or rhodium) pursuant to the PGM Agreement; or (z) any decision involving the registration of Common Stock pursuant to the Registration Rights Agreement;

•	any agreement, contract, arrangement, transaction, action or event with Norilsk Nickel, Norimet or their affiliates or any transaction, action (including a reverse stock split) or event otherwise benefiting any member of the Norilsk Nickel, Norimet or their affiliates in an advantageous manner over the interests of other stockholders; or

•	the amendment of the Certificate of Incorporation or By-Laws in a manner that (A) adversely affects stockholders other than Norilsk Nickel, Norimet or their affiliates or (B) is inconsistent with the Stockholders Agreement.

      In connection with the review of any Related Party Transaction, the Public Directors may select (in their sole discretion), and retain at the expense of the Company, independent financial advisors to review such transaction and provide an opinion regarding the fairness, from a financial point of view, of such Related Party Transaction (and any consideration to be received in connection therewith) to the stockholders of the Company other than Norilsk Nickel, Norimet and their affiliates.

Committees

      The Stockholders Agreement provides that the Board will have (i) an audit committee, to perform such functions as may be set forth in the audit committee charter of the Company, (ii) a nominating committee, to approve the nominees to be elected as Norimet Directors and Public Directors and to propose and nominate Public Directors if there are no Public Directors in office, (iii) a corporate governance committee, to recommend to the Board a set of corporate governance principles for the Company, and (iv) a compensation committee, to determine the compensation of the Chief Executive Officer and other executive officers of the Company. The Board will also have such other committees as it may from time to time determine, as may be permitted under Delaware law and the Company’s certificate of incorporation and by-laws. Each of these committees must be comprised of at least three (3) members, all of whom must be Independent Directors and at least one of whom shall be a Public Director. The Chief Executive Officer may not be a member of the compensation committee.

Other Corporate Governance Provisions

      The Stockholders Agreement contains various other corporate governance provisions, including the following:

Election of Certain Officers

      The Chief Executive Officer, Chief Financial Officer and Director of Sales and Marketing of the Company will be appointed by the Board. Such appointment will be subject to the reasonable approval of both (i) a majority of the Independent Directors and (ii) a majority of the Norimet Directors. The Chief Executive Officer may not be a director or officer of Norilsk Nickel, Norimet or any of their affiliates.

Meetings

      Upon the written request of two directors, a Board meeting must be called for any proper purpose as soon as practicable. Each party must use its best efforts to cause the directors to attend any such Board meeting.

Director Fees

      All Directors will receive normal, customary fees as determined by the Board for attending Board meetings and fulfilling their obligations as members of the Board. Directors who serve on committees will be entitled to additional customary compensation as the Board may determine.

Authority to Retain Advisors

      In instances where it is customary, appropriate and reasonable under the circumstances, any Independent Director may retain, at the Company’s expense, legal and financial advisors in order to fulfill his or her obligations as a member of the Board.

Standstill Provisions

      The Stockholders Agreement provides that from and after the Closing, Norimet and Norilsk Nickel and their affiliates shall not, alone or acting in concert with any other person or entity, acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any Common Stock or other securities or rights to acquire any Common Stock or securities of the Company, or any assets of the Company or any subsidiary or division thereof other than the purchase of Common Stock (i) pursuant to the Stock Purchase Agreement, (ii) pursuant to the tender offer contemplated by the Stock Purchase Agreement and (iii) as may be necessary from time to time to maintain ownership of fifty-one percent (51%) of the outstanding voting securities of the Company until such time as Norimet no longer owns at least twenty-five percent of the Company’s outstanding voting securities. However Norimet, Norilsk Nickel or any of their affiliates may make an offer to the Company to acquire all or part of the outstanding assets or securities of the Company (other than securities already owned by them), through a tender offer, merger, sale of assets, combination or similar transaction or series of transactions, if as a condition to the consummation of such transaction (A) the prior written consent of a majority of the Public Directors is obtained and (B) the Public Directors select in their sole discretion, and retain at the expense of the Company, independent financial advisors to review the transaction and provide an opinion regarding the fairness, from a financial point of view, of the financial terms of such transaction (and any consideration to be received in the transaction) to the stockholders of the Company other than Norilsk Nickel, Norimet and their affiliates.

Restrictions on Transfer

      The Stockholders Agreement provides that without the prior written consent of a majority of the Public Directors (which consent shall not unreasonably be withheld or delayed), from and after the Closing, Norimet shall not, and Norilsk Nickel shall cause Norimet not to, directly or indirectly, transfer any shares of Common Stock or other voting securities of the Company owned by it if as a result of such transfer any person will own five percent (5%) or more of the Company’s outstanding voting securities immediately following such transfer. However, no such consent will be required (i) with respect to a transfer to an affiliate that agrees to be bound by the provisions of the Stockholders Agreement, or (ii) from and after the third anniversary of the date of the Stockholders Agreement if (A) the transferee is a reputable person in the reasonable opinion of the Public Directors, (B) the transferee agrees to be bound by the provisions of the Stockholders Agreement (it being understood that the Stockholders Agreement will be appropriately modified to account for such transferee as a party) and (C) Norimet gives 30 days’ prior written notice to the Company before any such transfer. Such notice must include all relevant material terms of the transfer (including the identity of the transferee).

Norimet and Norilsk Nickel Actions

      Norimet must vote or cause to be voted all shares of Common Stock and any other voting securities of the Company owned by it (whether or not acquired under the Stock Purchase Agreement), and to take all other actions necessary, to cause the election of directors as specified in the Stockholders Agreement and to otherwise ensure that the Company be governed at all times consistently with the governance principles contained in the Stockholders Agreement and to otherwise ensure the fulfillment of the other obligations of the Norilsk Nickel, Norimet and their affiliates under the Stockholders Agreement. Norilsk Nickel has undertaken to cause Norimet and its other affiliates to perform all of their obligations under the Stockholders Agreement, and will be jointly and severally liable with Norimet, or any other affiliate, for any breach of such agreement.

THE PARTIES

      Following is background information regarding the parties to the Transaction. Information regarding Norilsk Nickel and Norimet is being provided because such companies will become the Company’s controlling stockholders. The Company and its stockholders will not have any equity ownership or operational interest in Norilsk Nickel or Norimet following the Closing.

The Company

Stillwater Mining Company

536 East Pike Avenue
Columbus, Montana 59019

      Stillwater Mining Company is the only U.S. producer of palladium and platinum and is the largest primary producer of PGMs outside of South Africa and Russia. The Company was incorporated in 1992 and is based in Columbus, Montana. The Company mines, processes and refines PGMs from a geological formation in southern Montana known as the J-M Reef. The J-M Reef is the only known significant source of PGMs outside South Africa and Russia. The J-M Reef is an extensive mineralized zone containing PGMs which have been traced over a strike length of approximately 28 miles.

MMC Norilsk Nickel

      Cautionary Note to Stillwater Stockholders—Norilsk Nickel has advised the Company that it is prohibited under Russian law from disclosing its PGM ore reserves. The Company advises its stockholders that the lack of reserve disclosure creates significant uncertainty regarding the amount of such reserves and the estimated life of production, mine planning, evaluation, and other economic and legal factors that are considered essential for sound mining operations by the mining industry and required under U.S. Securities and Exchange Commission Regulations.

MMC Norilsk Nickel
Usadba Center
22, Voznesensky per.
Moscow 103009 Russia

      Norilsk Nickel is one of the leading global metal producers and its productivity and financial performance have continued to improve since 1996. Norilsk Nickel mines and processes ores from which metals such as nickel, copper, cobalt, palladium, platinum, rhodium, gold and silver are produced.

Location and Facilities

      As indicated on the map below, Norilsk Nickel’s headquarters are located in Moscow, and its principal production facilities are located in two mineralized regions north of the Arctic Circle, the Krasnoyarsk Region (located on the Taimyr Peninsula and near the city of Krasnoyarsk) and the Murmansk Region (located on the Kola Peninsula).

Norilsk Nickel

Primary Locations and Facilities

Location	Description

Moscow
MMC Norilsk Nickel	Headquarters
Krasnoyarsk Region
Polar Division of MMC Norilsk Nickel (“Taimyr Division”)	Explores, mines, enriches, and metallurgically converts metals
Polyus Gold Mining Company (“Polyus”)	Explores, mines, enriches, and metallurgically converts gold
Murmansk Region
Kola Mining and Metallurgical Company (“Kola Division”)	Explores, mines, enriches, and metallurgically converts metals
Olenegorsk Mechanical Plant JSC	Provides devices and spare parts for mining, enrichment and metallurgical equipment
St. Petersburg
Gipronickel Institute	Research Institute

History

      The presence of copper-nickel ore deposits on the Taimyr Peninsula has been known since the 17th century, but serious research of their industrial potential began only in the 1920s. The facility in Norilsk was founded in 1935 by the Council of Peoples’ Commissars of the USSR. The first copper ore was produced by the Norilsk facility in 1939. By 1953, the facility was producing 35% of the Soviet Union’s total nickel output, 12% of its copper, 30% of its cobalt and 90% of its PGMs. The facilities in the Murmansk Region were built in the late 1930’s and early 1940’s. Two major steps in Norilsk Nickel’s expansion were the discovery and introduction of the Talnakh and the Oktyabrsky deposits, which contained some of the highest grade ore in the world, in the beginning of the 1970s, and the construction of Nadezhda Metallurgical Plant in Norilsk in 1981, which allowed Norilsk Nickel to process ore from these deposits.

      In 1989, the Council of Ministers of the USSR created the State Concern for Non-Ferrous Metals Production Norilsk Nickel, which brought together the facilities in the Krasnoyarsk and Murmansk regions and created a technologically unified concern for producing and processing sulfide copper-nickel ore.

      On June 30, 1993, the State Concern was transformed into a Russian joint stock company, RAO Norilsk Nickel, and shares in the company were distributed in accordance with Russia’s privatization program. The Russian government retained a controlling interest of 51% of the voting shares (38% of total charter capital), and the remaining shares were distributed in part to the employees and in part for sale by voucher auctions. More than 250,000 people became shareholders in RAO Norilsk Nickel.

      In 1995, the state’s entire stake was offered in a “mortgage auction” to Uneximbank, a bank controlled by Messrs. Vladimir Potanin and Michael Prokhorov, the two largest shareholders of MMC Norilsk Nickel today. Information regarding Messrs. Potanin and Prokhorov is provided under the section “Controlling Shareholders” below.

      Swift, an investment company representing Uneximbank’s interests, acquired the controlling 38% stake in RAO Norilsk Nickel through a 1997 government privatization for U.S.$270 million, an amount 80% higher than the asking price. Under the terms of the privatization, Swift also transferred to RAO Norilsk Nickel’s accounts:

•	U.S.$300 million for the development of the Pelyatka natural gas field near the city of Norilsk, and

•	RUR400 billion (approximately U.S.$70 million) to maintain the social and civic infrastructure in the Norilsk industrial region (300,000 inhabitants) and to repay RAO Norilsk Nickel’s debts outstanding to the State Pension Fund.

      Through reorganizations in 2000 and 2001, RAO Norilsk Nickel became a subsidiary of MMC Norilsk Nickel, which in turn became the publicly listed vehicle owning and operating the assets on the Taimyr Peninsula and the holding company for all of its operations throughout Russia and internationally.

      Today, Norilsk Nickel has evolved into the world’s largest producer of nickel and palladium. It is also a significant producer of platinum, gold, copper and cobalt, among other metals (such as silver, selenium and tellurium). Norilsk Nickel recently acquired Polyus, Russia’s largest gold producer. According to a study by UBS Warburg, Norilsk Nickel is one of the 10 largest companies in Russia. Norilsk Nickel alone represents 1.9% of Russia’s gross domestic product and 2.8% of its industrial output. Its market capitalization as of March 14, 2003 was over $5.6 billion. Norilsk Nickel has approximately 85,000 employees.

Russian State Secrecy Laws

      Due to Russian state secrecy laws, Norilsk Nickel is currently only allowed to report its production and sales of nickel, cobalt and copper.

      Norilsk Nickel has lobbied for the removal of the Russian state secrecy laws, which prohibit the disclosure of information about metal reserves, production and sales volumes of PGMs. In September 2002, Norilsk Nickel received permission to begin reporting its production and sales volume figures of nickel, cobalt and copper, which it has since been doing on a quarterly basis.

      In November 2002, Norilsk Nickel received permission to disclose its reserves of nickel, cobalt and copper for its two largest mineralizations (the Oktyabrsky and the Talnakh deposits) near the city of Norilsk. It is currently soliciting proposals from independent mining consulting firms to perform an audit of the mineralizations of these ore deposits.

      The Russian state secrecy laws prohibit Norilsk Nickel from disclosing to the Company any information covered under such laws. The Russian state secrecy laws consist of: the Russian Federation Law On State Secrecy of 21 July 1993, No. 5485-1, the Russian Federation Criminal Code of 13 June 1996, No. 63-FZ, the List of Information Classified as State Secret, adopted by the Russian Federation President’s Decree of 30 November 1995, No. 1203, the List of Strategic Kinds of Mineral Resources, Information on Which is

Classified as State Secret, adopted by the Russian Federation Government’s Resolution of 2 April 2002, No. 210; and the Russian Federation Government’s Order of 29 November 2002, No. 1678-p.

Mining Operations

      Norilsk Nickel produces from four underground mines and one open-pit mine in the Krasnoyarsk Region and two underground mines and one open-pit mine in the Murmansk Region.

      There are three main deposits in the Krasnoyarsk Region:

•	the Talnakh and the Oktyabrsky deposits, based on a single ore body, from which the Komsomolsky (comprised of the Komsomolsky, Mayak and Skalisty mine areas), Oktyabrsky and Taimyrsky mines operate, and

•	the Norilsk 1 deposit, from which the Medvezhy Ruchey and the Zapolyarny mines operate.

      There are also two main deposits in the Murmansk Region:

•	the Zhdanovskoe deposit from which the Tsentralny mine operates, and

•	the Zapolyarnoe deposit from which the Severny and Kaula-Kotselvaara mines operate.

      Four different types of ore are extracted from these deposits:

•	“high grade ores,” which are characterized by a higher content of base and precious metals,

•	“cuprous minerals,” which are characterized by a proportionally higher content of copper,

•	“disseminated ores,” which have a lower content of all minerals, but proportionally more PGMs, and

•	“high grade disseminated ores,” which are characterized by a proportionately higher content of nickel.

Norilsk Nickel

Mines

Mine	Type of Mine	Type of Ore

Krasnoyarsk Region
Talnakh and Oktyabrsky
deposits
Oktyabrsky	Underground	High grade, cuprous, disseminated
Taimyrsky	Underground	High grade
Komsomolsky
Komsomolsky	Underground	High grade, cuprous
Mayak	Underground	High grade, disseminated
Skalisty	Underground (under construction)	High grade
Norilsk 1 deposit
Zapolyarny	Underground	Disseminated
Medvezhy Ruchey	Open-pit	Disseminated
Murmansk Region
Zhdanovskoe deposit
Tsentralny	Open-pit	Disseminated, high grade disseminated

Mine	Type of Mine	Type of Ore

Zapolyarnoe deposit
Severny	Underground	Disseminated, high grade disseminated
Kaula-Kotselvaara	Underground	Disseminated, high grade disseminated

      The volume of ore mined by Norilsk Nickel increased from 18 million metric tons in 1999 to 18.5 million metric tons in 2000 and 19.75 million metric tons in 2001. While the extraction volumes of high grade minerals by the Taimyr Division decreased slightly, the extraction volumes of cuprous minerals at the Oktyabrsky mine and disseminated ores at Komsomolsky mines increased considerably. Similarly, the volumes of ore mined by the Kola Division mines increased, in particular the Tsentralny open-pit mine. In 2001 the Oktyabrsky mine produced 38% of the Taimyr Division ore, accounting for 50% of the division’s nickel production, 66% of its copper production and 55% of its PGM production.

Metallurgical Operations

Mineral Enrichment Plants

      Norilsk Nickel operates three enrichment plants, two in the Taimyr Division and one in the Kola Division, to produce nickel and copper concentrates.

      The Taimyr Division enriches its ores at:

•	the Talnakh Enrichment Plant, which processes some of the high grade and cuprous minerals mined from the Talnakh-Oktyabrsky deposits to produce nickel, copper and pyrrhotite concentrates, and

•	the Norilsk Enrichment Plant, which processes the entire volume of disseminated ore from the Norilsk 1 deposit and the Talnakh and the Oktyabrsky deposits, a portion of the high grade and cuprous minerals from the Talnakh-Oktyabrsky deposit and stored pyrrhotite concentrate from the Talnakh Enrichment plant, to produce nickel and copper concentrates.

      The Kola Division enriches its disseminated ore at Enrichment plant No. 1 located near its mines in the city of Zapolyarny.

Smelters and Refineries

      The Taimyr Division operates the Nadezhda Metallurgical Plant (with Nickel and Copper shops), and the Copper and Nickel Plants.

      The Kola Division operates a smelter in the city of Nickel and a refinery in the city of Monchegorsk.

      The Taimyr Division processes nickel and copper slimes from the Taimyr and Kola Divisions into precious metals concentrates at the Precious Metals Plant. Such concentrates are processed into palladium, platinum, rhodium, gold, and other precious metals by third-party refineries in Russia on a tolling basis.

Production

      The following table sets forth Norilsk Nickel’s production of metals for the years 1999 through 2001 and the nine month period ended September 30, 2002.

Norilsk Nickel

Production of Base Metals
(In metric tons)

	2002	2001	2000	1999

Nickel	218,000	223,800	217,500	208,600
Copper	454,000	474,800	412,800	395,600
Cobalt	4,200	4,600	4,100	4,000

Source: Norilsk Nickel

      Since 1996, Norilsk Nickel has increased its nickel production by 27.6%, copper by 35.6% and cobalt by 53.2%.

      The production of precious metals is subject to Russian state secrecy laws and therefore is not published by Norilsk Nickel. The following table sets forth the industry estimates of Norilsk Nickel’s PGM production for the years 1999 through 2002.

Norilsk Nickel

Production of PGMs
(In thousands of troy ounces)

	Forecast
	2002	2001	2000	1999

Palladium(1)	2,880	2,706	2,625	2,548
Platinum(2)	730	690	670	610
Rhodium(3)	116	120	153	100

Sources: (Consent to quote from such sources was neither sought nor obtained)

(1)	HSBC “The Global PGM Book”, December 2002, p.68.

(2)	HSBC “Commodity View”, September 2002, p.27.

(3)	Raiffeisenbank Austria, Report: “Metals Russia, Norilsk Nickel”, p.3; Johnson Matthey, “Platinum 2002”, p.52.

World Production Figures

(In thousands of tons)

	2002	2001	2000	1999

Nickel	1,035	1,109	1,156	1,186
Copper	14,493	14,784	15,576	15,331
Cobalt	40	38	38	32

Source: Norilsk Nickel estimates

Sales Volume

      The following table sets forth Norilsk Nickel’s sales volume (in metric tons) for base metals for the years 1999 through 2001 and for the nine month period ended September 30, 2002.

Norilsk Nickel

Sales Volume of Nickel, Copper and Cobalt
(In metric tons)

	2002	2001	2000	1999

Nickel	219,000	190,000	192,000	203,000
Copper	437,000	472,000	412,000	399,000
Cobalt	4,100	4,200	4,700	3,600

Source: Norilsk Nickel

      The volume of sales of precious metals (including PGMs) produced by Norilsk Nickel is subject to Russian state secrecy laws and, therefore, is not published.

Sales of Metal

      The following table sets forth Norilsk Nickel’s sale of nickel, copper, cobalt and precious metals, which aggregated at least $4 billion, in each of the years 1999 through 2001. The sales figures presented below represent the actual metal sales in such years and do not reflect the accounting treatment under RAS, US GAAP or IAS.

Norilsk Nickel

Sales of Metals
(In millions of U.S. dollars)

	2001	2000	1999

Metals
Nickel	1,380	2,058	1,790
Copper	631	880	927
Cobalt	78	100	133
Total Precious Metals[1]	1,833	2,755	1,469

[1]	“Total Precious Metals” includes platinum, palladium and other precious metals. The Russian state secrecy laws prohibit Norilsk Nickel from disclosing sales of individual precious metals, such as platinum and palladium, but permit disclosure of aggregate precious metals sales.

      The total sales revenue from base metals in 2001 decreased by 31% to $2,089 million compared with 2000. Sales revenues of nickel in 2001 decreased by 33% compared with 200l, copper sales by 28% compared with 2000, and cobalt sales decreased by 22% compared with 2000.

      In 2001, total precious metal sales were $2,033 million, a decrease of 26% from 2000.

      In August 2001, Norilsk Nickel instituted a policy to no longer sell palladium on the spot market. Such policy resulted in an increased inventory of palladium and decreased sales of palladium for Norilsk Nickel, but did not have a material impact upon its operations. Palladium is a by-product of Norilsk Nickel’s primary mining operations, which relate to copper and nickel. These operations were not affected by the policy not to sell palladium on the spot market.

      Following are the average trading prices in United States dollars on the London Metals Exchange for base metals and on the London Platinum and Palladium Market for PGMs the years 1999 through 2001 and for the nine month period ended September 30, 2002.

Published Metal Prices

(Per U.S.$, rounded)

	2002	2001	2000	1999

Nickel (per metric ton)	6,772	5,948	8,641	6,027
Copper (per metric ton)	1,558	1,578	1,814	1,574
Cobalt (per pound)	7	11	15	17
Palladium (per ounce)	336	597	682	358
Platinum (per ounce)	540	531	547	377
Rhodium (per ounce)	884	1,572	1,948	893
Gold (per ounce)	310	271	279	279

Source: Bloomberg

Market Capitalization

      MMC Norilsk Nickel has 213.9 million shares outstanding. The shares trade on the Russian stock exchanges (RTS and MICEX) and as ADRs (American Depository Receipts) over the counter in New York, London and Berlin. The price of the stock ranged from a high of U.S.$25.01 to a low of U.S.$14.90 during 2002. On March 14, 2003, its closing stock price was U.S.$26.30.

      Since January 1, 2001, Norilsk Nickel’s market capitalization has more than quadrupled from U.S. $1.3 billion to U.S. $5.6 billion, as of March 14, 2003.

Financial Transparency

      Norilsk Nickel’s 2002 financial statements are now being audited by Deloitte & Touche in accordance with the International Standards on Auditing and are not expected to be completed until at least June 2003. In addition, Norilsk Nickel will begin to publish quarterly financial statements in accordance with SAS 100 in 2003.

Corporate Governance

      In December, 2002 Norilsk Nickel was recognized for its leadership in Russia with a number of awards, including:

—	“Best Corporate Governance Practices Development,” by the Russian Association for the Protection of Investor Rights;

—	“Company of the Year” in the Metallurgy category, at the awards ceremony sponsored by “Kompaniya”, a leading Russian business magazine;

—	Three first prizes in the contest sponsored by the Ministry of Economic Development and the Ministry of Labor and Social Development of the Russian Federation for “Russia’s Most Socially Effective Organizations”:

—	Norilsk Nickel, for qualification, training and retraining of employees.

—	Norilsk Nickel’s Kola Mining and Metallurgical Company subsidiary, for organization of youth work and the welfare of mothers and children; and

—	Polyus Gold Mining Company, for developing catering facilities in the workplace.

      In April 2002, the Russian Federal Securities Commission adopted the Code of Corporate Governance and recommended, among other things, that Russian public companies have at least three independent directors on their board of directors. Promptly thereafter, Norilsk Nickel amended its constitutive documents in accordance with the Code of Corporate Governance and elected three independent directors to its Board of Directors at its June 30, 2002 Shareholders Meeting. In December 2002 the Russian Association for the Protection of Investor Rights recognized Norilsk Nickel corporate governance leadership by giving it an award for “Best Corporate Governances Practices Development.”

      Norilsk Nickel’s independent directors included Guy de Selliers, a Belgian citizen who is a former senior official of the European Bank for Reconstruction and Development (a public financial institution owned by the governments of Europe and the United States that has played a key role in the economic development of the formerly socialist countries of Central and Eastern Europe and the former Soviet Union) and is currently a member of the supervisory board of Fortis, the Dutch-Belgian financial services group.

Controlling Shareholders

      The largest shareholders of MMC Norilsk Nickel are Messrs. Vladimir Potanin and Michael Prokhorov, each of whom beneficially owns approximately 27.7% of Norilsk Nickel’s shares. The remaining shares of MMC Norilsk Nickel are publicly traded on the Russian stock exchanges (RTS and MICEX) and over the counter in ADR form in New York, London and Berlin. The Russian Government is not directly or indirectly a shareholder of MMC Norilsk Nickel.

      Vladimir Potanin, 41, is the President and Chairman of the Board of Directors of Interros Holding Company, an investment fund which he founded together with Michael Prokhorov in 1998, with holdings in mining, heavy machinery, banking and media. Prior to founding Interros, Mr. Potanin served as First Deputy Prime Minister of the Russian Federation and held senior positions in major companies in Russia. In addition to his duties at Interros, Mr. Potanin is a member of the Board of Trustees of the Solomon R. Guggenheim Foundation. He also serves on the Board of the Russian Union of Industrialists and Entrepreneurs and is a member of the Government Council on Entrepreneurship of the Russian Federation. He has received numerous decorations from the Russian Orthodox Church and is active in charities in Russia, particularly those focusing on the fields of education and culture. Mr. Potanin graduated in 1983 from the Moscow State Institute of International Relations, specializing in international economics.

      Michael Prokhorov, 37, has been the Chief Executive Officer of Norilsk Nickel since June 2001. Prior to that, Mr. Prokhorov was the President of Rosbank, one of Russia’s largest commercial banks and held other senior positions in major banks in Russia. Mr. Prokhorov graduated with honors from the Moscow State Financial Institute, Department of Foreign Economic Relations, in 1989.

Norilsk Nickel’s Rationale for the Transaction

      As the largest international producer of palladium, Norilsk Nickel has watched with concern the decrease in palladium demand over the last few years. Norilsk Nickel and the Company believe that certain U.S. consumers are reluctant to enter into long-term supply contracts with Russian palladium companies because (i) some Russian companies have not timely and/or consistently delivered metal in the past, (ii) of the Russian secrecy laws and other export regulations and (iii) Russian companies have little or no assets in the U.S., which gives the consumers little recourse and creates supply reliability risk if a supply contract is breached. Additionally, to date, Norilsk Nickel has had little success in procuring long-term contracts for the sale of substantial amounts of its palladium to U.S. consumers. As a result of the Transaction, Norilsk Nickel hopes to increase customer confidence in Russian-origin palladium and expects to enhance its ability to distribute Russian-origin palladium and reverse the trend in palladium demand.

      Norilsk Nickel believes that the Transaction will increase palladium demand in North American because it will increase the reliable supply of palladium and thereby build the confidence of U.S. consumers in Russian palladium. The Transaction creates a relationship between Norilsk Nickel and a credible, trusted supplier for its metal in the U.S., which supplier has strong relationships with key U.S. palladium consumers, namely U.S. automakers. Secondly, it provides the Company with an additional supply of palladium, which will be available to the Company to supply to consumers, beginning immediately after the Closing and potentially continuing under any PGM Agreement. The Transaction also offers consumers the comfort of doing business with a U.S. corporation and demonstrates Norilsk Nickel’s commitment to deliver the palladium through its financial stake in the Company.

      Norilsk Nickel is not investing in the Company in connection with any short-term financial goals. Rather, Norilsk Nickel intends that its investment will begin a long-term strategic relationship with the Company. Norilsk Nickel has no plans or proposals to liquidate the Company, to sell its assets to or to merge it with any other entity, or to make other changes in the business or corporate structure of the Company, except as contemplated by the agreements with the Company described in this proxy statement. Norilsk Nickel also has no plans, intentions or proposals to distribute to any of its creditors or shareholders the shares that it is acquiring from the Company. It has so represented and covenanted to the Company in the Stock Purchase Agreement.

      Norilsk Nickel is a substantial, well-established Russian mining company. Norilsk Nickel has no plans or proposals to cause the Company to make distributions or dividends to its stockholders and is not itself dependent in any way on such funds. Norilsk Nickel believes that its internally generated funds, together with its potential access to additional capital resources in the markets, should be sufficient to support its existing operations and to finance its foreseeable capital expenditures.

Additional Information

      Additional information about Norilsk Nickel, its operations, and its financial performance can be found on the Norilsk Nickel website at www.norilsknickel.ru. (Non-Russian speakers may click on the English version). Consent to use in this proxy statement information produced by Bloomberg, HSBC, UBS Warburg and Raiffeisenbank Austria was neither sought nor obtained.

Norimet Limited

Norimet Limited

Cassini House, 6th Floor
57 St. James Street
London SW1A 1LD

      Norimet is an indirect wholly-owned subsidiary of Norilsk Nickel based in London, England. Norimet is a metals trading and marketing company which distributes Norilsk Nickel’s metals internationally. Norimet primarily trades nickel and copper, but also deals in platinum, palladium (in ingot and sponge form), rhodium and the wide range of chemicals produced from PGM (solutions, salt and alloys).

      Norimet had revenues of $1.98 billion in 2001 and is audited in accordance with UK GAAP.

NORIMET DESIGNEES TO THE BOARD OF DIRECTORS

      The Stock Purchase Agreement provides that, effective upon Closing, the Board will be composed of nine directors, five of whom will be Norimet Directors, one of whom will be the Chief Executive Officer of the Company, and three of whom will be directors to be selected by the Board prior to the Closing from the current members of the Company’s Board. The Board is currently composed of seven members. The Company must also procure, prior to the Closing, the resignation of three directors to enable the Norimet Directors to serve as directors on the Board. Norimet has informed the Company that it intends to designate the five nominees listed below as new directors, all of whom have been found acceptable to the current Board. Information with respect to the current directors on the Board is contained in the Company’s definitive proxy statement, dated April 9, 2002, which is incorporated herein by reference.

      No action is required by the Company’s stockholders in connection with the appointment of the Norimet Directors to the Board.

      Following is the name, age and five (5) year business experience of each Norimet Director. Norimet has informed the Company that, to the best of its knowledge, none of the persons listed below has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Norimet has also advised the Company that none of the persons listed below owns any shares of common stock of the Company.

      Craig L. Fuller, age 52, has been the President and Chief Executive Officer of the National Association of Chain Drug Stores, a national and international trade association representing the chain pharmacy industry, since 1999. Mr. Fuller was the Chairman of the Global Board Services Practice and Managing Director of Korn/ Ferry International, an executive recruiting firm, from 1996 to 1999. From 1981 to 1985, he served as assistant for Cabinet Affairs to President Ronald Reagan and from 1985 to 1989 he served as the Chief of Staff to Vice President George Bush. Mr. Fuller is a director of Capital Automotive, the United States Chamber of Commerce and the National Association of Chain Drug Stores.

      Ike T. Kaveladze, age 37, has been the President of IBC Group, Inc., an international consulting boutique providing international project evaluation, performance analyses and forecasting services for U.S. and Eastern European clientele, from 1991 to present. Since 2001, he has also been the President of Iveria Imports, LLC, an importer of fine wines from Italy and the Republic of Georgia into the U.S.

      The Honorable Donald W. Riegle Jr., age 65, has been the Chairman of Government Relations at APCO Worldwide Inc., a global public affairs and communications company, since April 2001. Mr. Riegle was the Deputy Chairman of Shandwick International, a public relations and communications management firm, from 1995 to 2001. He also served as a United States Senator from 1976 to 1994 and in the House of Representatives from 1975 to 1977. Mr. Riegle is a director of Anthem Inc. and Tri-Union Development Company.

      Todd D. Schafer, age 41, is a an attorney at Hogan & Hartson L.L.P., a law firm based in Washington D.C. He joined Hogan & Hartson L.L.P. in December 1995 and has been a partner since January 1998.

Mr. Schafer received his law degree from Harvard University Law School in 1989 and received a Masters degree in philosophy from Oxford University in 1986.

      Jack E. Thompson, age 53, has been the Vice Chairman of Barrick Gold Corporation, a multi-national gold mining company, since December 2001, and an independent mining consultant since December 2001. From 1981 to 2001, he held various positions with Homestake Mining Company, a gold mining company, before it was acquired by Barrick Gold, including President from August 1994 to April 1999, Chief Executive Officer 1996 – 2001 and Chairman of the Board 1998 – 2001. Mr. Thompson is a director of Barrick Gold Corporation and Phelps Dodge Corporation, a copper mining company.

SUMMARY FINANCIAL INFORMATION OF THE COMPANY

      Set forth below is certain selected consolidated financial information with respect to the Company, excerpted or derived from the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, which reports are incorporated by reference herein. More comprehensive financial information is included in such reports and in other documents filed by the Company with the SEC. The following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information (including any related notes) contained therein. For information about where you can obtain copies of those documents, see “Where You Can Find More Information.”

	2002	2001	2000	1999	1998

	(In thousands, except per share amounts)
Income Statement
Revenues(1)	$275,599	$277,381	$225,232	$150,691	$106,723
Costs and expenses
Cost of metals sold(1)	171,015	134,430	103,902	79,395	66,793
Depreciation and amortization	38,990	23,722	17,623	13,557	11,642

Total cost of sales	210,005	158,152	121,525	92,952	78,435
General and administrative expenses	14,205	22,342	9,753	7,305	5,102
Restructuring costs, net	(5,938)	10,974	—	—	—
Legal settlement	—	1,684	—	—	—

Total costs and expenses	218,272	193,152	131,278	100,257	83,537

Operating income	57,327	84,229	93,954	50,434	23,186
Interest income	903	1,900	1,095	1,048	1,354
Interest expense, net of capitalized interest(2)	(17,601)	—	—	(137)	(2,774)

Income before income taxes and cumulative effect of accounting change	40,629	86,129	95,049	51,345	21,766
Income tax (provision) benefit	(89,251)	(20,325)	(27,150)	(14,174)	(8,380)

Income before cumulative effect of accounting change	31,684	65,804	67,899	37,171	13,386
Cumulative effect of accounting change, net of income taxes (1)	—	—	(6,435)	—	—

Net income	31,684	65,804	61,464	37,171	13,386
Other comprehensive income (loss)	(7,139)	12,872	—	—	—

Comprehensive income	24,545	78,676	61,464	37,171	13,386

Basic earnings per share
Income before cumulative effect of accounting change	.74	1.70	1.76	1.01	0.43
Cumulative effect of accounting change(1)	—	—	(0.16)	—	—

Net income	.74	1.70	1.60	1.01	0.43

Diluted earnings per share
Income before cumulative effect of accounting change	.74	1.68	1.73	0.96	0.38
Cumulative effect of accounting change(1)		—	(0.16)	—	—

Net income	.74	1.68	1.57	0.96	0.38

Weighted average common shares outstanding
Basic	42,900	38,732	38,507	36,758	31,472
Diluted	43,004	39,214	39,250	38,597	35,019

Cash Flow Data
Net cash provided by operating activities	$52,138	$106,792	$117,674	$67,818	$31,090
Capital expenditures(3)	$57,169	$197,155	$198,060	$194,253	$77,963

	2002	2001	2000	1999	1998

	(In thousands, except per share amounts)
Balance Sheet Data
Current assets	$112,475	$85,790	$74,155	$45,710	$85,378
Total assets	$914,214	$868,221	$679,026	$478,838	$335,937
Current liabilities	$65,783	$63,507	$59,195	$36,989	$26,617
Long-term debt and capital lease obligations	$198,866	$246,803	$157,256	$84,404	$58,992
Shareholders’ equity	$559,214	$475,123	$400,614	$323,104	$228,007
Working capital	$46,692	$22,283	$14,960	$8,721	$58,761
Operating and Cost Data(7)
Consolidated:
Tons milled (4),(8)	1,377	997	756	689	719
Mill head grade(5)	0.51	0.59	0.64	0.66	0.69
Ounces of palladium produced	476	405	330	315	340
Ounces of platinum produced	141	121	100	94	104

Total ounces produced(6),(9)	617	526	430	409	444

Total cash costs per ton milled	$129	$146	$150	$117	$93
Total cash costs per ounce produced	$287	$264	$264	$198	$151
Total production cost per ounce produced	$351	$311	$305	$231	$178
Stillwater Mine
Tons milled(4)	$988	912	756	689	719
Mill head grade(5)	0.56	0.62	0.64	0.66	0.69
Ounces of palladium produced	379	388	330	315	340
Ounces of platinum produced	113	116	100	94	104

Total ounces produced(6)	492	504	430	409	444

Total cash costs per ton milled	$131	$146	$150	$117	$93
Total cash costs per ounce produced	$263	$264	$264	$198	$151
Total production costs per ounce produced	$310	$311	$305	$231	$178
East Boulder Mine:
Tons milled(4),(8)	389	85	—	—	—
Mill head grade(5)	0.37	0.31	—	—	—
Ounces of palladium produced	97	17	—	—	—
Ounces of platinum produced	28	5	—	—	—

Total ounces produced(6),(9)	125	22	—	—	—

Total cash costs per ton milled	$123	—	—	—	—
Total cash costs per ounce produced	$381	—	—	—	—
Total production costs per ounce produced	$478	—	—	—	—
Sales Data
Ounces of palladium sold	469	391	324	314	337
Ounces of platinum sold	143	114	100	94	103

Total ounces sold(6)	612	505	424	408	440

Price Data(7)
Average realized price per palladium ounce	$436	$570	$560	$372	$202
Average realized price per platinum ounce	$511	$498	$481	$383	$377
Combined average realized price per ounce	$454	$554	$541	$375	$243
Average market price per palladium ounce	$338	$604	$680	$358	$286
Average market price per platinum ounce	$537	$529	$544	$377	$372
Combined average market price per ounce	$384	$586	$649	$362	$304

(1)	Revenues consist of the sales revenue for palladium and platinum, including any hedging gain or loss, and are reduced by sales discounts associated with long-term sales contracts. Byproduct metals revenue and secondary materials processing revenue are included as a reduction of cost of metals sold rather than an increase in revenue. The company has credited byproduct revenues against operating costs of $10.6 million, $8.2 million, $8.6 million, $7.0 million and $6.5 million in years 2002, 2001, 2000, 1999 and 1998 respectively. The company has credited secondary materials processing income against operating costs of $1.0 million, $2.0 million, $1.2 million, $0.4 million and $0.1 million in years 2002, 2001, 2000, 1999 and 1998 respectively. Additionally, effective January 1, 2000, the company changed its method of accounting for revenue recognition. Pursuant to the implementation of Staff Accounting Bulletin (SAB) 101, Revenue Recognition in Financial Statements, revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the price is fixed or determinable, no obligations remain and collectibility is probable. Under the terms of sales contracts and purchase orders received from customers, the company recognizes revenue when the product is in a refined and saleable form and title passes, which is typically when the product is transferred from the account of the company to the account of the customer. Sales discounts are recognized when the related revenue is recorded. The company previously recognized revenue when product was shipped from the company’s refinery to an external refiner. The implementation of SAB No. 101 was treated as a change in accounting principle with the cumulative effect of the change on retained earnings at the beginning of 2000 included in restated net income of the first interim period of 2000. The effect of the accounting change on 2000 was to decrease net income by approximately $10.3 million ($0.26 per basic and diluted share), which includes the cumulative effect of $6.4 million ($0.16 per basic and diluted share). The $6.4 million cumulative effect adjustment included $26 million of revenue previously recognized in 1999. Assuming the accounting change had been applied retroactively, the unaudited pro forma effect would have been a decrease in net income of $2.2 million ($0.06 per basic and $0.05 per diluted share) in 1999, a decrease in net income of $4.0 million ($0.13 per basic and $0.11 per diluted share) in 1998.

(2)	Capitalized interest for the years ended December 31, 2001, 2000, 1999 and 1998 totaled $17.8 million, $15.7 million, $4.6 million and $2.1 million, respectively. No interest was capitalized in 2002.

(3)	Aggregate capital expenditures related to expansion plans were $104.1 million, $108.8 million, $145.9 million and $49.9 million in 2002, 2001, 2000, 1999 and 1998, respectively.

(4)	Tons milled represent the number of grade-bearing tons of ore and sub-grade material fed to the concentrator.

(5)	Mill head grade is presented as ounces of palladium and platinum combined per ton.

(6)	Ounces produced is defined as the number of ounces shipped from the concentrator during the period reduced by losses expected to be incurred in subsequent smelting and refining processes. Differences in ounces produced and ounces sold are caused by the length of time required by the smelting and refining processes.

(7)	Combined average realized price and market prices of palladium and platinum are reported at the same ratio as ounces are produced from the refinery. Total cash costs include costs of mining, processing and administrative expenses at the mine site (including mine site overhead, taxes other than income taxes, royalties and credits for metals produced other than palladium and platinum.) Total production costs include total cash costs plus depreciation and amortization. Income taxes, corporate general and administrative expenses and interest income and expense are not included in either total cash costs or total production costs.

(8)	Tons milled in 2001 at the East Boulder Mine represent the number of grade-bearing tons of development material fed to the concentrator.

(9)	The ounces recovered from the East Boulder Mine in 2001 were generated from construction and development activities. Proceeds generated from the ounces during 2001 were credited against capitalized mine development in 2001.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table includes information available to the Company as of [                    ] concerning the beneficial ownership of Common Stock by: (i) stockholders known to the Company to beneficially own more than 5% of the Common Stock; (ii) each person that in the past fiscal year was a director or executive officer of the Company; and (iii) all directors and executive officers of the Company as a group. Unless otherwise indicated, all beneficial owners have sole voting and investment power over the shares held.

		Percent
Name of Beneficial Owner	Amount	of Class

State Street Research & Management Company NA(1)	3,232,800	7.06%
Barclay’s Global Investors(2)	2,889,869	6.6%
Terrell Ackerman(3)	34,603	*
Richard E. Gilbert(4)	41,000	*
Apolinar Guzman(5)	30,000	*
Patrick M. James(6)	20,000	*
Stephen V. Kearney(7)	55,000	*
Joseph P. Mazurek(8)	15,000	*
Francis R. McAllister(9)	280,840	*
Sheryl K. Pressler(10)	10,000	*
James A. Sabala(11)	133,166	*
John R. Stark(12)	57,660	*
Robert M. Taylor(13)	65,657	*
All directors and executive officers as a group (11 persons)(3) — (13)	742,926	1.69%

*	Indicates ownership of less than 1%.

(1)	Information is based upon the Schedule 13F dated as of February 14, 2002 filed with the SEC by State Street Research & Management Company. State Street has sole voting and sole dispositive power over 3,232,800 shares. The address of State Street Research & Management Company is One Financial Center, 30th Floor, Boston, MA 02111-2690.

(2)	Information is based upon the Schedule 13F dated as of February 12, 2002 filed with the SEC by Barclay’s Global Investors, NA. Barclay’s Global Investors has sole voting and sole dispositive power over 2,197,495 shares. Barclay’s Global Fund Advisors has sole voting and sole dispositive power over 692,124 shares. The address of Barclay’s Global Investors is 45 Fremont St, 17th Floor, San Francisco, California 94105.

(3)	Includes 15,520 shares issuable upon exercise of vested options, 13,043 shares issuable upon exercise of unvested options, 3,521 shares of restricted stock, and 904 shares in his 401(k) plan.

(4)	Includes 30,000 shares issuable upon exercise of vested options. (Exceeds 25,000 share limitation under the 1998 Equity Incentive plan due to the 1998 stock split.)

(5)	Includes 30,000 shares issuable upon exercise of vested options. (Exceeds 25,000 share limitation under the 1998 Equity Incentive plan due to the 1998 stock split.)

(6)	Includes 20,000 shares issuable upon exercise of vested options.

(7)	Includes 55,000 shares issuable upon exercise of vested options.

(8)	Includes 15,000 shares issuable upon exercise of vested options.

(9)	Includes 87,083 shares issuable upon exercise of vested options, 154,167 shares issuable upon exercise of unvested options, 26,042 shares of restricted stock, and 3,448 shares in his 401(k) plan.

(10)	Includes 10,000 shares issuable upon exercise of vested options.

(11)	Mr. Sabala was the company’s Vice President and Chief Financial Officer until his resignation, effective January 24, 2003. Includes 129,500 shares issuable upon the exercise of vested options and 1,166 shares in his 401(k) plan.

(12)	Includes 28,360 shares issuable upon exercise of vested options, 22,223 shares issuable upon exercise of unvested options, 5,313 shares of restricted stock, and 1,764 shares in his 401(k) plan.

(13)	Includes 26,943 shares issuable upon exercise of vested options, 42,500 shares issuable upon exercise of unvested options, 5,781 shares of restricted stock, and 1,060 shares in his 401(k) plan.

STOCKHOLDER PROPOSALS

      The rules of the SEC permit stockholders of a company to present proposals for stockholder action in the company’s proxy statement where such proposals are consistent with applicable law, pertain to matters appropriate for stockholder action and are not properly omitted by company action in accordance with the proxy rules. In light of the Transaction, the Company intends to schedule the 2003 annual meeting of stockholders to be held as soon as practicable after the Closing. The Company will provide stockholders of record with 10 to 60 days advance written notice of the 2003 annual meeting, in accordance with Delaware law. The Company will accept stockholder proposals in accordance with the Company’s by-laws and Rules 14a-5(e) and 14a-8 under the Securities Exchange Act of 1934, as amended. Notice of such proposals must be received no later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure of the meeting date was made, whichever occurs first.

WHERE YOU CAN FIND MORE INFORMATION

      The Company files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC’s Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC’s regional offices located at 233 Broadway, New York, New York 10279; 801 Brickell Ave., Suite 1800, Miami, Florida 33131; 175 W. Jackson Boulevard, Suite 900, Chicago, Illinois 60604; 1801 California Street, Suite 4800, Denver, Colorado 80202-2648 or 5670 Wilshire Boulevard, Suite 1100, Los Angeles, California 90036-3648. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov. You may inspect information that the Company files with the New York Stock Exchange at the offices of the New York Stock Exchange located at New York Stock Exchange, Inc., 11 Wall Street, New York, NY 10005. The SEC allows the Company to incorporate by reference information into this proxy statement, which means that we can disclose important information by referring you to another document filed separately with the SEC.

      The following documents are incorporated by reference into this proxy statement and are deemed to be a part of this proxy statement, except for any information superseded by information contained directly in this proxy statement:

SEC Filings	Period or Date Filed

Annual Report on Form 10-K, as amended	Year ended December 31, 2002
Current Report on Form 8-K	Filed with the SEC on November 21, 2002
2002 Annual Meeting Proxy Statement	Filed with the SEC on April 9, 2002

      All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the Special Meeting shall be deemed to be incorporated by reference into this proxy statement.

      Our stockholders may obtain the above-mentioned documents by requesting them in writing or by telephone from the appropriate party at the following addresses:

105 Madison Avenue

New York, New York 10016
proxy@mackenziepartners.com
(212) 929-5500 (call collect)
or
Toll-Free (800) 322-2885

Exhibit B

November 20, 2002

The Board of Directors

Stillwater Mining Company
536 E. Pike Avenue
P.O. Box 1330
Columbus, MT 59019

Members of the Board of Directors:

      You have requested our opinion as to the fairness, from a financial point of view, to Stillwater (the “Company”) of the consideration to be received by the Company in the proposed stock purchase (the “Transaction”). Pursuant to the Stock Purchase Agreement (the “Agreement”), among the Company, MMC Norilsk Nickel (“Norilsk”) and Norimet Limited, a wholly-owned indirect subsidiary of Norilsk (“Norimet”), Norimet will purchase for a price of $100,000,540 in cash and delivery for the account of the Company such number of ounces of palladium as determined pursuant to the Agreement (collectively, the “Consideration”), 45,463,222 shares of newly-issued shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), which shall constitute not less than 51% of the Common Stock issued and outstanding immediately following such issuance.

      In arriving at our opinion, we have (i) reviewed drafts dated November 17, 2002 of the Agreement and the Stockholders Agreement by and among the Company, Norimet and Norilsk (collectively, the “Transaction Agreements”); (ii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration received by such companies; (iv) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the common stock of the Company and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business; (vi) reviewed certain historical market prices for palladium and platinum; (vii) discussed with management of the Company alternatives available to the Company in the absence of the Transaction; and (viii) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion. We note that although we made the comparisons referred to in clauses (iii) and (iv) above, we are of the view that there are no other transactions or companies for which information is publicly available which are directly comparable to the Transaction or the Company.

      In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Transaction, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, the effects of the Transaction on the financial condition and future prospects of the Company, and certain other matters we believed necessary or appropriate to our inquiry. In this regard, management of the Company has advised us that the Company is experiencing liquidity and production issues that are creating significant risks to the Company and its ability to execute its current operating plan.

      In giving our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to us by the Company or otherwise reviewed by us, and we have not assumed any responsibility or liability therefor. We have not conducted any valuation or appraisal of any assets or liabilities, nor have any such valuations or appraisals been provided to us, and we have not assumed any responsibility or liability for undertaking any valuation or appraisal of any assets or liabilities of the Company or as to the solvency of or issues relating to solvency concerning the Company. In relying on financial analyses and forecasts provided to us, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We have also assumed that the Transaction will be consummated as described in the Agreement. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel. We have also assumed that the definitive Transaction Agreements will not differ in any material respects from the drafts thereof furnished to us. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or on the contemplated benefits of the Transaction.

      In addition, over the course of the past fourteen months, we have contacted more than fifteen parties to determine and solicit their interest in acquiring all or a substantial part of the Company or in making an investment in the Company.

      Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be received by the Company in the proposed Transaction and we express no opinion as to the underlying decision by the Company to engage in the Transaction.

      We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services payable upon public announcement of the Transaction. We will receive an additional fee if the proposed Transaction is consummated. We have also provided financial advisory services in the past to the Company, including serving as co-placement agent to the Company in connection with a sale of Common Stock in January, 2002. In addition, one of our affiliates is a participant in the Company’s credit facility. In the past, we and certain of our affiliates have also provided certain investment banking and commercial banking services to Norilsk and Norimet, relating primarily to hedging transactions, for customary compensation. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company, Norimet and Norilsk for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

      We are not expressing any opinion herein as to the prices at which the Common Stock will trade following the announcement or the consummation of the Transaction. We are also not expressing any opinion herein as to the value of palladium or platinum at any time, or as to the time frame within which, or prices at which, the Company will be able to sell the palladium received as part of the Consideration.

      On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be received by the Company in the proposed Transaction is fair, from a financial point of view, to the Company.

      This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any

B-2

proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

/S/ J.P. MORGAN SECURITIES INC.

J.P. MORGAN SECURITIES INC.

B-3

STILLWATER MINING COMPANY

FORM OF PROXY

STILLWATER MINING COMPANY
SPECIAL MEETING OF STOCKHOLDERS
[     ], 2003

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF STILLWATER MINING COMPANY (THE “COMPANY”) FOR USE AT THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON [     ], 2003.

The undersigned hereby appoints Francis R. McAllister, James A. Sabala and John R. Stark, and each of them, with full powers of substitution, as attorneys and proxies to represent the undersigned at the Special Meeting of stockholders of the Company to be held on [     ], 2003, and at any adjournment or postponement thereof, according to the number of votes that the undersigned would be entitled to cast if personally present.

PROPERLY EXECUTED PROXIES WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO SUCH DIRECTIONS ARE GIVEN, SUCH PROXIES WILL BE VOTED FOR PROPOSAL 1.

(continued and to be signed on the other side)

[X]	Please mark your votes as in this example.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 1

1.	STOCK PURCHASE AGREEMENT. To approve and adopt the Stock Purchase Agreement, dated as of November 20, 2002, by and among the Company, MMC Norilsk Nickel and Norimet Limited under which, among other things, the Company will issue 45,463,222 shares of common stock to Norimet in exchange for $100,000,540 in cash and approximately 876,000 ounces of palladium, as described in the accompanying proxy statement.

FOR	[ ]	AGAINST	[ ]	ABSTAIN	[ ]

2.	To consider and take action upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

PLEASE COMPLETE, DATE, SIGN AND RETURN IN THE ENCLOSED ENVELOPE

* * * YOUR PROXY VOTE IS IMPORTANT * * *

No matter how many shares you own, please sign, date and mail your proxy now, even if you plan to attend the meeting.

The undersigned revokes any prior proxies with respect to the shares covered by this proxy.

Date:	,2003

Signature

Signature

Title(s)

(This Proxy should be dated and signed by each stockholder exactly as his or her name appears hereon and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.) PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY.